     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 12, 1998
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             STAR BANC CORPORATION
             (Exact name of registrant as specified in its charter)

                 OHIO                                    6711                                 31-0838189
   (State or other jurisdiction of           (Primary Standard Industrial                  (I.R.S. Employer
    incorporation or organization)           Classification Code Number)                 Identification No.)

                            ------------------------
                               425 WALNUT STREET
                             CINCINNATI, OHIO 45202
                                 (513) 632-4000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              JENNIE CARLSON, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                             STAR BANC CORPORATION
                               425 WALNUT STREET
                             CINCINNATI, OHIO 45202
                                 (513) 632-4000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                    COPY TO:
                            EDWARD D. HERLIHY, ESQ.
                         WACHTELL, LIPTON, ROSEN & KATZ
                              51 WEST 52ND STREET
                            NEW YORK, NEW YORK 10019
                                 (212) 403-1000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                  PROPOSED MAXIMUM    PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF SECURITIES          AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
             TO BE REGISTERED                    REGISTERED           SHARE(1)            PRICE(1)        REGISTRATION FEE
Common Stock, par value $5.00 per share
  (including attached preferred share
  purchase rights).........................      11,321,317            $59.21         $670,375,862.19      $197,760.88(2)

(1) Pursuant to Rule 457 (f)(1) and 457(c) promulgated under the Securities Act of 1933, as amended, and estimated solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is $670,375,862.19, which equals the average of the high and low prices of the common stock, no par value per share ("Trans Financial Common Stock"), of Trans Financial, Inc. ("Trans Financial") of $53.31, as reported on the Nasdaq National Market on June 5, 1998, multiplied by 12,575,049 the total number of shares of Trans Financial Common Stock (including shares issuable pursuant to the exercise of outstanding options to purchase Trans Financial Common Stock) to be canceled in the merger (the "Merger") described herein. The proposed maximum offering price per share is equal to the proposed maximum aggregate offering price determined in the manner described in the preceding sentence divided by the maximum number of shares of common stock, par value $5.00 per share, of Star Banc Corporation ("Star Banc") that could be issued in the Merger based on an exchange ratio of 0.9003.

(2) $133,520.75 of which was paid in connection with the filing by Trans Financial and Star Banc on May 29, 1998 of preliminary proxy materials on
    Schedule 14A in connection with the Merger.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             TRANS FINANCIAL, INC.
                              500 EAST MAIN STREET
                         BOWLING GREEN, KENTUCKY 42101

                                             , 1998

Dear Stockholder:

    On behalf of the Board of Directors and management, I cordially invite you to attend the Special Meeting of Stockholders of Trans Financial, Inc. ("Trans
Financial") to be held at     a.m., Central Time, on             , 1998, at
            (the "Special Meeting").

    At this important meeting, you will be asked to consider and vote on a proposal to approve and adopt an Agreement and Plan of Merger, dated April 9, 1998 (the "Merger Agreement"), providing for the merger (the "Merger") of Trans Financial with and into Star Banc Corporation ("Star"). Upon consummation of the Merger, each share of Trans Financial common stock, other than shares held by stockholders of Trans Financial who exercise their dissenters' rights under the Kentucky Business Corporation Act, will be converted into 0.9003 of a share of Star common stock. A copy of the Merger Agreement is attached as Annex A to the accompanying Proxy Statement/Prospectus and is incorporated by reference herein.

        I have enclosed the following items relating to the Special Meeting and the Merger:

        1. Proxy Statement/Prospectus;

        2. Proxy card; and

        3. A pre-addressed return envelope to First Union National Bank, the Transfer Agent, for the proxy card.

    The Proxy Statement/Prospectus and related proxy materials set forth, or incorporate by reference, financial data and other important information relating to Trans Financial and Star and describe the terms and conditions of the proposed Merger. The Board of Directors urges you to carefully review these materials before completing the enclosed proxy card or attending the Special Meeting.

    Donaldson, Lufkin & Jenrette Securities Corporation, an investment banking
firm, has issued its opinion, dated             , 1998, to your Board of
Directors regarding the fairness, from a financial point of view, of the consideration to be paid by Star pursuant to the Merger Agreement. A copy of the opinion is attached as Annex D to the accompanying Proxy Statement/Prospectus.

    YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE IN THE BEST INTERESTS OF TRANS FINANCIAL AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS OF TRANS FINANCIAL UNANIMOUSLY RECOMMENDS THAT TRANS FINANCIAL STOCKHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

    It is important that your shares be represented at the Special Meeting, whether or not you plan to attend the Special Meeting in person. Please complete, sign and date the enclosed proxy card and return it to First Union National Bank in the enclosed pre-addressed envelope which requires no postage if mailed within the United States. If you later decide to attend the Special Meeting and vote in person, or if you wish to revoke your proxy for any reason prior to the establishment of a quorum for purposes of taking the vote at the Special Meeting, you may do so and your proxy will have no further effect. You may revoke your proxy by delivering to First Union National Bank a written notice of revocation bearing a later date than the proxy, or any later dated proxy relating to the same shares. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy.

    The Board of Directors and management of Trans Financial appreciate your continued support. If you need assistance in completing your proxy card or if you have any questions about the accompanying Proxy Statement/Prospectus, please feel free to contact Georgeson & Company Inc. at (800) 223-2064.

                                          Sincerely,

                                 _______________________________________________
                                          Vince A. Berta
                                          CHAIRMAN, PRESIDENT AND CHIEF
                                          EXECUTIVE OFFICER

                             TRANS FINANCIAL, INC.
                              500 EAST MAIN STREET
                         BOWLING GREEN, KENTUCKY 42101
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                   TO BE HELD
                                          , 1998

To the Stockholders of Trans Financial, Inc.:

    Notice is hereby given that the Special Meeting of Stockholders of Trans Financial, Inc., a Kentucky corporation ("Trans Financial"), will be held at
               , on             , 1998, at     a.m., Central Time (the "Special
Meeting"), for the following purposes:

        (1) To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated April 9, 1998, by and between Star Banc Corporation, an Ohio corporation ("Star"), and Trans Financial (the "Merger Agreement"), pursuant to which, among other things, (i) Trans Financial will be merged with and into Star (the "Merger"), with the result that the business and operations of Trans Financial will be continued through Star, and (ii) upon consummation of the Merger, each outstanding share of Trans Financial common stock, no par value per share ("Trans Financial Common Stock"), other than shares held by stockholders of Trans Financial who exercise their dissenters' rights under the Kentucky Business Corporation Act (the "KBCA") and any shares held by Trans Financial, Star or any of their respective subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, will be converted into 0.9003 of a share of Star common stock, par value $5.00 per share ("Star Common Stock"). The Merger Agreement is attached as Annex A to the accompanying Proxy Statement/Prospectus and is incorporated by reference herein.

        (2) To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

    The record date for determining the holders of Trans Financial Common Stock entitled to receive notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof has been fixed as of the close of business
on             , 1998. Approval by the Trans Financial stockholders of the
Merger Agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Trans Financial Common Stock entitled to vote at the Special Meeting.

    Each holder of Trans Financial Common Stock may have the right to dissent from the Merger and to demand payment of the fair value of such stockholder's shares in the event the Merger is approved and consummated. Any right of any such stockholder to receive such payment would be contingent upon strict compliance with the requirements set forth in Subtitle 13 of the KBCA, the full text of which is attached as Annex C to the accompanying Proxy Statement/Prospectus. For a summary of these requirements, see "THE MERGER--Dissenters' Rights of Stockholders of Trans Financial" in the accompanying Proxy Statement/Prospectus.

    Information regarding the Merger and related matters is contained in the accompanying Proxy Statement/Prospectus and the annexes thereto, which are incorporated by reference herein and form a part of this Notice.

    WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE ESTABLISHMENT OF A QUORUM FOR PURPOSES OF TAKING THE VOTE AT THE SPECIAL MEETING BY FOLLOWING THE PROCEDURES SET FORTH IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

    THE BOARD OF DIRECTORS OF TRANS FINANCIAL HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE IN

THE BEST INTERESTS OF TRANS FINANCIAL AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS OF TRANS FINANCIAL UNANIMOUSLY RECOMMENDS THAT TRANS FINANCIAL STOCKHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                    ____________________________________________
                                          Jay B. Simmons
                                          SECRETARY

Bowling Green, Kentucky

                   , 1998

                             STAR BANC CORPORATION
                                   PROSPECTUS
                            ------------------------

                             TRANS FINANCIAL, INC.
                                PROXY STATEMENT
                        SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON             , 1998
                            ------------------------

    This Prospectus of Star Banc Corporation, an Ohio corporation ("Star"), relates to up to 11,321,317 shares of common stock, par value $5.00 per share, and attached preferred share purchase rights (the "Star Rights"), of Star (such common stock and Star Rights, collectively, the "Star Common Stock") to be issued to the stockholders of Trans Financial, Inc., a Kentucky corporation ("Trans Financial"), upon consummation of the proposed merger of Trans Financial with and into Star (the "Merger"). The Merger will be consummated pursuant to the Agreement and Plan of Merger, dated April 9, 1998, by and between Star and Trans Financial (the "Merger Agreement"), upon the terms and subject to the conditions thereof. This Prospectus also serves as the Proxy Statement of Trans Financial for use in connection with the solicitation of proxies by the Board of Directors of Trans Financial (the "Trans Financial Board") to be used at the Special Meeting of Stockholders of Trans Financial (the "Special Meeting") to, among other things, approve and adopt the Merger Agreement. The Merger Agreement is attached as Annex A to this Proxy Statement/Prospectus, and is incorporated herein by reference.

    Pursuant to the Merger Agreement, Star will issue an aggregate of up to 11,321,317 shares of Star Common Stock. Upon consummation of the Merger, among other things, each outstanding share of Trans Financial common stock, no par value per share ("Trans Financial Common Stock"), other than shares held by stockholders of Trans Financial who exercise their dissenters' rights under the Kentucky Business Corporation Act (the "KBCA") and any shares held by Trans Financial, Star or any of their respective subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, will be converted into 0.9003 of a share of Star Common Stock (the "Exchange Ratio"). See "THE MERGER AGREEMENT--General Description of the Merger" and "THE MERGER--Dissenters' Rights of Stockholders of Trans Financial." No fractional shares of Star Common Stock will be issued in the Merger, but cash will be paid in lieu of such fractional shares. See "THE MERGER AGREEMENT--Fractional Shares."

    Star Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "STB." On April 9, 1998, the last full trading day before public announcement of the Merger, the last sale price of Star Common
Stock as reported on the NYSE Composite Tape was $63.31. On             , 1998,
the last sale price of Star Common Stock as reported on the NYSE Composite Tape
was $         . Trans Financial Common Stock is quoted on The Nasdaq National
Market ("NASDAQ") under the symbol "TRFI." On April 9, 1998, the last sale price of Trans Financial Common Stock as reported by NASDAQ was $52.63. On
      , 1998, the last sale price for Trans Financial Common Stock as reported
by NASDAQ was $         .

    This Proxy Statement/Prospectus, the letter to Trans Financial stockholders, the Notice of Special Meeting of Stockholders, and the form of proxy are first
being mailed to the stockholders of Trans Financial on or about             ,
1998.

 THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/ PROSPECTUS HAVE
  NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
       (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
      OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

   THE SHARES OF STAR COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE
         NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE
          "FDIC"), THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION
                INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.
                            ------------------------

       THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS             , 1998.

                             AVAILABLE INFORMATION

    Each of Star and Trans Financial is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning either Star or Trans Financial can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices in New York (Suite 1300, Seven World Trade Center, New York, New York 10048) and Chicago (Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661). Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet world wide web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of the world wide web site is http://www.sec.gov. Star Common Stock is listed on the NYSE, and such reports, proxy statements and other information concerning Star are available for inspection and copying at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Trans Financial Common Stock is quoted on NASDAQ, and such reports, proxy statements and other information concerning Trans Financial are available for inspection and copying at the Public Reference section of NASDAQ at 1735 K Street, N.W., Washington, D.C. 20006.

    This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 and exhibits thereto (together with any amendments thereto, the "Registration Statement") covering the securities offered hereby which has been filed by Star with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus omits certain information contained or incorporated by reference in the Registration Statement. Reference is hereby made to the Registration Statement for further information with respect to Star and the securities offered hereby. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus provide a fair summary of the contents of any contract or other document referenced herein or therein but are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED BY REFERENCE HEREIN OR IN SUCH DOCUMENTS) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO THE FOLLOWING:

STAR DOCUMENTS                                            TRANS FINANCIAL DOCUMENTS
--------------------------------------------------------  --------------------------------------------------------
Nancy Kelly                                               Jay B. Simmons
425 Walnut Street                                         500 East Main Street
Cincinnati, Ohio 45202                                    Bowling Green, Kentucky 42101

    IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, A REQUEST MUST BE
RECEIVED NO LATER THAN            , 1998.

    The following documents filed with the Commission by Star under the Exchange Act are incorporated herein by reference (Commission File No. 0-7601):

        (i) Star's Annual Report on Form 10-K for the year ended December 31, 1997 (the "1997 Star Form 10-K").

        (ii) Star's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

       (iii) The information contained in Star's Proxy Statement, dated March 3, 1998, for its Annual Meeting of Shareholders held on April 14, 1998, that has been incorporated by reference in the 1997 Star Form 10-K.

        (iv) The description of Star Common Stock set forth in Item 1 of Star's Registration Statement on Form 8-A, dated April 15, 1994, and any amendment or report filed for the purpose of updating such description.

        (v) The description of the Star Rights set forth in Item 1 of Star's Registration Statement on Form 8-A, dated May 5, 1994, and any amendment or report filed for the purpose of updating such description.

        (vi) Star's Current Reports on Form 8-K filed April 15, 1998, and on Form 8-K/A filed April 21, 1998.

    The following documents filed with the Commission by Trans Financial under the Exchange Act are incorporated herein by reference (Commission File No. 0-13030):

        (i) Trans Financial's Annual Report on Form 10-K for the year ended December 31, 1997 (the "1997 Trans Financial Form 10-K").

        (ii) Trans Financial's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

       (iii) The information contained in Trans Financial's Proxy Statement, dated March 3, 1998, for its Annual Meeting of Shareholders held on April 20, 1998, that has been incorporated by reference in the 1997 Trans Financial Form 10-K.

        (iv) Trans Financial's Current Report on Form 8-K filed April 15, 1998.

    All documents filed with the Commission by Star and/or Trans Financial pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and made a part hereof from the date any such document is filed. The information relating to Star and Trans Financial contained in this Proxy Statement/Prospectus does not purport to be complete and should be read together with the information in the documents incorporated by reference herein. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY STAR OR TRANS FINANCIAL. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO EXCHANGE OR SELL, OR A SOLICITATION OF AN OFFER TO EXCHANGE OR BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION. THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS SPEAKS AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFICALLY INDICATED. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH IT RELATES SHALL IMPLY OR CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF STAR OR TRANS FINANCIAL OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR IN THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN SUBSEQUENT TO THE DATE HEREOF.

    THIS PROXY STATEMENT/PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF STAR FOLLOWING THE CONSUMMATION OF THE MERGER, INCLUDING STATEMENTS RELATING TO THE COST SAVINGS, REVENUE ENHANCEMENTS AND FUNDING ADVANTAGES THAT ARE EXPECTED TO BE REALIZED FROM THE MERGER AND THE EXPECTED IMPACT OF THE MERGER ON STAR'S FINANCIAL PERFORMANCE AND EARNINGS ESTIMATES FOR THE COMBINED COMPANY. SEE "THE COMPANIES--OPERATIONS AFTER THE MERGER," "THE MERGER--BACKGROUND OF THE MERGER," "--REASONS FOR THE MERGER; TRANS FINANCIAL BOARD RECOMMENDATION" AND "--OPINION OF TRANS FINANCIAL'S FINANCIAL ADVISOR" AND "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION." THESE FORWARD-LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (1) EXPECTED COST SAVINGS FROM THE MERGER CANNOT BE FULLY REALIZED; (2) DEPOSIT ATTRITION, CUSTOMER LOSS OR REVENUE LOSS FOLLOWING THE MERGER; (3) COMPETITIVE PRESSURE IN THE BANKING INDUSTRY INCREASES SIGNIFICANTLY; (4) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF STAR AND TRANS FINANCIAL ARE GREATER THAN EXPECTED; (5) CHANGES IN THE INTEREST RATE ENVIRONMENT REDUCE MARGINS MORE THAN PLANNED; (6) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR REGIONALLY, ARE LESS FAVORABLE THAN EXPECTED, RESULTING IN, AMONG OTHER THINGS, A DETERIORATION IN CREDIT QUALITY; (7) THE IMPACT OF REGULATORY CHANGES IS OTHER THAN EXPECTED; (8) CHANGES IN BUSINESS CONDITIONS AND INFLATION; AND (9) CHANGES IN THE SECURITIES MARKETS.

    THE FORWARD-LOOKING EARNINGS ESTIMATES INCLUDED IN THIS PROXY STATEMENT/ PROSPECTUS HAVE NOT BEEN EXAMINED OR COMPILED BY THE INDEPENDENT PUBLIC ACCOUNTANTS OF STAR OR TRANS FINANCIAL NOR HAVE SUCH ACCOUNTANTS APPLIED ANY PROCEDURES THERETO. ACCORDINGLY, SUCH ACCOUNTANTS DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE ON THEM.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                            -----------
AVAILABLE INFORMATION.....................................................................................           i

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.........................................................          ii

SUMMARY INFORMATION.......................................................................................           1
  Business of Star........................................................................................           1
  Business of Trans Financial.............................................................................           1
  Special Meeting of Trans Financial Stockholders.........................................................           2
  The Proposed Merger.....................................................................................           2
  Fractional Shares.......................................................................................           3
  Stock Option Agreement..................................................................................           3
  Recommendation of the Trans Financial Board.............................................................           4
  Opinion of Trans Financial's Financial Advisor..........................................................           4
  Interests of Certain Persons in the Merger..............................................................           4
  Regulatory Approval.....................................................................................           5
  Waiver and Amendment....................................................................................           5
  Accounting Treatment....................................................................................           5
  Trans Financial Stock Options...........................................................................           5
  Federal Income Tax Consequences in General..............................................................           6
  Dissenters' Rights......................................................................................           6
  Certain Differences in the Rights of Shareholders.......................................................           6
  Markets and Market Prices...............................................................................           7
  Comparative Unaudited Per Share Data....................................................................           8
  Summary Financial Data..................................................................................          10

THE COMPANIES.............................................................................................          13
  Star....................................................................................................          13
  Trans Financial.........................................................................................          14
  Operations after the Merger.............................................................................          14

INFORMATION REGARDING THE SPECIAL MEETING.................................................................          15
  General.................................................................................................          15
  Date, Time and Place....................................................................................          16
  Trans Financial Record Date; Vote Required..............................................................          16
  Voting Securities and Certain Holders Thereof...........................................................          16
  Voting and Revocation of Proxies........................................................................          16
  Solicitation of Proxies.................................................................................          17
  Dissenters' Rights......................................................................................          17

THE MERGER................................................................................................          18
  Background of the Merger................................................................................          18
  Reasons for the Merger; Trans Financial Board Recommendation............................................          19
  Opinion of Trans Financial's Financial Advisor..........................................................          19
  Interests of Certain Persons in the Merger..............................................................          26
  Regulatory Approval.....................................................................................          28
  Accounting Treatment....................................................................................          29
  Certain Federal Income Tax Consequences of the Merger...................................................          29
  Dissenters' Rights of Stockholders of Trans Financial...................................................          31
  Trans Financial Rights Agreement Amendment..............................................................          33

                                                                                                               PAGE
                                                                                                            -----------
THE MERGER AGREEMENT......................................................................................          34
  General Description of the Merger.......................................................................          34
  Closing and Effective Time..............................................................................          34
  Surrender of Trans Financial Stock Certificates and Receipt of Star Common Stock........................          34
  Fractional Shares.......................................................................................          35
  Conditions of the Merger................................................................................          36
  Termination of the Merger Agreement.....................................................................          37
  Business Pending the Merger.............................................................................          37
  Waiver and Amendment....................................................................................          39
  Employee Benefits.......................................................................................          39
  Stock Option Agreement..................................................................................          41

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION..............................................          45

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION.................................          53

COMPARISON OF SHAREHOLDER RIGHTS..........................................................................          56
  Description of Star Common Stock and Attached Preferred Share Purchase Rights...........................          56
  Restrictions on Resale of Star Capital Stock by Affiliates; Affiliate Agreements........................          57
  Comparison of Rights of Shareholders of Star and Stockholders of Trans Financial........................          58

SUPERVISION AND REGULATION................................................................................          65
  General.................................................................................................          65
  Certain Transactions with Affiliates....................................................................          65
  Payment of Dividends....................................................................................          65
  Capital Adequacy........................................................................................          66
  Support of Subsidiary Bank..............................................................................          66
  FIRREA and FDICIA.......................................................................................          67
  Depositor Preference Statute............................................................................          67
  FDIC Insurance Assessments..............................................................................          68
  Interstate Banking and Other Recent Legislation.........................................................          69

LEGAL MATTERS.............................................................................................          70

EXPERTS...................................................................................................          70

OTHER MATTERS.............................................................................................          70

SHAREHOLDER PROPOSALS.....................................................................................          71

ANNEXES
Annex A -- Merger Agreement...............................................................................         A-1
Annex B -- Stock Option Agreement.........................................................................         B-1
Annex C -- Dissenters' Rights Provisions under the KBCA...................................................         C-1
Annex D -- Fairness Opinion of Donaldson, Lufkin & Jenrette Securities Corporation........................         D-1

                              SUMMARY INFORMATION

    THE FOLLOWING IS A SUMMARY OF CERTAIN TERMS OF THE MERGER AND RELATED INFORMATION DISCUSSED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS AND IS NOT INTENDED TO BE COMPLETE. IT IS QUALIFIED IN ALL RESPECTS BY THE MORE DETAILED INFORMATION INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS, THE ACCOMPANYING ANNEXES AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. AS USED IN THIS PROXY STATEMENT/PROSPECTUS, THE TERMS "STAR" AND "TRANS FINANCIAL" REFER TO SUCH CORPORATIONS, RESPECTIVELY, AND, WHERE THE CONTEXT REQUIRES, SUCH CORPORATIONS AND THEIR RESPECTIVE SUBSIDIARIES ON A CONSOLIDATED BASIS. STOCKHOLDERS OF TRANS FINANCIAL ARE URGED TO READ AND CONSIDER CAREFULLY ALL OF THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS AND THE ANNEXES TO THIS PROXY STATEMENT/PROSPECTUS. ALL INFORMATION CONCERNING STAR INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS HAS BEEN FURNISHED BY STAR AND ALL INFORMATION CONCERNING TRANS FINANCIAL INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS HAS BEEN FURNISHED BY TRANS FINANCIAL.

BUSINESS OF STAR

    Star is a bank holding company as defined by the Bank Holding Company Act of 1956, as amended (the "BHCA"), and is registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Through its banking subsidiary, Star Bank, N.A., Star is engaged in the commercial banking and trust business, providing a full range of consumer, commercial and trust financial products and investment services throughout Ohio, Kentucky and Indiana. As of December 31, 1997, Star had assets of $11.0 billion and deposits of $8.2 billion.

    Star was organized as a Delaware corporation in 1973 under the name "First National Cincinnati Corporation." In 1988, it was reincorporated under the laws of the State of Ohio, and, in 1989, changed its name to "Star Banc Corporation." The executive offices of Star are maintained in Cincinnati, Ohio.

    For additional information, see "--Summary Financial Data," "THE COMPANIES--Star," "THE MERGER AGREEMENT," "COMPARISON OF SHAREHOLDER RIGHTS--Description of Star Common Stock and Attached Preferred Share Purchase Rights," "SUPERVISION AND REGULATION," "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

BUSINESS OF TRANS FINANCIAL

    Trans Financial is a bank holding company as defined by the BHCA, and is registered with the Federal Reserve Board. Trans Financial has two commercial bank subsidiaries--Trans Financial Bank, National Association ("TFB-KY"), consisting of all of Trans Financial's banking activities in Kentucky, and Trans Financial Bank Tennessee, National Association ("TFB-TN"), consisting of substantially all of Trans Financial's Tennessee banking activities. In addition, Trans Financial operates as subsidiaries of TFB-KY a full-service securities broker/dealer--Trans Financial Investment Services, Inc. ("TFIS")--and a mortgage banking company--Trans Financial Mortgage Company ("TFMC"). The executive offices of Trans Financial are maintained in Bowling Green, Kentucky.

    Through its banking subsidiaries, Trans Financial provides a full range of corporate and retail banking services and mortgage, trust and brokerage services. As of December 31, 1997, Trans Financial had assets of $2.1 billion and deposits of $1.6 billion.

    For additional information, see "--Summary Financial Data," "THE COMPANIES--Trans Financial," "THE MERGER AGREEMENT," "UNAUDITED PRO FORMA COMBINED CONDENSED

FINANCIAL INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

SPECIAL MEETING OF TRANS FINANCIAL STOCKHOLDERS

    The Special Meeting will be held at       on       ,       , 1998, at
a.m., Central Time, at which Special Meeting the stockholders of Trans Financial will consider and vote on a proposal to approve and adopt the Merger Agreement and will transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof. Approval by the Trans Financial stockholders of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Trans Financial Common Stock entitled to vote at the Special Meeting ("Stockholder Approval"). Only holders of record of Trans Financial Common Stock at the close of business
on             , 1998 (the "Record Date") will be entitled to notice of, and to
vote at, the Special Meeting. At such date, there were       shares of Trans
Financial Common Stock outstanding held by approximately       holders of
record. See "INFORMATION REGARDING THE SPECIAL MEETING."

    As of the Record Date, directors and executive officers of Trans Financial and certain of their affiliates owned beneficially an aggregate of approximately
      shares of Trans Financial Common Stock, or approximately    % of the
shares entitled to vote at the Special Meeting. Each such person has advised Trans Financial that he, she or it intends to vote in favor of approval and adoption of the Merger Agreement. See "INFORMATION REGARDING THE SPECIAL MEETING."

    Any stockholder of Trans Financial giving a proxy may revoke it at any time prior to the establishment of a quorum for purposes of taking the vote at the Special Meeting. Stockholders of Trans Financial wishing to revoke a proxy may do so by delivering to the Transfer Agent, First Union National Bank, at 1525 West W.T. Harris Blvd., 3C3, Charlotte, North Carolina 28288-1153 by mail, courier or hand delivery, a written notice of revocation bearing a later date than the proxy or any later dated proxy relating to the same shares. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy.

THE PROPOSED MERGER

    GENERAL. Subject to the satisfaction of the terms and conditions set forth in the Merger Agreement, which are described below, Trans Financial will merge with and into Star. Upon consummation of the Merger, Trans Financial's corporate existence will terminate, with Star continuing as the surviving corporation.

    Simultaneously with the effectiveness of the Merger, each outstanding share of Trans Financial Common Stock, other than shares held by stockholders of Trans Financial who exercise their dissenters' rights under the KBCA and any shares held by Trans Financial, Star or any of their respective subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, will be converted into 0.9003 of a share of Star Common Stock (the "Merger Consideration"). See "THE MERGER AGREEMENT" and "THE MERGER--Dissenters' Rights of Stockholders of Trans Financial."

    Based on the closing price of Star Common Stock on the NYSE on             ,
1998, the value of the Star Common Stock to be received in the Merger with
respect to each share of Trans Financial Common Stock would be $         . The
value of Star Common Stock to be received in the Merger with respect to each share of Trans Financial Common Stock is subject to change due to changes in value of Star Common Stock.

    CONDITIONS. Consummation of the Merger is subject to certain terms and conditions, including, among other things, Stockholder Approval and receipt of all requisite regulatory approvals. See "THE MERGER AGREEMENT--Conditions of the Merger" and "THE MERGER--Regulatory Approval."

    CLOSING AND EFFECTIVE TIME. Unless the parties otherwise agree, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., local time, on the date on which the Effective Time of the Merger occurs (the "Closing Date"), which shall be any such date on or after July 1, 1998 as Star shall notify Trans Financial in writing but (i) not earlier than the receipt of Stockholder Approval and all requisite regulatory approvals and expiration of all applicable waiting periods under applicable law (the "Approval Date"), and (ii) not later than the first business day of the first full calendar month commencing at least five business days after the Approval Date. The Merger will be consummated and become effective on the date and at the time on which appropriate documents in respect of the Merger are filed with the Secretaries of State of the State of Ohio and the Commonwealth of Kentucky (the "Effective Time"). Star and Trans
Financial currently anticipate that the Effective Time will occur on         ,
1998. See "THE MERGER AGREEMENT--Closing and Effective Time."

    TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual consent of the parties or by either party upon the occurrence of certain events or if the Merger is not consummated by April 9, 1999. See "THE MERGER AGREEMENT--Termination of the Merger Agreement."

FRACTIONAL SHARES

    No fractional shares of Star Common Stock will be issued to Trans Financial stockholders in connection with the Merger. Upon consummation of the Merger, each former holder of Trans Financial Common Stock who otherwise would have been entitled to receive a fraction of a share of Star Common Stock shall be entitled to receive in lieu thereof cash, without interest, in an amount equal to the holder's fractional share interest multiplied by the closing stock price of Star Common Stock on the last full trading day preceding the Effective Time. Cash received by Trans Financial stockholders in lieu of fractional shares may give rise to taxable income. See "THE MERGER--Certain Federal Income Tax Consequences of The Merger."

STOCK OPTION AGREEMENT

    In connection with the execution of the Merger Agreement, Star and Trans Financial entered into the Stock Option Agreement, dated April 9, 1998 (the "Stock Option Agreement"), pursuant to which Trans Financial has issued Star an option (the "Option") to purchase up to 2,331,962 shares of Trans Financial Common Stock (or 19.9% of the outstanding shares of Trans Financial Common Stock as of the Record Date, without including any shares subject to or issued pursuant to the Option) at an exercise price of $46.625 per share. The Option is exercisable only upon the occurrence of certain events and provides Star the right, under certain circumstances, to require Trans Financial to purchase for cash the unexercised portion of the Option and all shares of Trans Financial Common Stock purchased by Star pursuant thereto. The Option, which Star required that Trans Financial grant as a condition to Star's entering into the Merger Agreement, may increase the likelihood of consummation of the Merger by discouraging competing offers for Trans Financial. Certain aspects of the Stock Option Agreement may have the effect of discouraging persons who may now, or prior to the Effective Time, be interested in acquiring all of or a significant interest in Trans Financial from considering or proposing such an acquisition, even if such persons were prepared to offer to pay consideration to stockholders of Trans Financial which had a higher current market price than the Merger Consideration to be received for each share of Trans Financial Common Stock pursuant to the Merger Agreement.

    The Stock Option Agreement is attached as Annex B to this Proxy Statement/Prospectus and is incorporated herein by reference. See "THE MERGER AGREEMENT--Stock Option Agreement."

RECOMMENDATION OF THE TRANS FINANCIAL BOARD

    THE TRANS FINANCIAL BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. THE TRANS FINANCIAL BOARD BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF TRANS FINANCIAL AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SUCH STOCKHOLDERS VOTE "FOR" THE MATTERS TO BE VOTED UPON BY SUCH STOCKHOLDERS IN CONNECTION WITH THE MERGER.

    For a discussion of the factors considered by the Trans Financial Board in reaching its conclusion, see "THE MERGER--Background of the Merger" and "--Reasons for the Merger; Trans Financial Board Recommendation."

OPINION OF TRANS FINANCIAL'S FINANCIAL ADVISOR

    Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), Trans Financial's financial advisor, has delivered to the Trans Financial Board a
written opinion dated             , 1998, to the effect that, as of such date
and based upon the procedures and subject to the assumptions made, matters considered and limitations and qualifications described therein, the Exchange Ratio is fair to the holders of Trans Financial Common Stock from a financial
point of view. The full text of the written opinion of DLJ dated             ,
1998, is attached as Annex D to this Proxy Statement/Prospectus and holders of Trans Financial Common Stock are urged to read carefully the opinion in its entirety. See "THE MERGER--Opinion of Trans Financial's Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain members of Trans Financial's management and Board of Directors have interests in the Merger in addition to their interests as stockholders of Trans Financial. Those interests relate to, among other things, post-merger membership on the Board of Directors of Star (the "Star Board"), severance arrangements, equity-based benefit plan arrangements affected by the change-in-control of Trans Financial effected by the Merger, and post-merger insurance coverage and indemnity.

    In connection with the execution of the Merger Agreement, Star has entered into two- to five-year employment agreements with Vince A. Berta, Chairman, President and Chief Executive Officer of Trans Financial, Tommy W. Cole, Executive Vice President--Private Banking of Trans Financial, Edward R. Matthews, Executive Vice President and Chief Financial Officer of Trans Financial, James G. Campbell, Executive Vice President and General Sales Manager of Trans Financial, John K. Davis II, Senior Vice President and Chief Information Officer of Trans Financial, and Michael L. Norris, President of Trans Financial Mortgage Company, which will become effective as of the Closing Date (the "Employment Agreements"). The Employment Agreements provide, among other things, for Mr. Berta to receive an annual salary of at least $300,000 and Messrs. Campbell, Cole, Davis, Norris and Matthews to receive annual salaries at least equal to their current salaries. In addition, each of the foregoing executives will be entitled under his Employment Agreement to receive a minimum annual bonus consistent with peer executives of Star and its affiliates and benefits and perquisites no less favorable than those provided to such peer executives. The Employment Agreements also provide for associated gross-up payments for certain taxes under certain circumstances and for certain other payments under certain circumstances upon termination of the executive's employment with Star.

    In addition, on the Closing Date, Mr. Berta will be granted 25,000 restricted shares of Star Common Stock and an option to purchase 50,000 shares of Star Common Stock (with an exercise price equal to the market price of Star Common Stock as of the Closing Date); Messrs. Cole and Matthews will each be granted 10,000 restricted shares of Star Common Stock; and Messrs. Campbell, Davis and Norris will each be granted 5,000 restricted shares of Star Common Stock. The restricted shares will vest in five equal annual installments commencing on the first anniversary of the Closing Date, and Mr. Berta's option will vest in four equal annual installments commencing on the first anniversary of the Closing Date.

    The Trans Financial Board was aware of these interests and considered them, among other interests and other matters, in approving the Merger Agreement and the transactions contemplated thereby. See "THE MERGER--Interests of Certain Persons in the Merger."

REGULATORY APPROVAL

    The Merger is subject to the prior approval of the Federal Reserve Board under the BHCA. In reviewing the Merger, the Federal Reserve Board considered various factors, including possible anticompetitive effects of the Merger, and examined the financial and managerial resources and future prospects of the combined organization. Further, the Merger may not be consummated until expiration of all applicable waiting periods.

    Application for such approval was filed on April 17, 1998, and the requisite approval of the Federal Reserve Board was obtained on May 29, 1998. All applicable waiting periods with respect to the Merger expired as of June 13, 1998.

    See "THE MERGER AGREEMENT--Conditions of the Merger" and "THE MERGER-- Regulatory Approval."

WAIVER AND AMENDMENT

    Any term, condition or provision of the Merger Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof. The Merger Agreement may be amended by action taken by or on behalf of the Star Board and the Trans Financial Board at any time before or after Stockholder Approval, including an amendment to change one or more of the termination provisions set forth therein, by an instrument in writing signed on behalf of each party; PROVIDED that, after Stockholder Approval, no such modification may alter or change the amount or kind of consideration to be received by holders of Trans Financial Common Stock in the Merger.

ACCOUNTING TREATMENT

    It is intended that the Merger will be accounted for under the pooling of interests method of accounting. Consummation of the Merger is conditioned on, among other matters, receipt of a letter, satisfactory in form and substance, from Arthur Andersen LLP to the effect that the Merger will qualify as a pooling of interests transaction under generally accepted accounting principles, if consummated in accordance with the Merger Agreement. See "THE MERGER--Accounting Treatment."

TRANS FINANCIAL STOCK OPTIONS

    At the Effective Time, all rights with respect to Trans Financial Common Stock pursuant to options ("Trans Financial Stock Options") that are outstanding at the Effective Time, whether or not then exercisable, will be converted into and become rights with respect to Star Common Stock, and Star will assume each Trans Financial Stock Option in accordance with the terms of the Trans Financial stock option plan under which it was issued and the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Trans Financial Stock Option assumed by Star will be exercisable solely for shares of Star Common Stock, (ii) the number of shares of Star Common Stock subject to each Trans Financial Stock Option will be equal to the number of shares of Trans Financial Common Stock subject to such Trans Financial Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share of Star Common Stock and (iii) the per share exercise price under each Trans Financial Stock Option will be adjusted by dividing the per share exercise price under such Trans Financial Stock Option by the Exchange Ratio and rounding up to the nearest cent; PROVIDED,

HOWEVER, that each Trans Financial Stock Option will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction subsequent to the Effective Time. The foregoing assumption will be undertaken by Star in a manner that will comply with Section 424(a) of the Internal Revenue Code of 1986, as amended (the "Code"), as to any Trans Financial Stock Option that is an "incentive stock option." The holder of a Trans Financial Stock Option which is converted into an option with respect to Star Common Stock will not recognize gain or loss solely as a result of such conversion. See "THE MERGER--Certain Federal Income Tax Consequences of The Merger."

    Certain executive officers, including certain executive officers who are directors, of Trans Financial currently hold Trans Financial Stock Options, which will be converted into rights with respect to Star Common Stock as described above.

FEDERAL INCOME TAX CONSEQUENCES IN GENERAL

    The Merger is intended to qualify as a reorganization under Section 368(a) of the Code. Star and Trans Financial have each received an opinion of Wachtell, Lipton, Rosen & Katz, special counsel to Trans Financial, dated the date hereof, based upon certain customary assumptions and upon certain representations made by Star and Trans Financial, to the effect that, for United States federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and no gain or loss will be recognized by the stockholders of Trans Financial who receive solely Star Common Stock in exchange for shares of Trans Financial Common Stock, except with respect to cash received in lieu of fractional shares of Star Common Stock. Trans Financial stockholders who receive cash in lieu of fractional shares may recognize taxable income, but not in excess of the amount of cash received. EACH TRANS FINANCIAL STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER. See "THE MERGER--Certain Federal Income Tax Consequences of the Merger."

DISSENTERS' RIGHTS

    Under the KBCA, a holder of shares of Trans Financial Common Stock may, in lieu of the consideration such stockholder would otherwise receive in the Merger, exercise such stockholder's right to dissent from the Merger Agreement and to demand payment of the "fair value" of such shares in cash if the Merger is consummated, by following certain procedures set forth in Subtitle 13 of the KBCA, the text of which is attached as Annex C to this Proxy Statement/Prospectus. A holder of shares of Trans Financial Common Stock who receives such a payment may recognize taxable income.

    Failure to follow such procedures may result in a loss of such stockholder's dissenters' rights. Any Trans Financial stockholder returning a blank executed proxy card will be deemed to have approved the Merger Agreement, thereby waiving any such dissenters' rights. See "THE MERGER--Dissenters' Rights of Stockholders of Trans Financial."

CERTAIN DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS

    The rights of stockholders of Trans Financial are currently governed by the KBCA and Trans Financial's Articles of Incorporation and By-Laws. Upon consummation of the Merger, Trans Financial stockholders who receive Star Common Stock in the Merger will become shareholders of Star, and their rights will be governed by the Ohio Business Corporation Law (the "Ohio Law") and Star's Articles of Incorporation and Regulations. See "COMPARISON OF SHAREHOLDER RIGHTS--Comparison of the Rights of Shareholders of Star and Stockholders of Trans Financial."

MARKETS AND MARKET PRICES

    Star Common Stock is currently listed on the NYSE under the symbol "STB." On April 9, 1998, the last full trading day preceding public announcement of the Merger, the last sale price of Star Common Stock was $63.31 per share as reported on the NYSE Composite Tape. The last sale price of Star Common Stock on
            , 1998, the most recent practicable date prior to the mailing of
this Proxy Statement/Prospectus, was $         per share as reported on the NYSE
Composite Tape.

    Trans Financial Common Stock is currently quoted on NASDAQ under the symbol "TRFI." On April 9, 1998, the last full trading day preceding public announcement of the Merger, the last sale price of Trans Financial Common Stock was $52.63 per share as reported on NASDAQ. The value of Trans Financial Common Stock at April 9, 1998, on an equivalent per share basis, was $57.00 (based upon the Exchange Ratio). The last sale price of Trans Financial Common Stock on
            , 1998, the most recent practicable date prior to the mailing of
this Proxy Statement/Prospectus, was $         per share as reported on NASDAQ.

    Stockholders are advised to obtain current market quotations for Star Common Stock and Trans Financial Common Stock. There can be no assurance as to the market price of Star Common Stock or Trans Financial Common Stock before, at, or, in the case of Star Common Stock, after, the Effective Time. The following table sets forth for the periods indicated the high and low last sale prices (as reported on the NYSE Composite Tape or on NASDAQ, as the case may be) and per share cash dividend declared with respect to Star Common Stock and Trans Financial Common Stock.

                                                          STAR                            TRANS FINANCIAL
                                           -----------------------------------  -----------------------------------
                                             COMMON STOCK (1)        CASH           COMMON STOCK          CASH
                                           --------------------    DIVIDEND     --------------------    DIVIDEND
                                             HIGH        LOW     DECLARED (1)     HIGH        LOW       DECLARED
                                           ---------  ---------  -------------  ---------  ---------  -------------
1995
First Quarter............................      14.21      12.08        .1333        15.25      12.75          .15
Second Quarter...........................      15.33      13.71        .1333        15.50      14.00          .15
Third Quarter............................      18.13      15.25        .1333        17.88      15.13          .15
Fourth Quarter...........................      20.75      17.79        .1333        18.00      16.75          .15

1996
First Quarter............................      22.21      18.71        .1567        18.00      15.50          .16
Second Quarter...........................      23.38      21.08        .1567        18.47      15.13          .16
Third Quarter............................      28.80      21.92        .1567        20.00      17.00          .16
Fourth Quarter...........................      31.38      27.96        .1567        23.19      19.63          .16

1997
First Quarter............................      45.25      29.70          .20        26.38      22.13          .17
Second Quarter...........................      44.75      38.88          .20        28.63      22.50          .17
Third Quarter............................      47.06      42.63          .20        32.06      27.25          .17
Fourth Quarter...........................      58.00      46.13          .20        38.88      31.38          .17

1998
First Quarter............................      61.25      53.13          .23        44.88      35.50          .18
Second Quarter...........................
  (through       , 1998)

------------------------

(1) Reflects a 3-for-1 stock split declared December 10, 1996.

    Star will apply for the listing on the NYSE of the shares of Star Common Stock to be issued in the Merger.

    The Star Board intends to maintain its present policy of paying quarterly cash dividends on the Star Common Stock when justified by the financial condition of Star and its subsidiaries. The declaration and amount of future dividends will depend on circumstances existing at the time, including Star's earnings, financial condition and capital requirements as well as regulatory limitations, note and indenture provisions and such other factors as the Star Board may deem relevant. See "COMPARISON OF SHAREHOLDER RIGHTS--Description of Star Common Stock and Attached Preferred Share Purchase Rights-- Dividends."

    Pursuant to the Merger Agreement, Trans Financial has agreed that, during the period from the date of the Merger Agreement to the Effective Time, Trans Financial will not declare, set aside or pay any dividends or other distributions on the Trans Financial Common Stock, except that Trans Financial may declare and pay regular quarterly cash dividends of not more than $.18 per share on the Trans Financial Common Stock; PROVIDED that Trans Financial may not declare any dividends during any quarter in which its stockholders will be entitled to receive any regular quarterly dividend on shares of Star Common Stock to be issued in the Merger.

COMPARATIVE UNAUDITED PER SHARE DATA

    The following table sets forth for the periods indicated selected historical per share data of Star and Trans Financial and the corresponding pro forma and pro forma equivalent per share amounts giving effect to the Merger under the pooling-of-interests accounting method. The data presented is based upon the consolidated financial statements and related notes of Star and the consolidated financial statements and related notes of Trans Financial included or incorporated by reference in this Proxy Statement/Prospectus, and the pro forma combined consolidated balance sheet and income statements, including the notes thereto, appearing elsewhere herein. This information should be read in conjunction with such historical and pro forma financial statements and related notes thereto. The assumptions used in the preparation of this table appear in the notes to the pro forma financial information appearing elsewhere in this Proxy Statement/Prospectus. See "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION."

    Star and Trans Financial expect that the combined company will achieve substantial benefits from the Merger, including operating cost savings and revenue enhancements. However, the unaudited pro forma comparative per share data does not reflect any direct costs, potential savings or revenue enhancements which are expected to result from the consolidation of operations of Star and Trans Financial, and, therefore, does not purport to be indicative of the results of future operations.

    The comparative per share data presented herein is based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of Trans Financial and Star, both of which are incorporated by reference herein. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION." Pro forma amounts are not necessarily indicative of results of operations or the combined financial position that would have resulted had the Merger been consummated at the beginning of the periods indicated. All adjustments consisting of only normal recurring adjustments necessary for a fair statement of results of interim periods have been included.

                                                                          FOR THE       FOR THE YEAR ENDED DECEMBER 31,
                                                                       THREE MONTHS
                                                                           ENDED        -------------------------------
                                                                      MARCH 31, 1998      1997       1996       1995
                                                                     -----------------  ---------  ---------  ---------
Earnings per common share (basic)-
  Star:
    Historical.....................................................      $    0.65      $    2.26  $    1.79  $    1.52
    Pro forma combined for Great Financial Corporation.............           0.65           2.08        n/a        n/a
    Pro forma combined for the Merger..............................           0.64           2.10       1.67       1.51
  Trans Financial:
    Historical.....................................................           0.57           2.09       0.61       1.36
    Pro forma equivalent for the Merger (1)........................           0.58           1.89       1.50       1.36

Cash dividends declared per common share-
  Star:
    Historical.....................................................           0.23           0.80       0.63       0.53
    Pro forma combined for the Merger (2)..........................           0.23           0.80       0.63       0.53
  Trans Financial:
    Historical.....................................................           0.18           0.68       0.64       0.60
    Pro forma equivalent for the Merger (1)........................           0.21           0.72       0.57       0.48

                                                                                    AT MARCH 31,  AT DECEMBER 31,
                                                                                        1998           1997
                                                                                    ------------  ---------------
Shareholders' equity per common share (end of period)-
  Star:
    Historical....................................................................   $    14.78      $   10.62
    Pro forma combined for Great Financial Corporation............................          n/a          14.37
    Pro forma combined for the Merger.............................................        14.60          14.38
  Trans Financial:
    Historical....................................................................        13.68          13.14
    Pro forma equivalent for the Merger (1).......................................        13.14          12.95

------------------------

(1) Pro forma equivalent amounts for the Merger are calculated by multiplying the pro forma combined amounts by the Exchange Ratio of 0.9003.

(2) Pro forma combined dividends per share represent historical dividends per share paid by Star.

SUMMARY FINANCIAL DATA

    The following tables set forth for the periods indicated certain summary historical consolidated financial information for Star and Trans Financial.

    The historical balance sheet data and income statement data included in the summary financial data for the periods indicated are derived from financial statements of Star and Trans Financial as of and for such periods. These data include all adjustments which are, in the opinion of the respective managements of Star and Trans Financial, necessary to present a fair statement of the results of these periods and all such adjustments are of a normal recurring nature. Results for interim periods are not necessarily indicative of results for the entire year.

    The following information should be read in conjunction with the consolidated financial statements of Star and Trans Financial, and the related notes thereto, included in documents incorporated herein by reference and in conjunction with the unaudited pro forma condensed combined financial information, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION."

                             STAR BANC CORPORATION
                        FIVE-YEAR SUMMARY FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   THREE MONTHS    THREE MONTHS                  YEAR ENDED DECEMBER 31,
                                      ENDED           ENDED       -----------------------------------------------------
                                  MARCH 31, 1998  MARCH 31, 1997    1997       1996       1995       1994       1993
                                  --------------  --------------  ---------  ---------  ---------  ---------  ---------
RESULTS OF OPERATIONS
  Interest income...............    $  240,973      $  192,199    $ 804,552  $ 735,525  $ 710,404  $ 569,724  $ 518,167
  Interest expense..............       107,752          80,135      342,653    317,326    332,196    223,618    194,691
                                  --------------  --------------  ---------  ---------  ---------  ---------  ---------
  Net interest income...........       133,221         112,064      461,899    418,199    378,208    346,106    323,476
  Taxable equivalent adjustment
    (a).........................           868             831        3,400      3,300      3,356      3,069      3,283
                                  --------------  --------------  ---------  ---------  ---------  ---------  ---------
  Taxable equivalent net
    interest income.............       134,089         112,895      465,299    421,499    381,564    349,175    326,759
  Noninterest income............        61,316          45,431      204,576    170,522    138,124    117,015    112,890
                                  --------------  --------------  ---------  ---------  ---------  ---------  ---------
  Net revenue...................       195,405         158,326      669,875    592,021    519,688    466,190    439,649
  Noninterest expense...........        93,593          76,179      321,763    308,211    286,214    260,311    250,849
  Provision for loan losses.....        10,775          13,639       53,614     40,773     25,101     24,372     33,008
  Net income....................        59,344          45,273      194,754    158,359    136,603    116,591    100,273

PER SHARE (B)
  Basic EPS.....................    $     0.65      $     0.52    $    2.26  $    1.79  $    1.52  $    1.30  $    1.12
  Diluted EPS...................          0.63            0.51         2.19       1.75       1.50       1.28       1.10
  Common stock cash dividends
    declared....................          0.23            0.20         0.80       0.63       0.53       0.47       0.39
  Period-end book value.........         14.78            9.68        10.62       9.86       9.16       8.01       7.44
  Period-end market value.......         59.13           39.88        57.38      30.63      19.83      12.13      11.67

AVERAGE BALANCES
  Loans, net of unearned
    interest....................    $9,420,121      $7,680,842    $8,012,368 $7,255,113 $6,669,806 $5,721,667 $5,146,341
  Loans held for sale...........       178,242          --           --         --         --         --         --
  Investment securities.........     1,660,104       1,451,476    1,321,363  1,531,349  1,901,722  1,900,290  1,592,210
  Money market instruments......        96,462          26,634       81,087     31,097     17,059     43,080    264,502
                                  --------------  --------------  ---------  ---------  ---------  ---------  ---------
  Total interest-earning
    assets......................    11,354,929       9,158,952    9,414,818  8,817,559  8,588,587  7,665,037  7,003,053
  Total assets..................    12,691,023      10,043,432    10,357,273 9,705,620  9,439,626  8,252,244  7,542,798
  Noninterest-bearing
    deposits....................     1,710,588       1,432,812    1,487,192  1,345,296  1,188,364  1,065,933  1,036,141
  Interest-bearing deposits.....     7,621,849       6,332,663    6,402,135  6,298,664  6,155,334  5,212,946  5,085,718
                                  --------------  --------------  ---------  ---------  ---------  ---------  ---------
  Total deposits................     9,332,437       7,765,475    7,889,327  7,643,960  7,343,698  6,278,879  6,121,859
  Short-term borrowings.........     1,395,509         989,794    1,016,900    898,025  1,014,552    995,901    621,482
  Long-term debt................       517,722         247,399      380,659    162,840    163,788    155,172     54,308
  Shareholders' equity..........     1,195,573         845,598      861,029    835,566    777,674    702,605    640,868

RATIOS
  Return on average assets......          1.90%           1.83%        1.88%      1.63%      1.45%      1.41%      1.33%
  Return on average equity......         20.13           21.71        22.62      18.95      17.57      16.59      15.65
  Net interest margin...........          4.73            4.93         4.94       4.78       4.44       4.55       4.67
  Noninterest expense to net
    revenue.....................         47.90           48.12        48.03      52.06      55.07      55.84      57.06
  Dividend payout ratio.........         37.08           37.79        35.07      34.69      35.00      35.89      34.41
  Tier 1 risk-based capital.....          9.03            7.11         8.77       7.64       7.97       8.66      11.10
  Total risk-based capital......         12.57           11.26        12.61      11.88      11.23      12.16      12.41
  Leverage (c)..................          8.08            6.17         8.01       6.53       6.23       6.27       8.24
  Average shareholders' equity
    to average total assets.....          9.42            8.42         8.31       8.61       8.24       8.51       8.50

------------------------

(a) Taxable equivalent adjustment was calculated utilizing a marginal federal income tax rate of 35 percent for 1993-1998.
(b) Share amounts have been restated, as applicable, to reflect a 3-for-1 stock split in December 1996.
(c) Defined as tier 1 equity as a percent of average assets.

                             TRANS FINANCIAL, INC.

                        FIVE-YEAR SUMMARY FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                    THREE MONTHS    THREE MONTHS                  YEAR ENDED DECEMBER 31,
                                       ENDED           ENDED       -----------------------------------------------------
                                   MARCH 31, 1998  MARCH 31, 1997    1997       1996       1995      1994(A)    1993(A)
                                   --------------  --------------  ---------  ---------  ---------  ---------  ---------
RESULTS OF OPERATIONS
  Interest income................    $   42,078      $   38,659    $ 161,411  $ 147,935  $ 134,228  $ 113,982  $ 102,819
  Interest expense...............        21,748          19,359       81,200     73,066     64,599     47,375     44,250
                                   --------------  --------------  ---------  ---------  ---------  ---------  ---------
  Net interest income............        20,330          19,300       80,211     74,869     69,629     66,607     58,569
  Taxable equivalent adjustment
    (b)..........................           323             365        1,355      1,658      1,666      1,597      1,527
                                   --------------  --------------  ---------  ---------  ---------  ---------  ---------
  Taxable equivalent net interest
    income.......................        20,653          19,665       81,566     76,527     71,295     68,204     60,096
  Noninterest income.............        10,265           7,919       34,410     29,689     24,411     17,170     17,032
                                   --------------  --------------  ---------  ---------  ---------  ---------  ---------
  Net revenue....................        30,918          27,584      115,976    106,216     95,706     85,374     77,128
  Noninterest expense............        18,495          17,039       69,133     80,642     66,049     60,070     52,830
  Provision for loan losses......         2,220           1,950        9,500     13,914      5,260      2,212      2,794
  Net income (loss)..............         6,574           5,548       23,933      6,882     15,315     14,420     14,050

PER SHARE
  Basic EPS......................    $     0.57      $     0.49    $    2.09  $    0.61  $    1.36  $    1.29  $    1.26
  Diluted EPS....................          0.55            0.48         2.04       0.60       1.35       1.28       1.24
  Common stock cash dividends
    declared.....................          0.18            0.17         0.68       0.64       0.60       0.56       0.51
  Period-end book value..........         13.68           11.77        13.14      11.55      11.49       9.96       9.96
  Period-end market value........         43.25           22.50        38.88      23.00      17.88      13.00      16.50

AVERAGE BALANCES
  Loans, net of unearned
    interest.....................    $1,543,321      $1,453,965    $1,473,103 $1,346,754 $1,190,101 $1,073,580 $ 897,127
  Loans held for sale............       145,873          69,409       91,779     53,824     19,436     17,913     33,689
  Investment securities..........       264,957         271,685      265,544    291,853    304,672    353,875    386,674
  Money market instruments.......           432              98          114      1,015     13,849     13,659     37,335
                                   --------------  --------------  ---------  ---------  ---------  ---------  ---------
  Total interest-earning
    assets.......................     1,954,583       1,795,157    1,830,540  1,693,446  1,528,058  1,459,027  1,354,825
  Total assets...................     2,127,907       1,947,927    1,988,814  1,857,328  1,672,932  1,588,060  1,463,834
  Noninterest-bearing deposits...       226,740         201,759      219,302    213,332    172,748    168,746    145,275
  Interest-bearing deposits......     1,362,642       1,325,265    1,327,160  1,269,452  1,227,942  1,181,012  1,134,090
                                   --------------  --------------  ---------  ---------  ---------  ---------  ---------
  Total deposits.................     1,589,382       1,527,024    1,546,462  1,482,784  1,400,690  1,349,758  1,279,365
  Short-term borrowings..........       163,512         120,765      133,318     98,146     87,871     76,972     34,708
  Long-term debt.................       193,515         140,895      143,882    125,593     46,840     40,756     33,974
  Shareholders' equity...........       155,905         134,322      140,498    129,400    122,046    111,887    106,101

RATIOS
  Return on average assets.......          1.25%           1.16%        1.20%      0.37%      0.92%      0.91%      0.96%
  Return on average equity.......         17.10           16.75        17.03       5.32      12.55      12.89      13.24
  Net interest margin............          4.29            4.44         4.46       4.52       4.67       4.67       4.44
  Noninterest expense to net
    revenue......................         59.82           61.77        59.61      75.92      69.01      70.36      68.50
  Dividend payout ratio..........         32.73           35.42        33.31     106.51      44.49      43.88      41.05
  Tier 1 risk-based capital......          8.66            8.08         8.48       7.63       8.64       9.47       9.36
  Total risk-based capital.......         11.80           11.41        11.71      10.80      12.15      13.31      13.50
  Leverage (c)...................          7.10            6.52         6.81       6.36       6.92       7.07       6.46
  Average shareholders' equity to
    average total assets.........          7.33            6.90         7.06       6.97       7.30       7.05       7.25

------------------------

(a) In 1994, Trans Financial merged with three bank holding companies in pooling-of-interests transactions. Accordingly, all financial data except for dividends per share has been restated as if the entities were combined for all periods applicable.

(b) Taxable equivalent adjustment was calculated utilizing a marginal federal income tax rate of 35 percent for 1993-1998 and a Kentucky income tax rate of 6 percent.

(c) Defined as tier 1 equity as a percent of average assets.

                                 THE COMPANIES

STAR

    Star is a bank holding company as defined by the BHCA, and is registered with the Federal Reserve Board. Through Star Bank, N.A., its banking subsidiary, Star is engaged in the commercial banking and trust business, providing a full range of consumer, commercial and trust financial products and investment services throughout Ohio, Kentucky and Indiana. As of December 31, 1997, Star had assets of $11.0 billion and deposits of $8.2 billion.

    Star was organized as a Delaware corporation in 1973 under the name "First National Cincinnati Corporation." In 1988, it was reincorporated under the laws of the State of Ohio, and, in 1989, changed its name to "Star Banc Corporation." The executive offices of Star are maintained in Cincinnati, Ohio.

    Types of loans offered through its banking subsidiary include commercial loans, commercial leasing, commercial and residential mortgages, real estate construction and a variety of consumer loan products, including installment loans, credit cards and retail leasing. Star's loan portfolio is well diversified between wholesale and consumer loans, with none of the above-mentioned loan types exceeding 30% of the total portfolio. Star invests in United States Treasury and a variety of mortgage-backed securities in order to
(i) facilitate the management of interest rate risk, (ii) provide liquidity,
(iii) provide a degree of credit diversification and flexibility in the balance sheet, and (iv) provide collateral as necessary for public deposits.

    In the past five years, Star has continued to expand through strategic business combinations and the acquisition of branch offices or other smaller banking institutions throughout its market area of Ohio, Kentucky and Indiana. Most recently Star completed its acquisition by merger of Great Financial Corporation on February 7, 1998. Star also purchased seven branch offices in southwestern Ohio from AmeriFirst Bank, N.A. and five offices in Indiana from National City Bank in 1996 and 1997. This followed the 1995 purchase of 24 Columbus, Ohio area branch offices from Household Bank, Federal Savings Bank, and prior purchases of branch offices in the Cleveland and Akron, Ohio areas. Star also plans to purchase 49 branches in Ohio from Banc One in the second quarter of 1998. Star continues to explore other acquisition opportunities in its tri-state market area.

    In 1996, Star merged its Kentucky and Indiana banks into Star Bank, N.A., resulting in Star wholly owning one subsidiary bank with over 260 offices in Ohio, Kentucky and Indiana. This followed a comprehensive restructuring program in 1993 in which Star merged its six Ohio banks in Columbus, Eaton, Hillsboro, Ironton, Sidney and Troy with Star Bank, N.A. In addition, Star merged its two Indiana banks in Lawrenceburg and Richmond to form Star Bank, N.A., Indiana. Star Bank, N.A. is a national bank. See "SUPERVISION AND REGULATION."

    The Miami Valley Insurance Company, a wholly-owned subsidiary of Star, is incorporated under the laws of the State of Arizona and is engaged solely in the business of issuing credit life and accident and health insurance in connection with the lending activities of Star's Ohio and Indiana bank offices. In 1996, First National Cincinnati Corporation purchased the 24.5 percent ownership of Star's headquarters building that was held directly by Star. Also in 1996, First National Cincinnati Corporation merged into Star Banc Center Company and became a wholly-owned subsidiary of Star Bank, N.A. In 1995, Star formed a wholly-owned consumer finance company, Star Banc Finance, Inc. Star Banc Finance, Inc. offers consumers a broad mix of credit products and services, such as indirect and direct auto loans, second mortgages and personal loans.

    Star and its subsidiaries had a total of 4,099 full-time equivalent employees at December 31, 1997. Star Bank, N.A. operated a total of 279 full service offices at December 31, 1997.

TRANS FINANCIAL

    Trans Financial is a bank holding company as defined by the BHCA, and is registered with the Federal Reserve Board. Trans Financial has two commercial bank subsidiaries--Trans Financial Bank, National Association, consisting of all of Trans Financial's banking activities in Kentucky, and Trans Financial Bank Tennessee, National Association, consisting of substantially all of Trans Financial's Tennessee banking activities. In addition, Trans Financial operates as subsidiaries of TFB-KY a full-service securities broker/ dealer--Trans Financial Investment Services, Inc.--and a mortgage banking company--Trans Financial Mortgage Company. The executive offices of Trans Financial are maintained in Bowling Green, Kentucky.

    Through its banking subsidiaries, Trans Financial provides a full range of corporate and retail banking services and mortgage, trust and brokerage services. As of December 31, 1997, Trans Financial had assets of $2.1 billion and deposits of $1.6 billion.

    TFB-KY provides a wide variety of personal and corporate trust and trust-related services, including serving as executor of estates; as trustee under testamentary and inter-vivos trusts; as guardian of the estates of minors and incompetents; as escrow agent under various agreements; and as financial advisor to and custodian for individuals, corporations and others. Corporate trust services include serving as registrar, transfer agent, and paying agent for corporate securities and as corporate trustee under corporate trust indentures. At December 31, 1997, approximately $519 million in assets were managed by the trust department of TFB-KY.

    TFMC originates and purchases mortgage loans for the purpose of constructing, financing or refinancing one- to four-family dwellings. TFMC also services mortgage loans for the banks and for others. Generally, residential mortgage loans originated or purchased are then sold in the secondary market. When sold, servicing may be retained by TFMC or released to the purchaser. The portfolio of mortgage loans serviced for others totaled $3.3 billion at December 31, 1997.

    TFIS offers to customers of the banks and to others a wide range of investment products and services, including financial planning, mutual funds, annuities, and individual stocks and bonds. TFB-KY introduced its own family of proprietary mutual funds, the Trans Adviser Funds (the "Funds") in October, 1995. TFB-KY acted as investment adviser to the Funds. On August 29, 1997, the Funds were transferred to the Countrywide Family of Funds. As a result of this transfer, TFB-KY no longer serves as investment adviser to the Funds.

    As of March 31, 1998, TFB-KY had 31 offices in Kentucky: six located in Bowling Green; three in Pikeville; two in each of Glasgow, Scottsville, Maysville and Morehead; and one in each of Auburn, Augusta, Belfry, Cave City, Dawson Springs, Elkhorn City, Flemingsburg, Franklin, Martin, Meta, Prestonsburg, Russellville, Tompkinsvile and Virgie. As of March 31, 1998, TFB-TN had 16 offices in Tennessee: two in each of Cookeville and Columbia; and one in each of Clarksville, Crossville, Franklin, Kingston, Manchester, McMinnville, Murfreesboro, Nashville, Rockwood, Shelbyville, Tullahoma and Winchester. As of March 31, 1998, TFMC had a mortgage operations center in Tullahoma, Tennessee, and loan production offices in Greensboro, North Carolina; Little Rock, Arkansas; and Cape Coral, Florida. In March 1998, Trans Financial agreed to acquire eight branches from Banc One Corp., which would bring total branches to 55 in Kentucky and Tennessee.

OPERATIONS AFTER THE MERGER

    Following the Merger and necessary preparations for systems integration, Star intends to combine the operations, and, subject to required regulatory approvals (which have been obtained), to merge Star Bank, N.A. with TFB-KY and TFB-TN and to consolidate their operations. Receipt of the necessary regulatory approvals for the merger of TFB-KY and TFB-TN with Star Bank, N.A. is not a condition to the Merger.

    While no assurance can be given, Star believes that, approximately $20 million of potential pre-tax cost savings can be achieved on an unaudited basis by December 31, 1999. Cost savings are expected to be realized primarily through the consolidation of certain staff functions, data processing and other redundant back-office operations. Star currently anticipates that only one branch, if any, will be closed in connection with the proposed transaction. The extent to which cost savings will be achieved is dependent upon various factors beyond the control of Star and Trans Financial, including the regulatory environment, economic conditions, unanticipated changes in business conditions and inflation. Therefore, no assurance can be given with respect to the ultimate level or composition of cost savings to be realized, or that such savings will be realized in the time frame currently anticipated.

    It is also anticipated that Star and Trans Financial will incur one-time Merger expenses and direct charges in connection with the Merger, estimated to be approximately $40 million in the aggregate (see note 3 to the Unaudited Pro Forma Condensed Combined Financial Information contained elsewhere herein), as a result of expenses to be incurred in connection with transaction costs and anticipated elimination of duplicate headquarters and operational facilities. These one-time charges are expected to be paid in the third quarter of 1998. The exact level of the merger related charges that will be taken in connection with the Merger has not yet been determined and could vary, potentially significantly, from the current estimate based upon a further refinement of anticipated organizational changes to occur following the Merger.

    While no assurances can be given, Star and Trans Financial also expect to enhance revenue opportunities, which they expect will come principally from an expansion of Trans Financial's line of banking products. The precise level of revenue opportunities which result from the Merger will be dependent upon a variety of financial, economic and other factors, many of which are beyond the ability of Star to control, and no assurance can be provided as to the level of future revenues or earnings that will be achieved by the combined company. Although no assurances can be given, based on earnings estimates as of the date of the Merger Agreement, the Merger is also expected to be accretive to earnings per share (excluding Merger related charges) beginning in 1998.

    Pursuant to the Merger Agreement, Star has agreed to establish promptly following the Effective Time a charitable foundation for the benefit of the communities served by Trans Financial as of immediately prior to the Effective Time, which charitable foundation will be funded with a $3 million contribution by Star.

                   INFORMATION REGARDING THE SPECIAL MEETING

GENERAL

    This Proxy Statement/Prospectus is being furnished to holders of Trans Financial Common Stock in connection with the solicitation of proxies by the Trans Financial Board for use at the Special Meeting and any adjournment or postponement thereof at which the stockholders of Trans Financial will consider and vote on a proposal to approve and adopt the Merger Agreement and will transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof. Each copy of this Proxy Statement/Prospectus is accompanied by a letter to Trans Financial stockholders, the Notice of Special Meeting of Stockholders, a proxy card and a self-addressed return envelope to the Transfer Agent for the proxy card.

    This Proxy Statement/Prospectus is also furnished by Star to each holder of Trans Financial Common Stock as a Prospectus in connection with the issuance by Star of shares of Star Common Stock to Trans Financial stockholders upon the consummation of the Merger. This Proxy Statement/Prospectus, the letter to Trans Financial stockholders, the Notice of Special Meeting of Stockholders, and the form of proxy are first being mailed to stockholders of Trans Financial on or
about            , 1998.

    THE TRANS FINANCIAL BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

DATE, TIME AND PLACE

    The Special Meeting will be held at           , on          ,            ,
1998, at        a.m., Central Time.

TRANS FINANCIAL RECORD DATE; VOTE REQUIRED

    The Trans Financial Board has fixed            , 1998 as the Record Date for
determination of stockholders of Trans Financial entitled to notice of and to vote at the Special Meeting. Accordingly, only holders of record of Trans
Financial Common Stock at the close of business on       , 1998 will be entitled
to notice of, and to vote at, the Special Meeting. At the Record Date, there
were       shares of Trans Financial Common Stock outstanding and entitled to
vote which were held by approximately       holders of record. Each such share
is entitled to one vote on each matter properly brought before the Special Meeting. The affirmative vote of the holders of at least a majority of the outstanding shares of Trans Financial Common Stock entitled to vote at the Special Meeting is required to approve the Merger Agreement.

VOTING SECURITIES AND CERTAIN HOLDERS THEREOF

    Stockholders of record as of the close of business on            , 1998 will
be entitled to one vote for each share then held on all matters brought before
the Special Meeting. As of            , 1998, Trans Financial had       shares
of Trans Financial Common Stock issued and outstanding.

    As of the Record Date, directors and executive officers of Trans Financial
and certain of their affiliates beneficially owned an aggregate of       shares
of Trans Financial Common Stock, or approximately    % of the shares entitled to
vote at the Special Meeting. Each such person has advised Trans Financial that he, she or it intends to vote in favor of approval and adoption of the Merger Agreement.

VOTING AND REVOCATION OF PROXIES

    Shares of Trans Financial Common Stock entitled to vote and which are represented at the Special Meeting by a properly executed proxy received prior to the vote at the Special Meeting will be voted at the Special Meeting in the manner directed on the proxy card, unless such proxy is revoked in the manner set forth herein in advance of the establishment of a quorum for purposes of taking such vote. ANY TRANS FINANCIAL STOCKHOLDER RETURNING A BLANK EXECUTED PROXY CARD WILL BE DEEMED TO HAVE VOTED "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER. Failure to return a properly executed proxy card or to vote in person at the Special Meeting will have the practical effect of a vote against the Merger Agreement.

    Shares subject to abstentions will be treated as shares that are present at the Special Meeting for purposes of determining the presence of a quorum. If a broker or other nominee holder indicates on the proxy card that it does not have discretionary authority to vote the shares it holds of record on the proposal, those shares will be treated as shares that are present at the Special Meeting for purposes of determining the presence of a quorum but will not be considered as voted for purposes of determining the approval of shareholders on a particular proposal. Since the approval of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Trans Financial Common Stock entitled to vote at the Special Meeting, abstentions and broker non-votes will have the same effect as votes against the approval of the Merger Agreement.

    Any stockholder of Trans Financial giving a proxy may revoke it at any time prior to the establishment of a quorum for purposes of taking the vote at the Special Meeting. Stockholders of Trans Financial wishing to revoke a proxy prior to the vote may do so by delivering to First Union National Bank, at 1525 West W.T. Harris Blvd., 3C3, Charlotte, North Carolina 28288-1153 by mail, courier or hand delivery, a written notice of revocation bearing a later date than the proxy or any later dated proxy relating to the same shares. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy.

    The Trans Financial Board is not currently aware of any business to be brought before the Special Meeting other than that described herein. If, however, other matters are properly brought before such Special Meeting, or any adjournment or postponement thereof, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment as to the best interest of Trans Financial.

SOLICITATION OF PROXIES

    Trans Financial will bear its own costs of soliciting proxies. Proxies will initially be solicited by mail, but directors, officers and selected other employees of Trans Financial may also solicit proxies in person or by telephone, telegram or other means of communication. Directors, officers and any other employees of Trans Financial who solicit proxies will not be specially compensated for such services, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Trans Financial has retained Georgeson & Company Inc. at an estimated cost of $8,500, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward proxy materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in connection therewith.

    HOLDERS OF TRANS FINANCIAL COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

DISSENTERS' RIGHTS

    Under the KBCA, a holder of shares of Trans Financial Common Stock may, in lieu of the consideration such stockholder would otherwise receive in the Merger, exercise such stockholder's right to dissent from the Merger Agreement and to demand payment of the "fair value" of such shares in cash if the Merger is consummated, by following certain procedures set forth in Subtitle 13 of the KBCA, the text of which is attached as Annex C to this Proxy Statement/Prospectus. A holder of shares of Trans Financial Common Stock who receives such a payment may recognize taxable income.

    Failure to follow such procedures may result in a loss of such stockholder's dissenters' rights. Any Trans Financial stockholder returning a blank executed proxy card will be deemed to have approved the Merger Agreement, thereby waiving any such dissenters' rights. See "THE MERGER--Dissenters' Rights of Stockholders of Trans Financial."

                                   THE MERGER

BACKGROUND OF THE MERGER

    On a telephone call in mid-March 1998, Vince Berta of Trans Financial and Jerry Grundhofer, Chairman, President and Chief Executive Officer of Star, first discussed a possible business combination between Trans Financial and Star. On March 31, Messrs. Berta, Grundhofer and David Moffett, Chief Financial Officer of Star, met in Cincinnati to further discuss such a possible business combination.

    After meetings with Star personnel and considering Star's proposed plan for the future of the combined companies, executive management of Trans Financial concluded that further discussions with Star were appropriate. In deciding to commence negotiations of definitive agreements with Star on the basis of Star's expression of interest in a possible business combination, Trans Financial management considered the issues referred to in "THE MERGER--Reasons for the Merger; Trans Financial Board Recommendation." In particular, Trans Financial's management noted that Star's proposal provided protection for the merger price between the date of the execution of a definitive merger agreement and the consummation of the proposed merger by virtue of the fact that Trans Financial would have the right to terminate the transaction if the market price of Star Common Stock significantly declined prior to the closing both in absolute terms and relative to an index of bank holding companies.

    From April 1 through April 7, 1998, the parties and their representatives conducted further discussions with respect to the terms of a possible business combination and commenced their due diligence investigations.

    On April 7, 1998, the Star Board and certain members of Star senior management reviewed the terms of a potential proposal by Star to enter into a business combination with Trans Financial. At the meeting, Star senior management discussed the strategic and business issues in such a potential combination and the financial aspects of the Star proposal regarding a possible combination with Trans Financial. At the conclusion of the meeting, the Star Board authorized senior management of Star to make a proposal to Trans Financial, to negotiate with Trans Financial in connection with a potential business combination, and, subject to certain parameters, to execute a definitive agreement. Star and its representatives also conducted a due diligence review of Trans Financial based on publicly available information.

    A special meeting of the Trans Financial Board was held on April 7, 1998, to discuss Star's proposed business combination with Trans Financial. At the meeting, senior management of Trans Financial, together with its legal and financial advisors, reviewed for the Trans Financial Board the strategic investigation they had conducted, the discussions and contacts with Star to date, the historical performance and strategies of the companies and the proposed terms of a possible business combination with Star. Trans Financial's legal advisors reviewed for the Trans Financial Board its fiduciary duties in the context of the proposed transaction. At the conclusion of the meeting, the Board authorized management to conduct further discussions with Star and to convene another special meeting of the Board when appropriate.

    From April 7, 1998 through April 9, 1998, the parties and their representatives negotiated the terms of a proposed Merger Agreement, including the Exchange Ratio, a proposed Stock Option Agreement and other documentation for the proposed merger. During this time, Star and Trans Financial each completed its due diligence investigation of the other.

    At a special meeting of the Trans Financial Board on April 9, senior management of Trans Financial, together with its legal and financial advisors, updated the Trans Financial Board on their strategic investigation and the discussions and contacts with Star since the April 7 board meeting, and reviewed the financial and legal terms of the proposed transaction with Star, including the Exchange Ratio, and the other terms of the proposed Merger Agreement and Stock Option Agreement. Trans Financial's financial advisor, DLJ, reviewed the financial analyses set forth in "--Opinion of Trans Financial's Financial Advisor." Following such discussions and questions by the Trans Financial Board to Trans Financial senior management and its financial and legal representatives, the members of the Trans Financial Board voted unanimously to approve the Merger Agreement and the transactions contemplated thereby, including without limitation the Stock Option Agreement, and further authorized Trans Financial's management to take all steps necessary to consummate the Merger pursuant to the Merger Agreement.

    Star and Trans Financial executed the Stock Option Agreement and the Merger Agreement on April 9, 1998, and issued on April 10, 1998, a joint press release announcing the Merger Agreement and the proposed Merger.

REASONS FOR THE MERGER; TRANS FINANCIAL BOARD RECOMMENDATION

    In the course of reaching its determination to approve the Merger Agreement and recommend it to the stockholders of Trans Financial, the Trans Financial Board, without assigning any relative or specific weights, considered a number of factors. The material factors considered were: (i) the terms of the Merger Agreement as negotiated (including the transaction structure, the form and amount of the Merger Consideration, and the potential impact of the proposed Merger Agreement and the Stock Option Agreement on other institutions that might have an interest in a business combination with Trans Financial), and the negotiation process, (ii) the financial condition, operations and prospects of Star and the anticipated effect thereon of the proposed transaction, (iii) industry and economic factors, including consolidation in the banking industry,
(iv) the nature and compatibility of Star's management and business philosophy,
(v) the benefits available to the combined company's shareholders resulting from anticipated growth and expanded products and services, and other anticipated impact on depositors, employees, customers and communities serviced by Trans Financial, including a reduction in the risk profile due to a more diversified revenue base of the combined company, (vi) the financial and valuation analyses prepared by DLJ (see "--Opinion of Trans Financial's Financial Advisor"), (vii) the fairness opinion rendered by DLJ, and (viii) regulatory and other factors.

    The Trans Financial Board unanimously recommends that the holders of Trans Financial Common Stock vote "FOR" approval and adoption of the Merger Agreement and the Merger.

OPINION OF TRANS FINANCIAL'S FINANCIAL ADVISOR

    At a telephonic meeting of Trans Financial's Board on April 9, 1998, at which the terms of the proposed Merger were discussed and considered, DLJ rendered a written opinion to the Trans Financial Board that, as of the date of such opinion, based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the Exchange Ratio was fair to the holders of Trans Financial Common Stock from a financial point of view. DLJ has confirmed its April 9, 1998 opinion by delivery of a written opinion to the Trans Financial Board dated the date of this Proxy Statement/Prospectus stating that, as of the date hereof and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the Exchange Ratio is fair to the holders of Trans Financial Common Stock from a financial point of view.

    THE FULL TEXT OF DLJ'S OPINION DATED THE DATE HEREOF IS INCLUDED AS ANNEX D TO THIS PROXY STATEMENT/ PROSPECTUS. TRANS FINANCIAL STOCKHOLDERS ARE URGED TO READ THE DLJ OPINION IN ITS ENTIRETY FOR ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND LIMITS OF THE REVIEW UNDERTAKEN BY DLJ. THE SUMMARY OF THE DLJ OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    DLJ's opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Trans Financial Common Stock and does not constitute a recommendation to any holder of Trans Financial Common Stock as to how such holder should vote with respect to the Merger Agreement. DLJ's opinion is based on the economic, market, financial, and other conditions as they existed on, and on the information made available to DLJ as of, the date of the opinion. Although subsequent developments may affect DLJ's opinion, DLJ is not obligated to update, revise or reaffirm its opinion. DLJ's opinion does not address the relative merits of the Merger and the other business strategies considered by Trans Financial's Board of Directors, nor does it address the Board's decision to proceed with the Merger.

    The Trans Financial Board selected DLJ as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger and is familiar with Trans Financial and the financial services industry in general. DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

    In arriving at its opinion, DLJ reviewed the financial terms and provisions of the April 9, 1998 draft of the Merger Agreement and the exhibits thereto, including the Stock Option Agreement. DLJ also reviewed financial and other information that was publicly available or furnished to DLJ by Trans Financial and Star, including information provided during discussions with their respective managements, which included certain financial projections of Trans Financial for the period beginning January 1, 1998 and ending December 31, 2002 provided by the management of Trans Financial, certain financial projections of Star for the period beginning January 1, 1998 and ending December 31, 2002 provided by the management of Star and certain pro forma financial statements provided by the management of Trans Financial and Star reflecting the Merger and certain operating synergies expected to result therefrom. In addition, DLJ compared certain financial and securities data of Trans Financial and Star with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of Trans Financial Common Stock and Star Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of its opinion.

    In conducting its review and rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information available to DLJ from public sources, that was provided to DLJ by Trans Financial, Star and their respective representatives or that was otherwise reviewed by DLJ. In particular, DLJ relied upon the estimates of the management of Trans Financial and Star of the operating synergies achievable as a result of the Merger and upon its discussion of such synergies with the management of Trans Financial and Star. With respect to the financial projections used in DLJ's analysis, DLJ assumed that such projections were reasonably prepared on the basis reflecting the best then available estimates and judgments of the management of Trans Financial and Star as to the future operating and financial performance of Trans Financial and Star, respectively.

    DLJ is not an expert in the evaluation of loan portfolios or allowances for loan and real estate-owned losses, and, upon the direction of management of Trans Financial, DLJ did not independently verify, and it assumed that, the aggregate allowances for loan losses set forth in the balance sheets of each of Trans Financial and Star at December 31, 1997 are adequate to cover such losses and that they complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. DLJ was not retained to and DLJ did not conduct a physical inspection of any of the properties or facilities of Trans Financial or Star, and did not make any independent evaluation or appraisal of the assets, liabilities or prospects of Trans Financial or Star, nor was DLJ furnished with any such evaluation or appraisal, and it did not review any individual credit files. DLJ was not requested to, nor did it, solicit the interest of any other party in acquiring Trans Financial. In rendering its opinion, DLJ was advised by Trans Financial and Star and assumed that there were no other factors that would delay or subject to adverse conditions any necessary regulatory or governmental approval for the Merger, and that all conditions to the Merger will be satisfied and not waived. DLJ further assumed that the Merger will qualify for treatment as a tax-free reorganization and be accounted for as a pooling of interests.

    The following is a summary of the material analyses presented by DLJ to the Trans Financial Board on April 9, 1998 in connection with DLJ's written opinion to the Trans Financial Board. Unless otherwise indicated, in connection with its analysis, DLJ (i) used pro forma balance sheet data reflecting Star's and

Trans Financial's pending major acquisitions and excluded certain nonrecurring items from income statement data and (ii) assumed that 12,558,385 diluted shares were outstanding, including 841,029 option shares with a weighted average exercise price of $23.77. For purposes of this summary, "Trans Financial Peer Group" means Area Bancshares Corporation, Community Trust Bancorp, Inc., First Financial Bancorp, Inc., First Financial Corporation, First Midwest Bancorp, Inc., Mid-America Bancorp, Mid Am, Inc. and Park National Corporation, and "Star Peer Group" means AmSouth Bancorporation, Compass Bancshares, Inc., Crestar Financial Corporation, Fifth Third Bancorp, First American Corporation, First Tennessee National Corporation, Firstar Corporation, Huntington Bancshares Incorporated and Old Kent Financial Corporation. In connection with its written opinion dated the date of this Proxy Statement/ Prospectus, DLJ performed procedures to update certain of its analyses and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith. In updating its opinion, DLJ did not utilize any method of analysis in addition to those described below.

    HISTORICAL FINANCIAL PERFORMANCE. DLJ analyzed the historical financial performance of Trans Financial and Star from 1993 through 1997 (without adjustments for pending mergers and acquisitions), including analyses of each company's return on average assets ("ROAA"); return on average equity ("ROAE"); net interest margin; noninterest income/total revenues ratio; efficiency ratio; earnings per share ("EPS") growth rate; nonperforming assets ("NPAs") /total loans and other real estate owned ("OREO") ratio; and leverage ratio. Trans Financial's average performance or compounded annual growth (in the case of EPS growth rate) for 1993 through 1997 for each of the foregoing indicators of financial performance was: ROAA--0.92%; ROAE--13.0%; net interest margin--4.53%; noninterest income/total revenues--25.1%; efficiency ratio--66.7%; EPS growth rate--13.0%; NPAs/total loans and OREO--1.13%; and leverage ratio--6.54%. Star's average performance or compounded annual growth (in the case of EPS growth rate) for 1993 through 1997 for each of the foregoing indicators of financial performance was: ROAA--1.54%; ROAE--18.3%; net interest margin--4.68%; noninterest income/total revenues--27.2%; efficiency ratio--51.4%; EPS growth rate--18.8%; NPAs/total loans and OREO-- 0.62%; and leverage ratio--7.06%.

    STOCK TRADING HISTORY. DLJ examined the history of trading prices and volume for Trans Financial Common Stock and Star Common Stock from March 31, 1993 through March 31, 1998 and the relationship between the movements of such trading prices to movements of the Standard & Poor's Regional Bank Index and of the trading prices of the common stock of the companies in the Trans Financial Peer Group.

    DLJ computed implied values per share of Trans Financial Common Stock by applying the average price/last twelve months ("LTM") EPS, average price/book value and average price/tangible book value monthly multiples of Trans Financial Common Stock for the three year period ended March 31, 1998 to the EPS, book value per share and tangible book value per share of Trans Financial Common Stock, at or for the twelve months ended March 31, 1998. The implied values of Trans Financial Common Stock derived from Trans Financial's historical trading multiples ranged from $24.12 to $34.60 per share.

    DLJ computed implied values per share of Star Common Stock by applying the average price/LTM EPS, average price/book value and average price/tangible book value monthly multiples of Star Common Stock of the three year period ended March 31, 1998 to the earnings per share, book value per share and tangible book value per share of Star Common Stock at or for the twelve months ended December 31, 1997. The implied values of Star Common Stock derived from Star's historical trading multiples ranged from $29.33 to $47.32 per share.

    DLJ also noted that the annualized historical returns on Trans Financial Common Stock (assuming reinvestment of dividends) for the five, three and one-year periods ending on April 6, 1998 were 20%, 54% and 110%, respectively. The annualized historical returns on Star Common Stock (assuming reinvestment of dividends) for the five, three and one-year periods ending on April 6, 1998 were 41%, 67% and 54%, respectively.

    COMPARISON WITH SELECTED COMPANIES. DLJ compared selected financial ratios and trading multiples for Trans Financial and Star to the corresponding ratios and multiples of the Trans Financial Peer Group and the Star Peer Group, respectively. DLJ also calculated implied values for Trans Financial Common Stock and Star Common Stock based on the median trading multiples for the Trans Financial Peer Group and the Star Peer Group. In connection with this analysis, DLJ used median projected earnings estimates as published by Institutional Brokers Estimate System International Inc. ("IBES") for Trans Financial, Star, the Trans Financial Peer Group and the Star Peer Group. IBES is a data service which monitors and publishes a compilation of earnings estimates produced by selected research analysts on companies of interest to investors.

    The trading multiples used in calculating the implied values of Trans Financial Common Stock were market price (as of April 6, 1998) as a multiple of:
(i) LTM EPS as of March 31, 1998 (which was 22.4x for Trans Financial as compared to a December 31, 1997 median of 21.7x for the Trans Financial Peer Group); (ii) estimated EPS for the fiscal year ending December 31, 1998 (which was 20.6x for Trans Financial as compared to a median of 19.9x for the Trans Financial Peer Group); (iii) estimated EPS for the fiscal year ending December 31, 1999 (which was 18.2x for Trans Financial as compared to a median of 18.1x for the Trans Financial Peer Group); (iv) book value as of March 31, 1998 (which was 3.46x for Trans Financial as compared to a December 31, 1997 median of 2.88x for the Trans Financial Peer Group); and (v) tangible book value as of March 31, 1998 (which was 4.10x for Trans Financial as compared to a December 31, 1997 median of 3.07x for the Trans Financial Peer Group).

    The implied values of Trans Financial Common Stock derived from the Trans Financial Peer Group's earnings multiples ranged from $45.77 to $47.06 per share. The implied values of Trans Financial Common Stock derived from the Trans Financial Peer Group's book value multiples ranged from $35.43 to $39.40 per share.

    The trading multiples used in calculating the implied values of Star Common Stock were market price (as of April 6, 1998) as a multiple of: (i) LTM EPS as of December 31, 1997 (which was 27.1x for Star as compared to a median of 23.4x for the Star Peer Group); (ii) estimated EPS for the fiscal year ending December 31, 1998 (which was 23.4x for Star as compared to a median of 20.5x for the Star Peer Group); (iii) estimated EPS for the fiscal year ending December 31, 1999 (which was 20.0x for Star as compared to a median of 18.4x for the Star Peer Group); (iv) book value as of December 31, 1997 (which was 4.37x for Star as compared to a median of 3.92x for the Star Peer Group); and (v) tangible book value as of December 31, 1997 (which was 9.43x for Star as compared to a median of 4.44x for the Star Peer Group).

    The implied values of Star Common Stock derived from the Star Peer Group's earnings multiples ranged from $53.59 to $57.04 per share. The implied values of Star Common Stock derived from the Star Peer Group's book value multiples ranged from $29.26 to $55.70 per share.

    DISCOUNTED CASH FLOW ANALYSIS. Using discounted cash flow analysis, DLJ estimated the future dividend streams that Trans Financial could produce over the period from December 31, 1997 through December 31, 2002, if (i) Trans Financial performed in accordance with forecasts provided by management of Trans Financial; (ii) all tangible equity in excess of the minimum required tangible equity level of 6.0% of tangible assets was distributed to shareholders and replaced with debt; and (iii) net income in excess of minimum capital requirements and incremental debt servicing was distributed to shareholders. DLJ also estimated the terminal value of Trans Financial Common Stock as of December 31, 2002 by applying multiples of 19.0x to 22.0x to Trans Financial's projected 2002 earnings. DLJ selected the range of terminal multiples on the basis of past and current trading multiples for Trans Financial and other comparable commercial banks. The dividend streams and terminal value were discounted to present values as of December 31, 1997 using discount rates ranging from 12.0% to 14.0%, which reflect different assumptions regarding the required rates of return of holders and prospective buyers of Trans Financial Common Stock. The range of present values per fully diluted share of Trans Financial Common Stock resulting from this analysis was $40.82 to $49.21. DLJ also performed a discounted cash flow analysis with a sensitivity to differing cost savings assumptions resulting from the Merger ranging from 20% to 35% of Trans Financial's expense base. Assuming annual overhead growth rates of 3% to 5% and using a discount rate of 12%, the analysis resulted in a range of present values per fully diluted share of Trans Financial Common Stock of $45.29 to $57.59.

    Using discounted cash flow analysis, DLJ estimated future dividend streams that Star could produce over the period from December 31, 1997 through December 31, 2002, if (i) Star performed in accordance with forecasts provided by management of Star; (ii) all tangible equity in excess of the minimum required tangible equity level of 6.0% of tangible assets was distributed to shareholders and replaced with debt; and (iii) net income in excess of minimum capital requirements and incremental debt servicing was distributed to shareholders. DLJ also estimated the terminal value of the Star Common Stock as of December 31, 2002 by applying multiples of 19.0x to 22.0x to Star's projected 2002 earnings. DLJ selected the range of terminal multiples on the basis of past and current trading multiples for Star and other comparable commercial banks. The dividend streams and terminal value were discounted to present values as of December 31, 1997 by using discount rates ranging from 12.0% to 14.0%, which reflect different assumptions regarding the required rates of return of holders and prospective buyers of Star Common Stock. The range of present values per fully diluted share of Star Common Stock resulting from this analysis was $54.84 to $66.49.

    DLJ performed a pro forma discounted cash flow analysis for the combined company to reflect the effects of the Merger on the holders of Trans Financial Common Stock. The analysis resulted in a range of pro forma values per fully diluted share for holders of Trans Financial Common Stock of $49.78 to $60.65, which reflects a per-share accretion to the holders of Trans Financial Common Stock of $8.96 to $11.44.

    ANALYSIS OF SELECTED MERGERS. As part of its analyses, DLJ reviewed 14 mergers and acquisitions of commercial banks announced from July 1, 1996 to February 23, 1998 in which the total assets of the acquired company were between $1.0 billion and $7.1 billion. The 14 transactions involved the following pairs of institutions (acquiror/acquiree): Union Planters Corporation/Magna Group, Inc.; Regions Financial Corporation/First Commercial Corporation; Mercantile Bancorporation Inc./Firstbank of Illinois Co.; Mercantile Bancorporation Inc./CBT Corporation; National City Corporation/Fort Wayne National Corporation; First American Corporation/Deposit Guaranty Corp.; Union Planters Corporation/Peoples First Corporation; CNB Bancshares, Inc./Pinnacle Financial Services, Inc.; Wachovia Corporation /Jefferson Bankshares, Inc.; Huntington Bancshares Incorporated/First Michigan Bank Corporation; Banc One Corporation/Liberty Bancorp, Inc.; BB&T Corporation/United Carolina Bancshares Corporation; Mercantile Bancorporation Inc./Mark Twain Bancshares, Inc.; and Crestar Financial Corporation/Citizens Bancorp. For each transaction, DLJ calculated the multiple of the nominal purchase price offered to the acquired company's (i) market price per share one month prior to the announcement of the Merger; (ii) LTM EPS for the most recent four quarters preceding the day on which the announcement of the transaction occurred; (iii) estimated EPS for the fiscal year in which the announcement of the transaction occurred ("FY estimated EPS"); (iv) estimated EPS for the fiscal year following the year in which the announcement of the transaction occurred ("FY+1 estimated EPS"); (v) book value per share; and (vi) tangible book value per share. DLJ also calculated the nominal purchase price offered as a percentage of the acquired company's total assets and total deposits, and calculated the tangible book premium of the offer as a percentage of core deposits.

    The calculations for the foregoing 14 transactions yielded a range of multiples of offer value to (i) market price per share of 1.06x to 1.69x with a mean of 1.33x and a median of 1.26x compared to 1.20x for the Merger (as of April 6, 1998), (ii) LTM EPS of 16.0x to 29.8x, with a mean of 22.5x and a median of 21.1x compared to 27.0x (based on Trans Financial's reported LTM EPS as of March 31, 1998) for the Merger, (iii) FY estimated EPS of 15.7x to 28.2x, with a mean of 20.7x and a median of 19.5x compared to 24.8x for the Merger,
(iv) FY+1 estimated EPS of 14.1x to 25.5x, with a mean of 18.7x and a median of 18.0x compared to 21.9x for the Merger, (v) book value of 1.82x to 4.19x, with a mean of 2.90x and a median of 2.87x compared to 4.17x for the Merger and (vi) tangible book value of 1.87x to 5.41x, with a mean of 3.25x and a median of 3.09x compared to 4.94x for the Merger. The calculations for the 14 transactions yielded a range of percentages of offer value to (i) total assets of 18.1% to 39.4% with a mean of 27.4% and a median of 26.1% compared to 30.9% for the Merger, and (ii) total deposits of 22.1% to 51.0% with a mean of 34.5% and a median of 34.9% compared to 39.1% for the Merger. In addition, the calculations for the 14 transactions yielded a range of percentages of tangible book premiums to core deposits of 13.0% to 45.6% with a mean of 26.9% and a median of 25.8% compared to 39.8% for the Merger.

    DLJ used these comparable transaction multiples and percentages to calculate implied values for Trans Financial Common Stock in the Merger based on the median multiples and percentages of the 14 transactions set forth above. In calculating the implied median valuation, DLJ used the closing price per share of Trans Financial Common Stock on April 6, 1998, Trans Financial's EPS for the twelve months ended March 31, 1998, estimated EPS for the year ending December 31, 1998, estimated EPS for the year ending December 31, 1999, book value per share and tangible book value per share as of March 31, 1998, total assets as of March 31, 1998, total deposits as of March 31, 1998, and core deposits as of March 31, 1998. DLJ calculated that the implied value per share of Trans Financial Common Stock, based on the 14 comparable transactions set forth above, was $44.52 based on Trans Financial's LTM EPS as of March 31, 1998, $44.85 based on Trans Financial's 1998 estimated EPS, $46.80 based on Trans Financial's 1999 estimated EPS, $39.26 based on Trans Financial's book value per share, $35.66 based on Trans Financial's tangible book value per share, $52.05 based on Trans Financial's market price per share on March 6, 1998, $48.44 based on Trans Financial's total assets, and $51.00 based on Trans Financial's total deposits.

    DLJ compared the Merger to three recent Kentucky transactions. These transactions were Mercantile Bancorporation Inc./CBT Corporation; Union Planters Corporation/Peoples First Corporation; and Star/ Great Financial Corporation. The aggregate value of such transactions ranged from approximately $276 million to approximately $655 million with a median of approximately $372 million compared to approximately $696 million for the Merger. The value of such transactions as a multiple of market price 30 days prior to the announcement of the transaction ranged from 1.14x to 1.32x with a median of 1.22x compared to 1.20x for the Merger based on Trans Financial's market price on April 6, 1998. The value of such transactions as a multiple of LTM EPS ranged from 20.3x to 28.2x with a median of 21.3x compared to 27.0x (based on Trans Financial's reported LTM EPS) for the Merger. The value of such transactions as a multiple of FY estimated EPS ranged from 17.5x to 19.5x with a median of 18.9x compared to 24.8x for the Merger. The value of such transactions as a multiple of FY+1 estimated EPS ranged from 16.1x to 17.5x with a median of 17.0x compared to 21.9x for the Merger. The value of such transactions as a multiple of book value ranged from 2.16x to 2.35x with a median of 2.30x compared to 4.17x for the Merger. The value of such transactions as a multiple of tangible book value ranged from 2.25x to 2.56x with a median of 2.43x compared to 4.94x for the Merger. The value of such transactions as a multiple of normalized book value (assuming a normalized equity to assets ratio of 7.11%) ranged from 2.73x to 3.14x with a median of 3.09x compared to 4.17x for the Merger. The value of such transactions as a percentage of assets ranged from 21.5% to 26.4% with a median of 25.3% compared to 30.9% for the Merger. The value of such transactions as a percentage of total deposits ranged from 31.7% to 37.2 % with a median of 34.6% compared to 39.1% for the Merger.

    DLJ compared the Merger to three recent national transactions of approximately the same size. These transactions were CNB Bancshares, Inc./Pinnacle Financial Services, Inc.; Mercantile Bancorporation, Inc./Firstbank of Illinois Co.; and National City Corporation/Fort Wayne National Corporation. The aggregate value of these transactions ranged from approximately $584 million to approximately $847 million with a national median of approximately $821 million and a median for selected regional transactions of $681 compared to approximately $696 million for the Merger. The value of such transactions as a multiple of market price 30 days prior to the announcement of the transaction ranged from 1.06x to 1.33x with a national median of 1.26x and a median for selected regional franchises of 1.14x compared to 1.20x for the Merger based on Trans Financial's market price on April 6, 1998. The value of such transactions as a multiple of LTM EPS ranged from 22.7x to 27.1x with a national median of 21.1x and a median for selected regional franchises of 23.4x compared to 27.0x (based on Trans Financial's reported LTM EPS) for the Merger. The value of such transactions as a multiple of FY estimated EPS ranged from 21.1x to 24.0x with a national median of 19.5x and a median for selected regional franchises of 21.8x compared to 24.8x for the Merger. The value of such transactions as a multiple of FY+1 estimated EPS ranged from 18.1x to 21.5x with a national median of 18.0x and a median for selected regional franchises of 19.7x compared to 21.9x for the Merger. The value of such transactions as a multiple of book value ranged from 2.90x to 3.46x with a national median of 2.87x and a median for selected regional franchises of 3.00x compared to 4.17x for the Merger. The value of such transactions as a multiple of tangible book value ranged from 3.26x to 4.11x with a national median of 3.09x and a median for selected regional franchises of 3.76x compared to 4.94x for the Merger. The value of such transactions as a multiple of normalized book value (assuming a normalized equity to assets ratio of 7.11%) ranged from 3.38x to 3.94x with a national median of 3.40x and a median for selected regional franchises of 3.67x compared to 4.17x for the Merger. The value of such transactions as a percentage of assets ranged from 25.7% to 31.4% with a national median of 26.1% and a median for selected regional franchises of 27.3% compared to 30.9% for the Merger. The value of such transactions as a percentage of total deposits ranged from 34.5% to 39.7% with a national median of 34.9% and median for selected regional franchises of 36.1% compared to 39.1% for the Merger.

    No company or transaction used in the above analyses as a comparison is identical to Trans Financial, Star or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared.

    CONTRIBUTION ANALYSIS. DLJ computed Trans Financial's and Star's respective contribution to the combined entity's pro forma balance sheet and income statement at or for the year ended December 31, 1997. The computation showed, among other things, that Trans Financial and Star contributed to the combined entity approximately 12.2% and 87.8%, respectively, of total assets; 12.8% and 87.2%, respectively, of total loans; 13.2% and 86.8%, respectively, of total deposits; 10.1% and 89.9%, respectively, of total equity; 16.7% and 83.3%, respectively, of tangible equity; 14.9% and 85.1%, respectively, of LTM net interest income (on a fully-taxable equivalent basis); 13.6% and 86.4%, respectively, of LTM noninterest revenue (excluding nonrecurring items); 17.7% and 82.3%, respectively, of LTM noninterest expense (excluding nonrecurring items); 10.9% and 89.1%, respectively, of LTM net income (excluding nonrecurring items); 10.7% and 89.3%, respectively, of LTM cash flow (defined as net income plus amortization of goodwill from pending transactions, but excluding nonrecurring items); 10.4% and 90.6%, respectively, of pro forma 1998 net income; 10.0% and 90.0%, respectively, of pro forma 1999 net income; 9.7% and 91.2%, respectively, of pro forma 1998 cash flow (defined as net income plus amortization of goodwill from pending transactions, but excluding nonrecurring items); 9.5% and 91.3%, respectively, of pro forma 1999 cash flow (defined as net income plus amortization of goodwill from pending transactions, but excluding nonrecurring items); 8.6% and 91.4%, respectively, of market capitalization; and 10.9% and 89.1%, respectively, of the pro forma ownership of the combined company based on the implied price per share of the combined company.

    The summary set forth above describes the material analyses performed by DLJ and presented to the Trans Financial Board on April 9, 1998, in connection with the preparation of its opinion and does not purport to be a complete description of such analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis considered in isolation supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses taken as a whole supported its determination. Accordingly, notwithstanding the separate facts summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, would create an incomplete view of the process underlying the analyses by which DLJ reached its opinions. The ranges of valuations resulting from any particular analysis described above should not be taken to be DLJ's view of the actual value of Trans Financial, Star or the combined company.

    The analyses performed by DLJ are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of DLJ's analysis of the fairness of the Exchange Ratio to the holders of Trans Financial Common Stock from a financial point of view. The analyses do not purport to be appraisals or to reflect the prices at which a company or its securities may actually be bought or sold. DLJ used in its analyses various projections prepared in consultation with the managements of Trans Financial and Star. Neither Trans Financial nor Star publicly discloses internal management projections of the type prepared in consultation with DLJ in connection with its review. Such projections were not prepared for, or with a view toward, public disclosure. In addition, such projections were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, many of which are beyond the control of the managements of Trans Financial and Star. Accordingly, actual results could vary significantly from those set forth in such projections.

    Pursuant to the terms of a letter agreement dated April 7, 1998 (the "Engagement Letter"), for DLJ's services in connection with the Merger, including the rendering of its opinions, Trans Financial (i) paid DLJ $250,000 at the time the Engagement Letter was executed, (ii) paid DLJ $1,000,000 at the time DLJ notified Trans Financial that it was prepared to deliver its opinion to the Board of Directors of Trans Financial, which payment was not conditioned on the conclusions reached in the opinion, and (iii) is obligated to pay DLJ upon consummation of the Merger additional cash compensation in an amount equal to 0.47% of the aggregate value of outstanding Trans Financial Common Stock (treating any shares issuable upon exercise of options, warrants or other rights
of conversion as outstanding) (which was estimated to be $         as of       ,
1998) less the amounts paid by Trans Financial described in the immediately preceding clauses (i) and (ii) of this paragraph. Trans Financial has also agreed under the Engagement Letter to reimburse DLJ for all reasonable out-of-pocket expenses, including reasonable fees and expenses of counsel, and has agreed to indemnify DLJ against certain expenses and liabilities incurred in connection with its engagement, including liabilities under federal securities law.

    DLJ, in the ordinary course of its business, actively trades debt and equity securities of Trans Financial and Star for its own account or for the accounts of customers and thus may hold long or short positions in such securities at any time.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Trans Financial's executive officers and members of its Board of Directors have interests in the Merger in addition to their interests as stockholders of Trans Financial. Those interests relate to, among other things, post-merger membership on the Star Board, severance arrangements, equity-based benefit plan arrangements affected by a change-in-control of Trans Financial, and post-merger insurance coverage and indemnity.

    In connection with the execution of the Merger Agreement, Star has entered into the Employment Agreements with Messrs. Berta, Campbell, Cole, Davis, Norris and Matthews. The terms of the Employment Agreements run from the Closing Date through (i) the fifth anniversary of the Closing Date, in the case of Mr. Berta, (ii) the third anniversary thereof, in the case of Messrs. Cole and Matthews, and (iii) the second anniversary thereof, in the case of Messrs. Campbell, Davis and Norris (in each case, the "Employment Period"). Pursuant to his Employment Agreement, Mr. Berta will serve as the most senior officer with direct responsibility for Star's banking operations in Tennessee and Western Kentucky and will report to Jerry A. Grundhofer, Chairman, President and Chief Executive Officer of Star. During the term of the Employment Agreements, Mr. Berta will be entitled to receive a base salary of at least $300,000 and Messrs. Campbell, Cole, Davis, Norris and Matthews will be entitled to receive base salaries at least equal to their current salaries. In addition, each of the foregoing executives will be entitled to receive a minimum annual bonus consistent with peer executives of Star and its affiliates. During the term of the Employment Agreements, Star will provide the executives with benefits and perquisites no less favorable than those provided to peer executives of Star and its affiliates.

    On the Closing Date, Mr. Berta will be granted 25,000 restricted shares of Star Common Stock and an option to purchase 50,000 shares of Star Common Stock (with an exercise price equal to the market price of Star Common Stock as of the Closing Date); Messrs. Cole and Matthews will each be granted 10,000 restricted shares of Star Common Stock; and Messrs. Campbell, Davis and Norris will each be granted 5,000 restricted shares of Star Common Stock. The restricted shares will vest in five equal annual installments commencing on the first anniversary of the Closing Date, and Mr. Berta's option will vest in four equal installments commencing on the first anniversary of the Closing Date.

    In the event the employment of the executive is terminated by Star without "Cause" or by the executive for "Good Reason" (as such terms are defined in the executive's Employment Agreement), Star will (i) pay the executive a lump sum in cash equal to the sum of (x) the aggregate amount of base salary payable to the executive for the entire Employment Period (less amounts theretofore paid to the executive) and (y) an amount equal to an annual bonus for the year of termination plus annual bonuses for each year remaining in the Employment Period, in each case calculated using a specified percentage of an annual base salary of the executive (60%, or 100% if the termination occurs on or after the second anniversary of the Closing Date, in the case of Mr. Berta; and 50%, in the case of Messrs. Campbell, Cole, Davis, Norris and Matthews), (ii) vest the option (in the case of Mr. Berta) and restricted stock grants, and (iii) provide the executive with continued welfare benefits for the remainder of the Employment Period. If the executive terminates his employment without Good Reason or is terminated by Star for Cause, he will only be entitled to receive amounts and benefits owing by Star through the date of termination.

    The Employment Agreements provide for a gross-up payment to be made to the executive, if necessary, to eliminate the effects of the imposition of the excise tax under Section 4999 of the Code on payments made to, and the benefits provided to, the executive and of the imposition of income and excise taxes on such gross-up payment.

    Mr. Berta and the other five executives have agreed that while employed by Star under the Employment Agreements and for one year (in the case of Mr. Berta) or six months (in the case of the other five executives) after termination of employment (other than a termination by Star without Cause or by the executive for Good Reason), they will not engage in any banking business in Kentucky or Tennessee which is in competition with the banking business conducted by Star or its affiliates in such States, and will not solicit for employment employees of Star or its affiliates.

    Pursuant to the Merger Agreement, promptly following the Effective Time, a current member of the Trans Financial Board will be invited to serve as an additional member of the Star Board of Directors.

    Trans Financial directors and officers hold options to purchase Trans Financial Common Stock under the Trans Financial stock option plans. As described in "THE MERGER AGREEMENT--Employee Benefits--TRANS FINANCIAL STOCK OPTIONS," all such stock options will be, at the election of the option holder, exercised or converted into stock options for Star Common Stock. As a result of the acceleration provisions of the terms of such options and the Merger Agreement, each Trans Financial executive officer will enjoy acceleration as of July 9, 1998 of exercise rights as to such executive's options, including accelerated vesting of options covering: 62,000 shares--Vince A. Berta; 54,500 shares--James G. Campbell; 51,842 shares--Tommy W. Cole; 18,000 shares--John K. Davis II; 34,758 shares--Michael L. Norris; and 50,000 shares--Edward R. Matthews.

    Star has agreed that the Merger will not affect or diminish any of Trans Financial's duties and obligations of indemnification existing as of the Effective Time in favor of employees, agents, directors or officers of Trans Financial or its subsidiaries arising by virtue of its Articles of Incorporation or By-Laws in the form in effect at the date of the Merger Agreement or arising by operation of law or arising by virtue of any contract, resolution or other agreement or document existing at the date of the Merger Agreement, and such duties and obligations will continue in full force and effect and be honored by Star for so long as they would (but for the Merger) otherwise survive and continue in full force and effect. Star will also provide, or cause to be provided, for a period of not less than two years from the Effective Time, a "tail" insurance and indemnification policy that provides the officers and directors of Trans Financial immediately prior to the Effective Time coverage no less favorable, in the aggregate, than as currently provided by Star to its officers and directors.

    Star and Trans Financial have agreed to establish a supplemental employee severance program prior to the Effective Time to provide up to $4 million of supplemental severance (in addition to any severance provided for under Star's or Trans Financial's general severance policies) for current employees of Trans Financial not party to an Employment Agreement as described above.

    See "THE MERGER AGREEMENT--Employee Benefits."

REGULATORY APPROVAL

    The obligations of the parties to effect the Merger are subject to prior approval of the Federal Reserve Board and any other necessary regulatory authority.

    The Merger is subject to the prior approval of the Federal Reserve Board under the BHCA. Under the BHCA, the Federal Reserve Board is required, in approving transactions such as the Merger, to take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. In considering financial resources and future prospects, the Federal Reserve Board, among other things, evaluated the adequacy of the capital levels of Star and its bank subsidiary following the Merger.

    The BHCA prohibits the Federal Reserve Board from approving the Merger if the Merger would result in a monopoly, or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize, the business of banking in any part of the United States, if the effect of the Merger in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if the Merger would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the Merger are clearly outweighed in the public interest by the probable effect of transactions in meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended, the Federal Reserve Board must take into account the record of performance of the existing institutions in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions.

    Under the BHCA, the Merger may not be consummated until the 30th day following the date of Federal Reserve Board approval (or, if the United States Department of Justice (the "DOJ") has not submitted adverse comments with respect to competitive factors, the 15th day), during which time the DOJ may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically orders otherwise.

    The BHCA provides for the publication of notice and public comment on the applications and authorizes the Federal Reserve Board to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention would delay the regulatory approvals required for consummation of the Merger.

    Star and Trans Financial filed as of April 17, 1998 all applications and notices, and have taken other appropriate action with respect to any requisite approvals or other action of any regulatory authority. On May 29, 1998, the requisite approval of the Federal Reserve Board was obtained, and all requisite waiting periods with respect to the Merger expired as of June 13, 1998. Star and Trans Financial are not aware of any governmental approvals or actions that may be required for consummation of the Merger other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought.

    See "THE MERGER AGREEMENT--Closing and Effective Time," "--Conditions of the Merger," "--Waiver and Amendment" and "--Termination of the Merger Agreement," and "SUPERVISION AND REGULATION."

ACCOUNTING TREATMENT

    The Merger will be accounted for under the pooling of interests method of accounting. Consummation of the Merger is conditioned on, among other matters, receipt of a letter, satisfactory in form and substance, from Arthur Andersen LLP to the effect that the Merger will qualify as a pooling of interests transaction under generally accepted accounting principles, if consummated in accordance with the Merger Agreement. See "THE MERGER AGREEMENT--Conditions of the Merger."

    Under the pooling-of-interests method of accounting, the recorded assets and liabilities of Star and Trans Financial will be carried forward to the combined company at their historical recorded amounts, income of the combined company will include income of Star and Trans Financial for the entire fiscal year in which the combination occurs and the reported income, assets, liabilities and shareholders' equity of the separate companies for previous periods will be combined and restated as income, assets, liabilities and shareholders' equity of the combined company. See "SUMMARY INFORMATION--Comparative Unaudited Per Share Data" and "--Summary Financial Data," and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION."

    Trans Financial has agreed to deliver to Star a letter identifying all persons whom Trans Financial believes to be, at the time the Merger Agreement is submitted to a vote of the stockholders of Trans Financial, "affiliates" of Trans Financial for purposes of Rule 145 under the Securities Act or for determining the qualification of the Merger as a pooling of interests for accounting and financial reporting purposes. Trans Financial has agreed to use its reasonable best efforts to cause each person who is so identified as such an "affiliate" to deliver to Star a written agreement providing, among other things, that within the 30 days prior to the Effective Time, such person will not sell, transfer or otherwise dispose of any shares of Trans Financial Common Stock or Star Common Stock or options to acquire Trans Financial Common Stock beneficially owned thereby, whether owned on the date of such agreement or thereafter acquired, and that such person will not sell, transfer or otherwise dispose of any Star Common Stock or options to acquire Star Common Stock (or shares issuable upon exercise thereof) beneficially owned thereby as a result of the Merger or otherwise until after such time as Star shall have publicly released a report in the form of a quarterly earnings report, registration statement filed with the Commission, a report filed with the Commission on Form 10-K, 10-Q or 8-K or any other public filing, statement or announcement which includes the combined financial results (including combined sales and net income) of Star and Trans Financial for a period of at least 30 days of combined operations of Star and Trans Financial following the Effective Time.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following discussion summarizes the material United States federal income tax consequences of the Merger. The discussion does not address all aspects of United States federal taxation that may be relevant to particular Trans Financial stockholders, and it may not be applicable to Trans Financial stockholders who, for United States federal income tax purposes, are nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts or foreign estates, or who acquired their Trans Financial Common Stock pursuant to the exercise of Trans Financial Stock Options or otherwise as compensation. The discussion does not address the effect of any applicable state, local or foreign tax laws or any United States federal tax laws other than those pertaining to the income tax, or to persons who exercise Appraisal Rights. EACH TRANS FINANCIAL STOCKHOLDER SHOULD CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER.

    This discussion is based on the Code, regulations and rulings now in effect or proposed thereunder, current administrative rulings and practice, and judicial precedent, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Trans Financial stockholders discussed herein. This discussion assumes that Trans Financial stockholders hold their Trans Financial Common Stock as a capital asset within the meaning of Section 1221 of the Code.

    Each of Star and Trans Financial has received an opinion of Wachtell, Lipton, Rosen & Katz, special counsel to Trans Financial, dated the date hereof, based upon certain customary assumptions and certain representations made by Star and Trans Financial, to the effect that, for United States federal income tax purposes, under currently applicable law, (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and (ii) no gain or loss will be recognized by the stockholders of Trans Financial who receive solely Star Common Stock in exchange for shares of Trans Financial Common Stock, except with respect to cash received in lieu of fractional shares of Star Common Stock. In addition, the obligations of each party to consummate the Merger are conditioned upon the receipt, by each of Star and Trans Financial, from counsel reasonably satisfactory to it, of an opinion to the foregoing effect reasonably satisfactory to the recipient in form and substance.

    Based upon such opinions, the following will be the material federal income tax consequences of the Merger:

        (i) No gain or loss will be recognized by the stockholders of Trans Financial who receive solely Star Common Stock in exchange for shares of Trans Financial Common Stock, except with respect to cash received in lieu of fractional shares of Star Common Stock.

        (ii) The aggregate adjusted tax basis of the shares of Star Common Stock received by each Trans Financial stockholder in the Merger (including any fractional share of Star Common Stock deemed to be received, as described in paragraph (iv) below), will be equal to the aggregate adjusted tax basis of the shares of Trans Financial Common Stock surrendered therefor.

        (iii) The holding period of the shares of Star Common Stock received by each Trans Financial Stockholder in the Merger (including any fractional share of Star Common Stock deemed to be received, as described in paragraph
    (iv) below) will include the holding period of the shares of Trans Financial Common Stock exchanged therefor.

        (iv) A Trans Financial stockholder who receives cash in the Merger in lieu of a fractional share of Star Common Stock will be treated as if the fractional share had been received in the Merger and then redeemed by Star in return for the cash. The receipt of such cash will generally cause the recipient to recognize capital gain or loss equal to the difference between the amount of cash received and the portion of such holder's adjusted tax basis in the shares of Star Common Stock allocable to the fractional share.

    THE FOREGOING IS A GENERAL DISCUSSION OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS INCLUDED FOR GENERAL INFORMATION ONLY. THE FOREGOING DISCUSSION DOES NOT TAKE INTO ACCOUNT THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH STOCKHOLDER'S

TAX STATUS AND ATTRIBUTES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES ADDRESSED IN THE FOREGOING DISCUSSION MAY NOT APPLY TO EACH STOCKHOLDER. IN VIEW OF THE INDIVIDUAL NATURE OF INCOME TAX CONSEQUENCES, EACH STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL AND OTHER TAX LAWS.

DISSENTERS' RIGHTS OF STOCKHOLDERS OF TRANS FINANCIAL

    Under Kentucky law, a stockholder entitled to vote on the Merger may dissent and demand payment of the "fair value" of his or her shares in cash if the Merger is consummated. Generally, dissenters' rights are a stockholder's sole remedy for objecting to the Merger Agreement. The following summary is not intended to and does not constitute a complete statement or summary of each provision of the KBCA relating to the rights of dissenting stockholders and is qualified in its entirety by reference to Subtitle 13 of the KBCA which is attached as Annex C hereto. Accordingly, any holder of Trans Financial Common Stock intending to exercise dissenters' rights is urged to review Annex C carefully and to consult his or her own legal counsel. Each step must be taken in strict compliance with the applicable provisions of the statutes in order for a holder of Trans Financial Common Stock to perfect dissenters' rights.

    A stockholder wishing to exercise dissenters' rights must deliver to Trans Financial, prior to the vote on the Merger at the Special Meeting, a written notice of intent to demand payment for his or her shares if the Merger is consummated and must refrain from voting in favor of the Merger. The written notice of intent must be given in addition to and separate from any vote, in person or by proxy, against approval of the Merger Agreement; a vote, in person or by proxy, against approval of the Merger Agreement will not constitute such a written notice. The written notice of intent should be sent to Trans Financial, Inc., 500 East Main Street, Bowling Green, Kentucky 42101, Attention: Jay B. Simmons, Secretary. It is recommended that all required documents to be delivered by mail be sent registered or certified mail with return receipt requested.

    TRANS FINANCIAL STOCKHOLDERS ELECTING TO EXERCISE THEIR DISSENTERS' RIGHTS UNDER SUBTITLE 13 OF THE KBCA MUST NOT VOTE FOR APPROVAL OF THE MERGER AGREEMENT. A VOTE BY A STOCKHOLDER AGAINST APPROVAL OF THE MERGER AGREEMENT IS NOT REQUIRED IN ORDER FOR THAT STOCKHOLDER TO EXERCISE DISSENTERS' RIGHTS. HOWEVER, IF A STOCKHOLDER RETURNS A SIGNED PROXY FORM BUT DOES NOT SPECIFY A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT OR A DIRECTION TO ABSTAIN, THE PROXY FORM, IF NOT REVOKED, WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT, WHICH WILL HAVE THE EFFECT OF WAIVING THAT STOCKHOLDER'S DISSENTERS' RIGHTS.

    If the Merger is approved, within ten days after the Special Meeting (or any adjournment thereof), Trans Financial will send to all stockholders exercising their dissenters' rights a dissenters' notice which states where the stockholder must send a demand for payment and where and when his or her share certificates must be deposited; encloses a form for demanding payment to be completed by the dissenter and returned to Trans Financial; informs holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; establishes the date (not less than 30 nor more than 60 days after the delivery of the dissenters' notice) by which Trans Financial must receive the demand for payment from the stockholder; and encloses a copy of Subtitle 13 of the KBCA. After a stockholder receives the dissenters' notice, he or she must deliver the demand for payment to Trans Financial and deposit his or her shares in accordance with the dissenters' notice.

    Upon its receipt of the demand for payment, Trans Financial will send to each dissenting stockholder a statement containing an estimate by Trans Financial of the fair value of the dissenter's shares as of the day before the date of the Special Meeting (excluding any appreciation or depreciation in anticipation of the Merger unless exclusion would be inequitable), and payment based on that estimate plus accrued interest. The payment will be accompanied by an explanation of how interest was calculated along with the balance sheet of Trans Financial as of the end of the most recent fiscal year, an income statement, a statement of changes in stockholders' equity and the latest available interim financial statement, if any. In addition, the dissenter will be informed of his or her right to demand payment according to the dissenter's own estimate of the fair value.

    Trans Financial is not required to send payment with the statement of its estimate of fair value to a dissenter who was not a beneficial owner of the shares at the time of the first public announcement of the Merger Agreement, but rather may offer to purchase the shares based on the estimate. Any such owner must either accept that amount in full satisfaction or proceed with the exercise of his or her dissenters' rights.

    Within 30 days after Trans Financial has delivered its estimate of fair value, a dissenting stockholder may notify Trans Financial of his or her own estimate of the fair value of the shares and demand payment of the balance due under such estimate.

    If an agreement is not reached as to the fair value of the shares, then within 60 days after receiving the dissenter's payment demand, Trans Financial must file a petition in the appropriate county circuit court in Kentucky requesting the court to determine the fair value of the shares and the accrued interest. If Trans Financial fails to institute such a proceeding, it will be required to pay each dissenter whose demand remains unsettled the amount demanded.

    Each dissenting Trans Financial stockholder who is a party to the proceeding is entitled to the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by Trans Financial. In an appraisal proceeding, the county circuit court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court.

    The court will assess costs against Trans Financial, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable as follows: (i) against Trans Financial and in favor of any or all dissenters, if the court finds Trans Financial did not substantially comply with the statutory requirements set forth in Sections 271B.13-200 through 271B.13-280 of the KBCA; or (ii) against either Trans Financial or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Subtitle 13 of the KBCA. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against Trans Financial, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenters who benefited.

    If Trans Financial does not consummate the Merger within 60 days after the deadline for demanding payment and depositing certificates, it must return all deposited shares and release any transfer restrictions imposed on uncertificated shares. If Trans Financial fails to do so, the dissenter may nevertheless proceed with the exercise of his or her dissenters' rights, and Trans Financial will have no further right to terminate the dissenters' rights by returning deposited shares.

    A record stockholder may dissent as to less than all of the shares registered in his or her name only if he or she dissents with respect to all of the shares beneficially owned by any one person and notifies Trans Financial in writing of the name and address of each person on whose behalf the stockholder is asserting dissenters' rights. In that event, such dissenters' rights shall be determined as if the shares as to which the stockholder has dissented and the stockholder's other shares were registered in the names of different stockholders.

    A beneficial stockholder may assert dissenters' rights as to shares held on his or her behalf only if he or she submits to Trans Financial the record stockholder's written consent to the dissent no later than the time such beneficial stockholder asserts his or her dissenters' rights, and he or she dissents as to all shares of which he or she is the beneficial owner or over which he or she has the power to direct the vote.

    STOCKHOLDERS OF TRANS FINANCIAL SHOULD BE AWARE THAT FAILURE TO PROCEED IN ACCORDANCE WITH THE PROVISIONS OF SUBTITLE 13 OF THE KBCA MAY RESULT IN A LOSS OF ALL DISSENTERS' RIGHTS AND RESULT IN THEIR BEING BOUND BY THE MERGER AGREEMENT AND THE MERGER.

TRANS FINANCIAL RIGHTS AGREEMENT AMENDMENT

    In connection with the execution of the Merger Agreement, Trans Financial executed an Amendment to Rights Agreement, dated as of April 9, 1998 (the "Rights Agreement Amendment"), amending the Rights Agreement, dated January 20, 1992 (as amended, the "Trans Financial Rights Agreement"), between Trans Financial and the Rights Agent party thereto, so as to provide (i) that none of Star and its affiliates will become an "Acquiring Person" or "Adverse Person" and that no "Distribution Date" (as such terms are defined in the Trans Financial Rights Agreement) will occur as a result of the execution of the Merger Agreement or the Stock Option Agreement or the consummation of the Merger or the other transactions contemplated thereby and (ii) that the rights (the "Trans Financial Rights") issued under the Trans Financial Rights Agreement shall not become exercisable following consummation of the Merger. Trans Financial has agreed under the Merger Agreement that the Trans Financial Rights Agreement will remain so amended. See "COMPARISON OF SHAREHOLDER RIGHTS--Comparison of Rights of Shareholders of Star and Stockholders of Trans Financial."

                              THE MERGER AGREEMENT

    THE FOLLOWING SUMMARY OF CERTAIN TERMS AND PROVISIONS OF THE MERGER AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A TO THIS PROXY STATEMENT/ PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE.

GENERAL DESCRIPTION OF THE MERGER

    The Merger Agreement provides that Trans Financial will merge at the Effective Time with and into Star, subject to Stockholder Approval and the satisfaction or waiver of the other conditions to the Merger. Upon consummation of the Merger, Trans Financial's corporate existence will terminate, with Star continuing as the surviving corporation or a combination thereof continuing its existence under the name "Star Banc Corporation."

    Simultaneously with the effectiveness of the Merger, each outstanding share of Trans Financial Common Stock, other than shares held by stockholders of Trans Financial who exercise their dissenters' rights under the KBCA and any shares held by Trans Financial, Star or any of their respective subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, will be converted into the Merger Consideration.

    The shares of Star Common Stock to be issued pursuant to the Merger will be freely transferable except by certain stockholders of Trans Financial who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Trans Financial. The shares of Star Common Stock issued to such affiliates will be restricted in their transferability in accordance with the rules and regulations promulgated by the Commission and pursuant to agreements entered into with Star. See "COMPARISON OF SHAREHOLDER RIGHTS--Restrictions on Resale of Star Capital Stock by Affiliates; Affiliate Agreements."

CLOSING AND EFFECTIVE TIME

    Unless the parties otherwise agree, the Closing of the Merger will take place at 10:00 a.m., local time, on the date on which the Effective Time occurs, which shall be any such date on or after July 1, 1997 as Star notifies Trans Financial in writing but not earlier than the Approval Date, and not later than the first business day of the first full calendar month commencing at least five business days after the Approval Date. The Effective Time will occur upon the filing of the appropriate documents in respect of the Merger with the Secretaries of State of the State of Ohio and the Commonwealth of Kentucky. Star and Trans Financial currently anticipate that the Effective Time will occur on
           , 1998.

SURRENDER OF TRANS FINANCIAL STOCK CERTIFICATES AND RECEIPT
  OF STAR COMMON STOCK

    Holders of record of certificates formerly representing shares of Trans Financial Common Stock (the "Certificates") will be instructed to tender such Certificates to Star Bank, N.A., as exchange agent (the "Exchange Agent"), pursuant to a letter of transmittal that Star will deliver or cause to be delivered to such holders. The letter of transmittal will specify that risk of loss and title to Certificates will pass only upon delivery of such Certificates to the Exchange Agent.

    Each holder of a Certificate that surrenders such Certificate together with duly executed transmittal materials to the Exchange Agent will, after the Effective Time and upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of full shares of Star Common Stock into which the Certificate so surrendered will have been converted pursuant to the Merger Agreement, any cash in lieu of a fractional share of Star Common Stock and any distribution theretofore declared and not yet paid with respect to such shares of Star Common Stock, without interest.

    The Exchange Agent will accept Certificates upon compliance with such reasonable terms and conditions as Star or the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as Star or the Exchange Agent may require. See "THE MERGER AGREEMENT--General Description of the Merger."

    Each outstanding Certificate will, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the Merger Consideration into which the Trans Financial Common Stock previously represented by such Certificate will have been converted in the Merger. After the Effective Time, holders of Certificates will cease to have rights with respect to the Trans Financial Common Stock previously represented by such Certificates, and their sole rights shall be to exchange such Certificates for the Merger Consideration provided for in the Merger Agreement. After the Effective Time, there will be no further transfer on the records of Trans Financial of Certificates, and, if such Certificates are presented to Trans Financial for transfer, they will be cancelled against delivery of the Merger Consideration.

    Star will not be obligated to deliver the Merger Consideration to which any former holder of Trans Financial Common Stock is entitled as a result of the Merger until such holder surrenders the Certificates as provided in the Merger Agreement. No dividends declared will be remitted to any person entitled to receive Star Common Stock under the Merger Agreement until such person surrenders the Certificate representing the right to receive such Star Common Stock, at which time such dividends will be remitted to such person, without interest and less any taxes that may have been imposed thereon.

    The shares of Star Common Stock to be issued pursuant to the Merger will be freely transferable except by certain stockholders of Trans Financial who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Trans Financial. The shares of Star Common Stock issued to such affiliates will be restricted in their transferability in accordance with the rules and regulations promulgated by the Commission and pursuant to agreements entered into thereby and delivered to Star. See "COMPARISON OF SHAREHOLDER RIGHTS--Restrictions on Resale of Star Capital Stock by Affiliates; Affiliate Agreements."

    Neither the Exchange Agent nor any party to the Merger Agreement nor any affiliate thereof will be liable to any holder of Trans Financial Common Stock represented by any Certificate for any Merger Consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Star and the Exchange Agent will be entitled to rely upon the stock transfer books of Trans Financial to establish the identity of those persons entitled to receive Merger Consideration, which books will be conclusive with respect thereto. In the event of a dispute with respect to ownership of Trans Financial Common Stock represented by any Certificate, Star and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

    At or prior to the Effective Time of the Merger, Star will deposit the aggregate Merger Consideration with the Exchange Agent. Any portion of the Merger Consideration, including any earnings thereon, which remains undistributed six months following the Effective Time of the Merger will be returned to Star, and thereafter holders of Certificates shall look only to Star for payment of the Merger Consideration (and any related dividends) to which they may be entitled.

FRACTIONAL SHARES

    No fractional shares of Star Common Stock will be issued to the former stockholders of Trans Financial in connection with the Merger. Each former holder of Trans Financial Common Stock who otherwise would have been entitled to receive a fraction of a share of Star Common Stock will receive cash in lieu thereof, without interest, in an amount equal to the holder's fractional share interest multiplied by the closing stock price of Star Common Stock on the NYSE Composite Tape on the last full trading day preceding the Effective Time. No shareholder of Trans Financial entitled to receive cash in lieu of fractional shares will be entitled to dividends, voting rights or any other rights in respect of such fractional shares. Cash received by Trans Financial shareholders in lieu of fractional shares may give rise to taxable income. See "THE MERGER--Certain Federal Income Tax Consequences of the Merger."

CONDITIONS OF THE MERGER

    The respective obligations of Star and Trans Financial to consummate the Merger are subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

        (i) The Merger Agreement shall have received the requisite approval of stockholders of Trans Financial.

        (ii) All requisite approvals of the Merger Agreement and the transactions contemplated thereby shall have been received from the Federal Reserve Board, (which have been heretofore received) and any other necessary governmental or regulatory authority or agency, and all applicable waiting periods shall have expired under applicable law (and have so expired).

        (iii) The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order.

        (iv) Neither Star nor Trans Financial shall be subject to any order, decree or injunction, and there shall be no pending or threatened order, decree or injunction, of a court or agency of competent jurisdiction which enjoins or prohibits, or seeks to enjoin or prohibit, the consummation of the Merger.

        (v) There shall be no legislative, statutory or regulatory action (whether United States federal or state) pending which prohibits or threatens to prohibit consummation of the Merger or which otherwise materially adversely affects the Merger.

        (vi) Each of Star and Trans Financial shall have received, from counsel reasonably satisfactory to it, an opinion reasonably satisfactory in form and substance to it to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that no gain or loss will be recognized by the stockholders of Trans Financial to the extent they receive Star Common Stock solely in exchange for shares of Trans Financial Common Stock, except with respect to cash received in lieu of fractional shares of Star Common Stock.

        (vii) The shares of Star Common Stock which shall be issued to the holders of Trans Financial Common Stock (and where applicable, Trans Financial Stock Options) upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

        (viii) Arthur Andersen LLP shall have issued a letter, satisfactory in form and substance, dated the date of this Proxy Statement/Prospectus and confirmed in writing at the Effective Time, to the effect that the Merger will qualify as a pooling of interests transaction under generally accepted accounting principles, if consummated in accordance with the Merger Agreement.

    Trans Financial's obligation to effect the Merger is subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

        (i) The representations and warranties of Star set forth in Article III of the Merger Agreement shall be true and correct in all material respects as of April 9, 1998 and as of the Effective Time (as though made on and as of the Effective Time except (a) to the extent such representations and warranties are by their express provisions made as of a specified date or period and (b) for the effect of transactions contemplated by the Merger Agreement).

        (ii) Star shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement prior to the Effective Time.

        (iii) Trans Financial shall have received a certificate of the Chief Financial Officer of Star as to the satisfaction of the conditions set forth in clauses (i) and (ii).

    Star's obligation to effect the Merger is subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

        (i) The representations and warranties of Trans Financial set forth in
    Article II of the Merger Agreement shall be true and correct in all material respects as of April 9, 1998 and as of the Effective Time (as though made on and as of the Effective Time except (a) to the extent such representations and warranties are by their express provisions made as of a specified date or period and (b) for the effect of transactions contemplated by the Merger Agreement).

        (ii) Trans Financial shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement prior to the Effective Time.

        (iii) Star shall have received a certificate of the Chairman or President of Trans Financial as to the satisfaction of the conditions set forth in clauses (i) and (ii).

TERMINATION OF THE MERGER AGREEMENT

    The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after any Stockholder Approval: (i) by mutual consent of the Executive Committee of the Star Board (the "Star Executive Committee") and the Trans Financial Board; (ii) by the Star Executive Committee or the Trans Financial Board (a) at any time after April 9, 1999, if the Merger shall not theretofore have been consummated (PROVIDED that the terminating party is not then in material breach of the Merger Agreement), (b) if the Federal Reserve Board has denied approval of the Merger and such denial has become final and nonappealable or (c) if stockholders of Trans Financial shall not have approved the Merger Agreement at the Special Meeting, PROVIDED that Trans Financial has not breached its obligation, subject to certain exceptions, to recommend the proposal; (iii) by the Trans Financial Board in the event of a material breach by Star of the Merger Agreement, which breach is not cured within 30 days after written notice thereof is given to Star by Trans Financial; (iv) by the Star Executive Committee in the event of a material breach by Trans Financial of the Merger Agreement, which breach is not cured within 30 days after written notice thereof is given to Trans Financial by Star; or (v) by the Trans Financial Board, upon written notice to Seller at any time during the ten-day period commencing two days after the date on which the approval of the Federal Reserve Board required for consummation of the Merger shall be received (the "Determination Date") if both of the following conditions are satisfied: (a) the average of the daily closing prices of Star Common Stock as reported on the NYSE Composite Tape for the ten consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date (the "Average Closing Price") shall be less than $49.60, and (b) the Average Closing Price shall have fallen from $62.00 (the closing price of Star Common Stock on April 8, 1998, the last full trading day on which the NYSE was open for trading prior to the execution of the Merger Agreement) by 15% more than the weighted average of the closing prices of an index group comprised of publicly traded bank holding companies has fallen between April 8, 1998 and the Determination Date.

    No assurance can be given that the Merger will be consummated, that Star and Trans Financial will not mutually agree to terminate the Merger Agreement, or that Star or Trans Financial will not elect to terminate the Merger Agreement if the Merger has not been consummated on or before April 9, 1999.

BUSINESS PENDING THE MERGER

    From April 9, 1998 to the Effective Time, each of Star and Trans Financial agreed to, and agreed to cause each of their respective subsidiaries to, conduct its business according to the ordinary and usual course consistent with past practices, and agreed to, and agreed to cause each such subsidiary to, use its reasonable best efforts to maintain and preserve its business organization, employees and advantageous business relationships and retain the services of its officers and key employees.

    From April 9, 1998 to the Effective Time, the Merger Agreement provides that, except as provided in the Merger Agreement, Trans Financial has agreed not to, and to cause each of its subsidiaries not to, without the prior written consent of Star:

        (i) declare, set aside or pay any dividends or other distributions, directly or indirectly, in respect of its capital stock (other than dividends from a subsidiary of Trans Financial to Trans Financial or another subsidiary of Trans Financial), except that Trans Financial may declare and pay cash dividends on the Trans Financial Common Stock of not more than $.18 per share per quarterly period; PROVIDED that Trans Financial shall not declare any dividends on Trans Financial Common Stock during any quarter in which its stockholders will be entitled to receive any regular quarterly dividend on the shares of Star Common Stock to be issued in the Merger;

        (ii) enter into or amend any employment, severance or similar agreement or arrangement with any director or officer or employee, or materially modify any of Trans Financial's employee benefit plans specified in the Merger Agreement or grant any salary or wage increase or materially increase any employee benefit (including incentive or bonus payments), except normal individual increases in compensation to employees consistent with past practice, or as required by law or contract;

        (iii) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement in principle with respect to, any merger, consolidation or business combination (other than the Merger), any acquisition or disposition of a material amount of assets (except in the usual course of business consistent with past practices), including mortgage servicing rights, loans or securities as well as any release or relinquishment of any material contract rights;

        (iv) propose or adopt any amendments to its articles of incorporation, association or other charter document or by-laws;

        (v) issue, sell, grant, confer or award any of its Equity Securities (as defined in the Merger Agreement) (except shares of Trans Financial Common Stock issued upon exercise of Trans Financial Stock Options outstanding on April 9, 1998) (Trans Financial agreeing to promptly notify Star of any such issuance of treasury or previously unissued shares) or effect any stock split or adjust, combine, reclassify or otherwise change its capitalization as it existed on April 9, 1998;

        (vi) purchase, redeem, retire, repurchase, or exchange, or otherwise acquire or dispose of, directly or indirectly, any of its Equity Securities, whether pursuant to the terms of such Equity Securities or otherwise;

        (vii) directly or indirectly (including through its officers, directors, employees or other representatives), initiate, solicit, engage in or encourage any discussions, inquiries or proposals with any third party relating to the disposition of any significant portion of the business or assets of Trans Financial or any Trans Financial subsidiary or the acquisition of Equity Securities of Trans Financial or any Trans Financial subsidiary or the merger of Trans Financial or any Trans Financial subsidiary with any person (other than Star) or any similar transaction or provide any such person with information or assistance or negotiate with any such person with respect to such a transaction, and Trans Financial will notify Star orally of all the relevant details relating to all inquiries, indications of interest and proposals which it may receive with respect to such a transaction within 24 hours of the receipt of any such inquiry, indication or proposal;

        (viii) take any action that would (a) materially impede or delay the consummation of the transactions contemplated by the Merger Agreement or the ability of Star or Trans Financial to obtain any approval of any Regulatory Authority required for the transactions contemplated by the Merger Agreement or to perform its covenants and agreements under the Merger Agreement or (b) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or as a pooling of interests for accounting and financial reporting purposes;

        (ix) other than in the ordinary course of business consistent with past practice (but not pursuant to any outstanding letter of credit), incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity;

        (x) materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported as of the date of the Agreement; or

        (xi) agree in writing or otherwise to take any of the foregoing actions or engage in any activity, enter into any transaction or take or omit to take any other act which would make any of the representations and warranties of Trans Financial in the Merger Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act.

WAIVER AND AMENDMENT

    Any term, condition or provision of the Merger Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof. The Merger Agreement may be amended by or on behalf of the Star Board and the Trans Financial Board at any time before or after Stockholder Approval, by an instrument in writing signed on behalf of each party; PROVIDED that, after Stockholder Approval, no such modification may alter or change the amount or kind of consideration to be received by holders of Trans Financial Common Stock in the Merger.

EMPLOYEE BENEFITS

    EMPLOYEE BENEFITS. Pursuant to the Merger Agreement, Star will take such steps as are necessary or required to integrate the employees of Trans Financial and the Trans Financial subsidiaries in Star's employee benefit plans available to similarly situated employees of Star and Star subsidiaries as soon as practicable after the Effective Time, (i) with full credit for prior service with Trans Financial or any of the Trans Financial subsidiaries for all purposes other than determining benefit accruals under any tax-qualified defined benefit plan, (ii) without any waiting periods, evidence of insurability or application of any pre-existing condition limitation, and (iii) with full credit for claims arising prior to the Effective Time for purposes of deductibles, out-of-pocket maximums, benefit maximums and all other similar limitations for the applicable plan year during which the Merger is consummated. Each of Star and Trans Financial will use all reasonable efforts to insure that no amounts paid or payable by Trans Financial, Trans Financial Subsidiaries or Star to or with respect to any employee or former employee of Trans Financial or any Trans Financial Subsidiary will fail to be deductible for United States federal income tax purposes by reason of Section 280G of the Code.

    Pursuant to the Merger Agreement, for a period of one (1) year from and after the Effective Time, Star will continue Trans Financial's severance plans and policies (or plans or policies no less favorable) with respect to the employees of Trans Financial and Trans Financial subsidiaries immediately prior to the Effective Time, as such severance plans and policies are in effect immediately prior to the Effective Time, and will honor all obligations of Trans Financial thereunder. Further, Star and Trans Financial have agreed to establish a supplemental employee severance program prior to the Effective Time to provide up to $4 million of supplemental severance (in addition to any severance provided for under Star's or Trans Financial's general severance policies) for current employees of Trans Financial not party to an Employment Agreement as described above.

    EMPLOYMENT AGREEMENTS. In connection with the execution of the Merger Agreement, Star has entered into the Employment Agreements with Messrs. Berta, Campbell, Cole, Davis, Norris and Matthews, which agreements are described herein under the caption "THE MERGER--Interests of Certain Persons in the Merger."

    TRANS FINANCIAL STOCK OPTIONS. At the Effective Time, all rights with respect to Trans Financial Stock Options that are outstanding at the Effective Time, whether or not then exercisable, will be converted into and become rights with respect to Star Common Stock, and Star will assume each Trans Financial Stock Option in accordance with the terms of the Trans Financial stock option plan under which it was issued and the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Trans Financial Stock Option assumed by Star will be exercisable solely for shares of Star Common Stock, (ii) the number of shares of Star Common Stock subject to each Trans Financial Stock Option will be equal to the number of shares of Trans Financial Common Stock subject to such Trans Financial Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share of Star Common Stock and (iii) the per share exercise price under each Trans Financial Stock Option shall be adjusted by dividing the per share exercise price under such Trans Financial Stock Option by the Exchange Ratio and rounding up to the nearest cent; PROVIDED, HOWEVER, that each Trans Financial Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction subsequent to the Effective Time. The foregoing assumption shall be undertaken by Star in a manner that will comply with Section 424(a) of the Code, as to any Trans Financial Stock Option that is an "incentive stock option." The holder of a Trans Financial Stock Option which is converted into an option with respect to Star Common Stock will not recognize gain or loss solely as a result of such conversion.

    Pursuant to the Merger Agreement, Star has agreed to file within 30 days after the Effective Time a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Star Common Stock subject to the Trans Financial Stock Options assumed as described above, and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

    Certain executive officers of Trans Financial, including certain executive officers who are directors, currently hold Trans Financial Stock Options which will be converted into rights with respect to Star Common Stock as described above. See "THE MERGER--Interests of Certain Persons in the Merger."

    TRANS FINANCIAL EMPLOYEE STOCK OWNERSHIP PLAN. Pursuant to the Merger Agreement Trans Financial may cause the Employee Stock Ownership Plan of Trans Financial (the "Trans Financial ESOP") to allocate, prior to the Effective Time, to participants in the Trans Financial ESOP the maximum number of currently unallocated shares of Trans Financial Common Stock allowable under Section 415 of the Code. Except as provided in the following paragraph, Trans Financial will not take any action which would cause the Trans Financial ESOP to be disqualified under Section 401(a) of the Code or to lose its status as an employee stock ownership plan under Section 4975 of the Code.

    On or before the Effective Time, Trans Financial will take steps reasonably necessary to cause the Trans Financial ESOP to be terminated as of the Effective Time. Any indebtedness of the Trans Financial ESOP shall be repaid from the trust associated with the Trans Financial ESOP. A final allocation will be prepared, and a request for a favorable determination letter on the termination of the Trans Financial ESOP will be filed with the Internal Revenue Service. To the maximum extent permitted by the rules and regulations of the Internal Revenue Service, upon receipt of the favorable determination letter, the assets of the Trans Financial ESOP will be distributed to the participants in due course. At and after the Effective Time, no additional employees will become eligible to participate in the Trans Financial ESOP and the assets of the Trans Financial ESOP will be applied in accordance with its terms and the rules and regulations of the Internal Revenue Service and the United States Department of Labor.

    INDEMNIFICATION AND INSURANCE. Star has agreed that the Merger will not affect or diminish any of Trans Financial's duties and obligations of indemnification existing as of the Effective Time in favor of employees, agents, directors or officers of Trans Financial or its subsidiaries arising by virtue of its Certificate of Incorporation or Bylaws in the form in effect at the date of the Merger Agreement or arising by operation of law or arising by virtue of any contract, resolution or other agreement or document existing at the date of the Merger Agreement, and such duties and obligations will continue in full force and effect and be honored by Star for so long as they would (but for the Merger) otherwise survive and continue in full force and effect. Star will provide, or cause to be provided, for a period of not less than two years from the Effective Time, a "tail" insurance and indemnification policy that provides the officers and directors of Trans Financial immediately prior to the Effective Time coverage no less favorable, in the aggregate, than as currently provided by Star to its officers and directors.

STOCK OPTION AGREEMENT

    Concurrently with the execution of the Merger Agreement, Trans Financial executed and delivered the Stock Option Agreement, pursuant to which Trans Financial granted to Star the Option. Trans Financial approved and entered into the Stock Option Agreement to induce Star to enter into the Merger Agreement.

    The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Stock Option Agreement may have the effect of discouraging persons who might now or at any other time prior to the Effective Time be interested in acquiring all of or a significant interest in Trans Financial from considering or proposing such an acquisition, even if such persons were prepared to offer to pay consideration to the Trans Financial stockholders which had a higher current market price than the Merger Consideration. The acquisition of Trans Financial (other than by Star) could cause the Option to become exercisable. The existence of the Option could significantly increase the cost to a potential acquiror of acquiring Trans Financial compared to its cost had the Stock Option Agreement and the Merger Agreement not been entered into. Such increased cost might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire Trans Financial than it might otherwise have proposed to pay. Moreover, following consultation with their respective independent accountants, Trans Financial and Star believe that the exercise or repurchase of the Option may prohibit any other acquiror of Trans Financial from accounting for any acquisition of Trans Financial using the pooling of interests accounting method for a period of two years.

    The Stock Option Agreement provides for the purchase by Star of 2,331,962 shares (the "Option Shares") of Trans Financial Common Stock at an exercise price of $46.625 per share, payable in cash. The Option Shares, if issued pursuant to the Stock Option Agreement, will in no event exceed 19.9% of the Trans Financial Common Stock issued and outstanding without giving effect to the issuance of any Trans Financial Common Stock subject to the Option.

    The number of shares of Trans Financial Common Stock subject to the Option will be increased or decreased, as appropriate, to the extent that additional shares of Trans Financial Common Stock are either (i) issued or otherwise become outstanding (other than pursuant to an exercise of the Option or as permitted under the Merger Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after April 9, 1998, such that, after such issuance, the number of Trans Financial Option Shares will continue to equal 19.9% of the Trans Financial Common Stock then issued and outstanding without giving effect to the issuance of Trans Financial Common Stock subject to the Option. In the event of any change in, or distributions in respect of, the number of shares of Trans Financial Common Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, subdivision, conversion, exchange of shares, distribution on or in respect of such Trans Financial Common Stock that would be prohibited by the Merger Agreement, or similar transaction, the type and number of Option Shares purchasable upon exercise of the Option, and the applicable option price will also be adjusted in such a manner as will fully preserve the economic benefits of the Option.

    The Stock Option Agreement provides that Star or any other holder or holders of the Option (as used in this section, collectively, the "Holder") may exercise the Option, in whole or in part, subject to regulatory approval, if both an Initial Triggering Event (as defined herein) and a Subsequent Triggering Event (as defined herein) has occurred prior to the occurrence of an Exercise Termination Event (as defined herein); provided that the Holder has sent to Trans Financial written notice of such exercise within 90 days following such Subsequent Triggering Event (subject to extension as provided in the Option Agreement). The terms Initial Triggering Event and Subsequent Triggering Event generally relate to attempts by one or more third parties to acquire a significant interest in Trans Financial. Any exercise of the Option will be deemed to occur on the date such notice is sent.

        (i) The term "Initial Triggering Event" means the occurrence of any of the following events or transactions after April 9, 1998: (a) Trans Financial or any subsidiary of Trans Financial, without Star's prior written consent, enters into an agreement to engage in, or the Trans Financial Board recommends that shareholders of the Trans Financial approve or accept, an Acquisition Transaction (as defined herein) with any person or group; (b) Trans Financial, without the Star's prior written consent, authorizes, recommends, proposes or publicly announces its intention to authorize, recommend or propose to engage in an Acquisition Transaction, or, other than as permitted by the Merger Agreement, the Trans Financial Board publicly withdraws or modifies, or publicly announces its intention to withdraw or modify, in any manner adverse to the Star, its recommendation that its shareholders approve the Merger Agreement in anticipation of engaging in an Acquisition Transaction; (c) any person, other than Star, any subsidiary of the Star or any Trans Financial subsidiary acting in a fiduciary capacity in the ordinary course of business acquires beneficial ownership, or the right to acquire beneficial ownership, of 10% or more of the outstanding shares of Trans Financial Common Stock; (d) any person other than Star or any subsidiary of Star makes a BONA FIDE proposal to Trans Financial or its shareholders by public announcement or written communication that becomes the subject of public disclosure to engage in an Acquisition Transaction;
    (e) Trans Financial breaches any covenant or obligation in the Merger Agreement after any person, other than Star or any subsidiaries of Star, has proposed an Acquisition Transaction, and such breach (1) would entitle the Star to terminate the Merger Agreement and (2) is not remedied prior to the date of the Star's notice to Trans Financial of the exercise of the Option; or (f) any person other than Star or any subsidiary of Star, other than in connection with a transaction to which Star has given its prior written consent, files an application or notice with the Federal Reserve Board, or other United States federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

        (ii) For purposes of the Stock Option Agreement, the term "Acquisition Transaction" means (a) a merger or consolidation, or any similar transaction with Trans Financial or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the Commission); (b) a purchase, lease or other acquisition or assumption of all or substantially all of the assets or deposits of Trans Financial or any of its Significant Subsidiaries; (c) a purchase or other acquisition of securities representing 10% or more of the voting power of Trans Financial; or (d) any substantially similar transaction, PROVIDED, HOWEVER, that in no event will any merger, consolidation, purchase or similar transaction involving only Trans Financial and one or more of its subsidiaries or involving only any two or more of such subsidiaries, be deemed to be an Acquisition Transaction, PROVIDED that any such transaction is not entered into in violation of the terms of the Merger Agreement.

        (iii) The term "Subsequent Triggering Event" means the occurrence of either of the following events or transactions after April 9, 1998: (a) the acquisition by any person of beneficial ownership of 20% or more of the then outstanding shares of Trans Financial Common Stock; or (b) the occurrence of the Initial Triggering Event described above in clause (i)(a), except that the percentage referred to in clause (ii)(c) of the definition of "Acquisition Transaction" set forth above will be 20%.

    The Option will expire upon the occurrence of an "Exercise Termination Event," which includes: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, except in the case of the termination of the Merger Agreement by Star as a result of an uncured material breach by Trans Financial of any of its representations, warranties, covenants or agreements unless the breach by Trans Financial is non-volitional; or (iii) the date that is 12 months after the termination of the Merger Agreement if such termination occurs after the occurrence of an Initial Triggering Event or is a termination by Star as a result of an uncured material breach by Trans Financial of any of its representations, warranties, covenants or agreements unless the breach by Trans Financial is non-volitional (provided that, if an Initial Triggering Event continues or occurs beyond such termination of the Merger Agreement and prior to the passage of such 12-month period, the Option will terminate 12 months from the expiration of the last Initial Triggering Event to expire, but in no event more than 18 months after such termination of the Merger Agreement).

    As of the date of this Proxy Statement/Prospectus, to the best knowledge of Star and Trans Financial, no Initial Triggering Event or Subsequent Triggering Event has occurred.

    Immediately prior to the occurrence of a Repurchase Event (as defined herein), (i) following a request of a Holder, delivered prior to an Exercise Termination Event, Trans Financial (or any successor thereto) will repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (a) the market/offer price (as defined herein) exceeds (b) the option price, multiplied by the number of shares for which the Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such later period as provided in Section 10 of the Stock Option Agreement), Trans Financial will repurchase such number of the Option Shares from the Owner as the Owner will designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated.

    The term "market/offer price" means the highest of (i) the price per share of Trans Financial Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Trans Financial Common Stock to be paid by any third party pursuant to an agreement with Trans Financial,
(iii) the highest closing price for shares of Trans Financial Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of the Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Trans Financial's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Trans Financial as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Trans Financial, divided by the number of shares of Trans Financial Common Stock outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash will be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Trans Financial. However, if Trans Financial at any time after delivery of a notice of repurchase as described in this paragraph is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full, the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares, either in whole or to the extent of the prohibition, whereupon, in the latter case, Trans Financial will promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Trans Financial is not prohibited from delivering and (ii) deliver, as appropriate, (a) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Trans Financial Common Stock obtained by multiplying the number of shares of Trans Financial Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and (b) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. A "Repurchase Event" is deemed to have occurred (i) upon the consummation of an Acquisition Transaction or (ii) upon the acquisition by any person of the beneficial ownership of 50% or more of the then outstanding Trans Financial Common Stock, PROVIDED that a Subsequent Triggering Event has occurred prior to an Exercise Termination Event.

    In the event that, prior to an Exercise Termination Event, Trans Financial enters into any agreement (i) to consolidate with or merge into any person, other than Star or one of its subsidiaries, such that Trans Financial is not the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than Star or one of its subsidiaries, to merge into Trans Financial and Trans Financial is the continuing or surviving corporation, but, in connection with such consolidation or merger, the outstanding shares of Trans Financial Common Stock are changed into or exchanged for stock or other securities of any other person or cash or any other property, or the then outstanding shares of Trans Financial Common Stock after such merger will represent less than 50% of the outstanding voting shares and voting share equivalents of the merged corporation; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Star or any of its subsidiaries, then, and in each such case, the agreement governing such transaction must provide that, upon consummation of such transaction and upon terms and conditions set forth in the Stock Option Agreement, the Option will be converted into, or exchanged for, an option having substantially the same terms as the Option (the "Substitute Option") to purchase securities, at the election of the Holder, of either the acquiring person or any person that controls the acquiring person. At the request of the Holder of the Substitute Option, the issuer of the Substitute Option will repurchase it at a price, and subject to such other terms and conditions, as set forth in the Stock Option Agreement.

    Within 90 days after the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Date (subject to extension as provided in the Stock Option Agreement), Star may request Trans Financial to prepare, file and keep current with respect to the Option Shares, a registration statement with the Commission. Trans Financial is required to use its reasonable best efforts to cause such registration statement to become effective and then to remain effective for 180 days or such shorter time as may be reasonably necessary to effect such sales or other disposition of Option Shares. Star has the right to demand two such registrations.

    Neither Trans Financial nor Star may assign any of its rights and obligations under the Stock Option Agreement or the Stock Option to any other person without the express written consent of the other party, except that, if a Subsequent Triggering Event occurs prior to an Exercise Termination Event, Star, subject to the terms of the Stock Option Agreement, may assign, in whole or in part, its rights and obligations thereunder, within 90 days (subject to extension as provided in the Stock Option Agreement) of such Subsequent Triggering Event; PROVIDED that, until the date 15 days after the date on which the Federal Reserve Board approves an application by Star to acquire Option Shares, Star may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Trans Financial, (iii) an assignment to a single party for the purpose of conducting a widely dispersed public distribution on Star's behalf, or (iv) any other manner approved by the Federal Reserve Board.

    Certain rights and obligations of Star and Trans Financial under the Stock Option Agreement are subject to receipt of required regulatory approvals. The approval of the Federal Reserve Board is required for the acquisition by Star of more than 5% of the outstanding shares of Trans Financial Common Stock. Accordingly, Star has included or will include in its applications with the Federal Reserve Board a request for approval of the right of Star to exercise its rights under the Stock Option Agreement, including its right to purchase more than 5% of the outstanding shares of Trans Financial Common Stock. See "THE MERGER--Regulatory Approval."

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

    The following unaudited Pro Forma Condensed Combined Financial Information and explanatory notes are presented to show the impact on the historical financial position and results of operations of Star for the proposed combination with Trans Financial and should be read in conjunction with the consolidated financial statements, including the notes thereto, of Star and Trans Financial which are either included or incorporated by reference in this Proxy Statement/Prospectus. The unaudited Pro Forma Condensed Combined Financial Information is presented for illustration purposes only in accordance with the assumptions set forth below, and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated nor is it necessarily indicative of future operating results or financial position of the combined enterprise.

    In accordance with the terms of the Merger Agreement, each share of Trans Financial Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive 0.9003 of a share of Star Common Stock.

    The unaudited Pro Forma Condensed Combined Financial Information reflects the Merger using the pooling of interests method of accounting. Star's acquisition of Great Financial Corporation ("Great Financial") was completed on February 7, 1998 and is reflected in Star's March 31, 1998 unaudited balance sheet. The unaudited Pro Forma Condensed Combined Balance Sheet assumes the Merger was consummated on March 31, 1998. The unaudited Pro Forma Condensed Combined Income Statements for the three months ended March 31, 1998 and the year ended December 31, 1997 present the combined results of operations of Star, Great Financial and Trans Financial as if the Merger and the Great Financial acquisition had been effective January 1, 1997, after the effect of certain adjustments described in the Notes to the unaudited Pro Forma Condensed Combined Financial Information. The unaudited Pro Forma Condensed Combined Income Statements for the years ended December 31, 1996 and 1995, present the combined results of operations of only Star and Trans Financial as if the merger had occurred at the beginning of each period presented.

    The Great Financial acquisition was accounted for as a purchase and accordingly, the results of the transaction and the operations have been reflected in the financial statements of Star from the date of acquisition. Under the purchase method, the purchase price is allocated to the assets and liabilities acquired based on their estimated fair values at the time of the acquisition. The allocation of the purchase price for Great Financial is preliminary and may change as certain estimates and contingencies are finalized, although any adjustments are not expected to be material.

    The combined company expects to achieve substantial merger benefits including operating cost savings and revenue enhancements. The pro forma earnings, which do not reflect any potential savings or revenue enhancements which are expected to result from the consolidation of operations of Star and Trans Financial, are not indicative of the results of future operations. No assurances can be given with respect to the ultimate level of expense savings and revenue enhancements to be realized.

                             STAR BANC CORPORATION
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF MARCH 31, 1998
                             (DOLLARS IN THOUSANDS)

                                                                   TRANS                      PRO FORMA
                                                     STAR BANC   FINANCIAL,   PRO FORMA       STAR BANC
                                                    CORPORATION     INC.     ADJUSTMENTS     CORPORATION
                                                    -----------  ----------  -----------     -----------
ASSETS:
Cash and Due from Banks...........................  $   572,507  $   84,651  $   --          $   657,158
Money Market Instruments..........................       42,574          99      --               42,673
Loans Held for Sale...............................      290,496     189,511      --              480,007
Investment Securities:
  Available-for-Sale..............................    2,052,273     262,465      --            2,314,738
  Held-to-Maturity................................      146,007      --          --              146,007
                                                    -----------  ----------  -----------     -----------
    Total Securities..............................    2,198,280     262,465      --            2,460,745
Loans Net of Unearned Interest....................    9,666,629   1,556,665      --           11,223,294
        Allowance for Loan Losses.................      151,193      22,777       12,000(3)      185,970
                                                    -----------  ----------  -----------     -----------
    Net Loans.....................................    9,515,436   1,533,888      (12,000)     11,037,324
Bank Premises and Equipment.......................      176,435      38,843       (5,660)(3)     209,618
Acceptances--Customers' Liability.................       11,113      --          --               11,113
Intangibles.......................................      578,515       8,806      --              587,321
Mortgage Servicing Rights.........................       67,425      45,180      --              112,605
Other Assets......................................      403,222      40,361      --              443,583
                                                    -----------  ----------  -----------     -----------
    Total Assets..................................  $13,856,003  $2,203,804  $   (17,660)    $16,042,147
                                                    -----------  ----------  -----------     -----------
                                                    -----------  ----------  -----------     -----------
LIABILITIES:
Deposits:
  Noninterest Bearing Deposits....................  $ 1,944,618  $  254,151  $   --          $ 2,198,769
  Interest Bearing Deposits.......................    8,430,980   1,370,282      --            9,801,262
                                                    -----------  ----------  -----------     -----------
    Total Deposits................................   10,375,598   1,624,433      --           12,000,031
Short-Term Borrowings.............................    1,277,976     195,391      --            1,473,367
Long-Term Debt....................................      371,808     195,125       (1,679)B       565,254
Trust Preferred Securities........................      148,593      --          --              148,593
Acceptances Outstanding...........................       11,113      --          --               11,113
Other Liabilities.................................      258,141      28,521        8,340(3)      295,002
                                                    -----------  ----------  -----------     -----------
    Total Liabilities.............................   12,443,229   2,043,470        6,661      14,493,360
                                                    -----------  ----------  -----------     -----------
SHAREHOLDERS' EQUITY:
Common Stock......................................      480,901      21,970       30,775A        533,646
Surplus...........................................      354,225      50,723      (30,775) A      374,173
Retained Earnings.................................      577,635      88,422      (26,000)(3)     640,057
Treasury Stock, at cost...........................       (9,076)     --          --               (9,076)
ESOP Shares Purchased with Debt...................      --           (1,679)       1,679B        --
Net Unrealized Gain/(Loss) on Securities
  Available-for-Sale..............................        9,089         898      --                9,987
                                                    -----------  ----------  -----------     -----------
    Total Shareholders' Equity....................    1,412,774     160,334      (24,321)      1,548,787
                                                    -----------  ----------  -----------     -----------
    Total Liabilities and Shareholders' Equity....  $13,856,003  $2,203,804  $   (17,660)    $16,042,147
                                                    -----------  ----------  -----------     -----------
                                                    -----------  ----------  -----------     -----------

------------------------
A  Entry to adjust common stock and surplus for Star Banc Corporation shares issued.
B Entry to reflect termination of the Trans Financial ESOP and retirement of associated debt.

 See accompanying notes to the unaudited pro forma condensed combined financial information.

                             STAR BANC CORPORATION

            UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                     GREAT                        PRO FORMA
                                                     STAR BANC     FINANCIAL     PRO FORMA        STAR BANC
                                                    CORPORATION   CORPORATION   ADJUSTMENTS      CORPORATION
                                                    -----------   -----------   -----------      -----------
INTEREST INCOME:
Interest and Fees on Loans........................   $208,180      $ 16,386      $   (187)(4)     $224,379
Interest and Fees on Loans Held For Sale..........      3,269        --            --                3,269
Interest on Investment Securities.................     28,188         4,950          (194)(4)       32,944
Other.............................................      1,336            29        --                1,365
                                                    -----------   -----------   -----------      -----------
  Total Interest Income...........................    240,973        21,365          (381)         261,957
                                                    -----------   -----------   -----------      -----------
INTEREST EXPENSE:
Interest on Deposits..............................     82,156         9,682          (419)(4)       91,419
Interest on Borrowings............................     25,596         3,677           842(4)        30,115
                                                    -----------   -----------   -----------      -----------
  Total Interest Expense..........................    107,752        13,359           423          121,534
                                                    -----------   -----------   -----------      -----------
    Net Interest Income...........................    133,221         8,006          (804)         140,423
Provision for Loan Losses.........................     10,775         2,333        --               13,108
                                                    -----------   -----------   -----------      -----------
    Net Interest Income after Provision for Loan
      Losses......................................    122,446         5,673          (804)         127,315
                                                    -----------   -----------   -----------      -----------
NONINTEREST INCOME:
Trust Income......................................     16,078        --            --               16,078
Service Charges on Deposits.......................     16,386           353        --               16,739
Credit Card Income................................      5,506        --            --                5,506
Electronic Banking Income.........................      3,859        --            --                3,859
Mortgage Banking Income...........................      8,441         2,506           (24)(4)       10,923
Investment Securities
  Gains/(Losses)--Net.............................        176        --            --                  176
All Other Income..................................     10,870           925        --               11,795
                                                    -----------   -----------   -----------      -----------
  Total Noninterest Income........................     61,316         3,784           (24)          65,076
                                                    -----------   -----------   -----------      -----------
NONINTEREST EXPENSE:
Salaries..........................................     36,582         3,215        --               39,797
Pension and Other Employee Benefits...............      6,392         1,438        --                7,830
Equipment Expense.................................      5,832         1,149        --                6,981
Occupancy Expense--Net............................      6,388        --            --                6,388
All Other Expense.................................     38,399         3,848         1,262(4)        43,509
                                                    -----------   -----------   -----------      -----------
                                                       93,593         9,650         1,262          104,505
Merger Related Charges............................     --            28,844       (28,844)(5)       --
                                                    -----------   -----------   -----------      -----------
  Total Noninterest Expense.......................     93,593        38,494       (27,582)         104,505
                                                    -----------   -----------   -----------      -----------
INCOME BEFORE TAXES...............................     90,169       (29,037)       26,754           87,886
Income Tax........................................     30,825        (8,048)        5,732(4)(5)     28,509
                                                    -----------   -----------   -----------      -----------
  NET INCOME......................................   $ 59,344      $(20,989)     $ 21,022         $ 59,377
                                                    -----------   -----------   -----------      -----------
                                                    -----------   -----------   -----------      -----------
Basic earnings per common share...................   $   0.65                                     $   0.65
Diluted earnings per common share.................       0.63                                         0.63
Average common shares--basic......................     91,834                                       91,834
Average common shares--diluted....................     94,707                                       94,707

 See accompanying notes to the unaudited pro forma condensed combined financial information.

                             STAR BANC CORPORATION

            UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                  PRO FORMA
                                                                                                  STAR BANC
                                                   PRO FORMA          TRANS                      CORPORATION
                                                   STAR BANC        FINANCIAL,     PRO FORMA      AND TRANS
                                                  CORPORATION          INC.       ADJUSTMENTS  FINANCIAL, INC.
                                                ----------------  --------------  -----------  ----------------
INTEREST INCOME:
Interest and Fees on Loans....................     $  224,379       $   35,786     $  --          $  260,165
Interest and Fees on Loans Held For Sale......          3,269            2,468        --               5,737
Interest on Investment Securities.............         32,944            3,817        --              36,761
Other.........................................          1,365                7        --               1,372
                                                     --------          -------    -----------       --------
  Total Interest Income.......................        261,957           42,078        --             304,035
                                                     --------          -------    -----------       --------
INTEREST EXPENSE:
Interest on Deposits..........................         91,419           16,466        --             107,885
Interest on Borrowings........................         30,115            5,282        --              35,397
                                                     --------          -------    -----------       --------
  Total Interest Expense......................        121,534           21,748        --             143,282
                                                     --------          -------    -----------       --------
    Net Interest Income.......................        140,423           20,330        --             160,753
Provision for Loan Losses.....................         13,108            2,220        --              15,328
                                                     --------          -------    -----------       --------
    Net Interest Income after Provision for
      Loan Losses.............................        127,315           18,110        --             145,425
                                                     --------          -------    -----------       --------
NONINTEREST INCOME:
Trust Income..................................         16,078              617        --              16,695
Service Charges on Deposits...................         16,739            2,471        --              19,210
Credit Card Income............................          5,506              237        --               5,743
Electronic Banking Income.....................          3,859              167        --               4,026
Mortgage Banking Income.......................         10,923            4,610        --              15,533
Investment Securities Gains/(Losses)--Net.....            176              150        --                 326
All Other Income..............................         11,795            2,013        --              13,808
                                                     --------          -------    -----------       --------
  Total Noninterest Income....................         65,076           10,265        --              75,341
                                                     --------          -------    -----------       --------
NONINTEREST EXPENSE:
Salaries......................................         39,797            7,939        --              47,736
Pension and Other Employee Benefits...........          7,830            1,480        --               9,310
Equipment Expense.............................          6,981            1,809        --               8,790
Occupancy Expense--Net........................          6,388            1,160        --               7,548
All Other Expense.............................         43,509            6,107        --              49,616
                                                     --------          -------    -----------       --------
                                                      104,505           18,495        --             123,000
Merger Related Charges........................         --               --            --              --
                                                     --------          -------    -----------       --------
  Total Noninterest Expense...................        104,505           18,495        --             123,000
                                                     --------          -------    -----------       --------
INCOME BEFORE TAXES...........................         87,886            9,880        --              97,766
Income Tax....................................         28,509            3,306        --              31,815
                                                     --------          -------    -----------       --------
  NET INCOME..................................     $   59,377       $    6,574     $  --          $   65,951
                                                     --------          -------    -----------       --------
                                                     --------          -------    -----------       --------
Basic earnings per common share...............     $     0.65       $     0.57                    $     0.64
Diluted earnings per common share.............           0.63             0.55                          0.62
Average common shares--basic..................         91,834           11,597                       102,383
Average common shares--diluted................         94,707           11,910                       105,538

 See accompanying notes to the unaudited pro forma condensed combined financial information.

                             STAR BANC CORPORATION

            UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                       PRO FORMA
                                                     STAR BANC    GREAT FINANCIAL     PRO FORMA        STAR BANC
                                                    CORPORATION     CORPORATION      ADJUSTMENTS      CORPORATION
                                                    -----------   ---------------   --------------  ----------------
INTEREST INCOME:
Interest and Fees on Loans........................   $709,196        $163,586        $ (2,264)(4)      $  870,518
Interest on Investment Securities.................     90,750          51,825          (2,333)(4)         140,242
Other.............................................      4,606             445          --                   5,051
                                                    -----------   ---------------   --------------  ----------------
  Total Interest Income...........................    804,552         215,856          (4,597)          1,015,811
                                                    -----------   ---------------   --------------  ----------------
INTEREST EXPENSE:
Interest on Deposits..............................    268,355          92,103          (5,023)(4)         355,435
Interest on Borrowings............................     74,298          40,835          10,103(4)          125,236
                                                    -----------   ---------------   --------------  ----------------
  Total Interest Expense..........................    342,653         132,938           5,080             480,671
                                                    -----------   ---------------   --------------  ----------------
    Net Interest Income...........................    461,899          82,918          (9,677)            535,140
Provision for Loan Losses.........................     53,614           5,823          --                  59,437
                                                    -----------   ---------------   --------------  ----------------
    Net Interest Income after Provision for Loan
      Losses......................................    408,285          77,095          (9,677)            475,703
                                                    -----------   ---------------   --------------  ----------------
NONINTEREST INCOME:
Trust Income......................................     56,661         --               --                  56,661
Service Charges on Deposits.......................     61,252           2,921          --                  64,173
Credit Card Income................................     24,427         --               --                  24,427
Electronic Banking Income.........................     15,377         --               --                  15,377
Mortgage Banking Income...........................     12,832          26,488            (292)(4)          39,028
Investment Securities Gains/(Losses)--Net.........     (4,239)          1,499          --                  (2,740)
All Other Income..................................     38,266           7,218          --                  45,484
                                                    -----------   ---------------   --------------  ----------------
  Total Noninterest Income........................    204,576          38,126            (292)            242,410
                                                    -----------   ---------------   --------------  ----------------
NONINTEREST EXPENSE:
Salaries and Benefits.............................    147,072          37,154          --                 184,226
Equipment Expense.................................     19,892           9,652          --                  29,544
Occupancy Expense--Net............................     23,523         --               --                  23,523
All Other Expense.................................    131,276          28,063          15,140(4)          174,479
                                                    -----------   ---------------   --------------  ----------------
  Total Noninterest Expense.......................    321,763          74,869          15,140             411,772
                                                    -----------   ---------------   --------------  ----------------
INCOME BEFORE TAXES...............................    291,098          40,352         (25,109)            306,341
Income Tax........................................     96,344          14,054          (3,489)(4)         106,909
                                                    -----------   ---------------   --------------  ----------------
  NET INCOME......................................   $194,754        $ 26,298        $(21,620)         $  199,432
                                                    -----------   ---------------   --------------  ----------------
                                                    -----------   ---------------   --------------  ----------------
Basic earnings per common share...................   $   2.26        $   2.03                          $     2.08
Diluted earnings per common share.................       2.19            1.88                                2.03
Average common shares--basic......................     86,160          12,974                              95,745
Average common shares--diluted....................     88,877          13,997                              98,462

 See accompanying notes to the unaudited pro forma condensed combined financial information.

                             STAR BANC CORPORATION

            UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                  PRO FORMA
                                                                                                  STAR BANC
                                                    PRO FORMA        TRANS                       CORPORATION
                                                    STAR BANC     FINANCIAL,     PRO FORMA        AND TRANS
                                                   CORPORATION       INC.       ADJUSTMENTS    FINANCIAL, INC.
                                                   ------------  -------------  -----------  -------------------
INTEREST INCOME:
Interest and Fees on Loans.......................  $    870,518   $   146,284    $  --          $   1,016,802
Interest on Investment Securities................       140,242        15,117       --                155,359
Other............................................         5,051            10       --                  5,061
                                                   ------------  -------------  -----------  -------------------
  Total Interest Income..........................     1,015,811       161,411       --              1,177,222
                                                   ------------  -------------  -----------  -------------------
INTEREST EXPENSE:
Interest on Deposits.............................       355,435        64,389       --                419,824
Interest on Borrowings...........................       125,236        16,811       --                142,047
                                                   ------------  -------------  -----------  -------------------
  Total Interest Expense.........................       480,671        81,200       --                561,871
                                                   ------------  -------------  -----------  -------------------
    Net Interest Income..........................       535,140        80,211       --                615,351
Provision for Loan Losses........................        59,437         9,500       --                 68,937
                                                   ------------  -------------  -----------  -------------------
    Net Interest Income after Provision for Loan
      Losses.....................................       475,703        70,711       --                546,414
                                                   ------------  -------------  -----------  -------------------
NONINTEREST INCOME:
Trust Income.....................................        56,661         2,475       --                 59,136
Service Charges on Deposits......................        64,173        10,154       --                 74,327
Credit Card Income...............................        24,427           869       --                 25,296
Electronic Banking Income........................        15,377           515       --                 15,892
Mortgage Banking Income..........................        39,028        13,509       --                 52,537
Investment Securities Gains/(Losses)--Net........        (2,740)         (356)      --                 (3,096)
All Other Income.................................        45,484         7,244       --                 52,728
                                                   ------------  -------------  -----------  -------------------
  Total Noninterest Income.......................       242,410        34,410       --                276,820
                                                   ------------  -------------  -----------  -------------------
NONINTEREST EXPENSE:
Salaries and Benefits............................       184,226        34,931       --                219,157
Equipment Expense................................        29,544         6,799       --                 36,343
Occupancy Expense--Net...........................        23,523         4,660       --                 28,183
All Other Expense................................       174,479        22,743       --                197,222
                                                   ------------  -------------  -----------  -------------------
  Total Noninterest Expense......................       411,772        69,133       --                480,905
                                                   ------------  -------------  -----------  -------------------
INCOME BEFORE TAXES..............................       306,341        35,988       --                342,329
Income Tax.......................................       106,909        12,055       --                118,964
                                                   ------------  -------------  -----------  -------------------
  NET INCOME.....................................  $    199,432   $    23,933    $  --          $     223,365
                                                   ------------  -------------  -----------  -------------------
                                                   ------------  -------------  -----------  -------------------
Basic earnings per common share..................  $       2.08   $      2.09                   $        2.10
Diluted earnings per common share................          2.03          2.04                            2.04
Average common shares--basic.....................        95,745        11,432                         106,294
Average common shares--diluted...................        98,462        11,722                         109,272

 See accompanying notes to the unaudited pro forma condensed combined financial information.

                             STAR BANC CORPORATION
            UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                  PRO FORMA
                                                                                                  STAR BANC
                                                                      TRANS                      CORPORATION
                                                      STAR BANC     FINANCIAL,     PRO FORMA      AND TRANS
                                                     CORPORATION       INC.       ADJUSTMENTS  FINANCIAL, INC.
                                                     -----------  --------------  -----------  ----------------
INTEREST INCOME:
Interest and Fees on Loans.........................   $ 635,619     $  131,466     $  --          $  767,085
Interest on Investment Securities..................      98,206         16,403        --             114,609
Other..............................................       1,700             66        --               1,766
                                                     -----------  --------------  -----------       --------
  Total Interest Income............................     735,525        147,935        --             883,460
                                                     -----------  --------------  -----------       --------
INTEREST EXPENSE:
Interest on Deposits...............................     262,675         59,795        --             322,470
Interest on Borrowings.............................      54,651         13,271        --              67,922
                                                     -----------  --------------  -----------       --------
  Total Interest Expense...........................     317,326         73,066        --             390,392
                                                     -----------  --------------  -----------       --------
    Net Interest Income............................     418,199         74,869        --             493,068
Provision for Loan Losses..........................      40,773         13,914        --              54,687
                                                     -----------  --------------  -----------       --------
    Net Interest Income after Provision for Loan
      Losses.......................................     377,426         60,955        --             438,381
                                                     -----------  --------------  -----------       --------
NONINTEREST INCOME:
Trust Income.......................................      46,917          1,955        --              48,872
Service Charges on Deposits........................      55,983          9,541        --              65,524
Credit Card Income.................................      19,183            949        --              20,132
Electronic Banking Income..........................      10,231            207        --              10,438
Mortgage Banking Income............................       7,556         10,728        --              18,284
Investment Securities Gains/(Losses)--Net..........      (2,451)            20        --              (2,431)
All Other Income...................................      33,103          6,289        --              39,392
                                                     -----------  --------------  -----------       --------
  Total Noninterest Income.........................     170,522         29,689        --             200,211
                                                     -----------  --------------  -----------       --------
NONINTEREST EXPENSE:
Salaries and Benefits..............................     141,271         38,509        --             179,780
Equipment Expense..................................      17,329          7,005        --              24,334
Occupancy Expense--Net.............................      22,019          5,206        --              27,225
All Other Expense..................................     122,592         27,237        --             149,829
                                                     -----------  --------------  -----------       --------
                                                        303,211         77,957        --             381,168
SAIF special assessment............................       5,000          2,685        --               7,685
                                                     -----------  --------------  -----------       --------
  Total Noninterest Expense........................     308,211         80,642        --             388,853
                                                     -----------  --------------  -----------       --------
INCOME BEFORE TAXES................................     239,737         10,002        --             249,739
Income Tax.........................................      81,378          3,120        --              84,498
                                                     -----------  --------------  -----------       --------
  NET INCOME.......................................   $ 158,359     $    6,882     $  --          $  165,241
                                                     -----------  --------------  -----------       --------
                                                     -----------  --------------  -----------       --------
Basic earnings per common share....................   $    1.79     $     0.61                    $     1.67
Diluted earnings per common share..................        1.75           0.60                          1.64
Average common shares--basic.......................      88,544         11,347                        99,093
Average common shares--diluted.....................      90,238         11,453                       100,882

 See accompanying notes to the unaudited pro forma condensed combined financial information.

                             STAR BANC CORPORATION

            UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                  PRO FORMA
                                                                                                  STAR BANC
                                                                      TRANS                      CORPORATION
                                                      STAR BANC     FINANCIAL,     PRO FORMA      AND TRANS
                                                     CORPORATION       INC.       ADJUSTMENTS  FINANCIAL, INC.
                                                     -----------  --------------  -----------  ----------------
INTEREST INCOME:
Interest and Fees on Loans.........................   $ 586,416     $  115,757     $  --          $  702,173
Interest on Investment Securities..................     122,939         17,650        --             140,589
Other..............................................       1,049            821        --               1,870
                                                     -----------  --------------  -----------       --------
  Total Interest Income............................     710,404        134,228        --             844,632
                                                     -----------  --------------  -----------       --------
INTEREST EXPENSE:
Interest on Deposits...............................     265,972         56,465        --             322,437
Interest on Borrowings.............................      66,224          8,134        --              74,358
                                                     -----------  --------------  -----------       --------
  Total Interest Expense...........................     332,196         64,599        --             396,795
                                                     -----------  --------------  -----------       --------
    Net Interest Income............................     378,208         69,629        --             447,837
Provision for Loan Losses..........................      25,101          5,260        --              30,361
                                                     -----------  --------------  -----------       --------
    Net Interest Income after Provision for Loan
      Losses.......................................     353,107         64,369        --             417,476
                                                     -----------  --------------  -----------       --------
NONINTEREST INCOME:
Trust Income.......................................      41,512          1,392        --              42,904
Service Charges on Deposits........................      43,870          8,472        --              52,342
Credit Card Income.................................      15,118          1,001        --              16,119
Electronic Banking Income..........................       7,652            306        --               7,958
Mortgage Banking Income............................       2,362          7,853        --              10,215
Investment Securities Gains/(Losses)--Net..........       1,910            200        --               2,110
All Other Income...................................      25,700          5,187        --              30,887
                                                     -----------  --------------  -----------       --------
  Total Noninterest Income.........................     138,124         24,411        --             162,535
                                                     -----------  --------------  -----------       --------
NONINTEREST EXPENSE:
Salaries and Benefits..............................     133,196         31,341        --             164,537
Equipment Expense..................................      16,284          6,126        --              22,410
Occupancy Expense--Net.............................      22,059          4,836        --              26,895
All Other Expense..................................     114,675         23,746        --             138,421
                                                     -----------  --------------  -----------       --------
  Total Noninterest Expense........................     286,214         66,049        --             352,263
                                                     -----------  --------------  -----------       --------
INCOME BEFORE TAXES................................     205,017         22,731        --             227,748
Income Tax.........................................      68,414          7,416        --              75,830
                                                     -----------  --------------  -----------       --------
  NET INCOME.......................................   $ 136,603     $   15,315     $  --          $  151,918
                                                     -----------  --------------  -----------       --------
                                                     -----------  --------------  -----------       --------
Basic earnings per common share....................   $    1.52     $     1.36                    $     1.51
Diluted earnings per common share..................        1.50           1.35                          1.49
Average common shares--basic.......................      90,086         11,246                       100,635
Average common shares--diluted.....................      91,247         11,356                       101,895

 See accompanying notes to the unaudited pro forma condensed combined financial information.

                        NOTES TO THE UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL INFORMATION
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 1--BASIS OF PRESENTATION

    The unaudited Pro Forma Condensed Combined Financial Information has been prepared assuming the Merger will be accounted for under the pooling of interests method and is based on the historical consolidated financial statements of Star and Trans Financial. Star and Trans Financial are in the process of reviewing their respective accounting policies. As a result of this review, it might be necessary to restate certain amounts in Star's or Trans Financial's financial statements to conform to those accounting policies that are most appropriate. Any such restatements are not expected to be material.

    On February 7, 1998 Star completed the purchase of Great Financial for 70 percent stock and 30 percent cash. Star issued 9.5 million shares of Star Common Stock and paid out $190 million in cash for a total value of $648 million for this transaction. This transaction is structured as a tax-free exchange and has been accounted for as a purchase. The pro forma adjustments for Great Financial represent management's best estimates based on available information at this time. The actual adjustments may differ from those reflected in the unaudited Pro Forma Condensed Combined Financial Information as estimates are finalized, although any adjustments are not expected to be material.

NOTE 2--SHAREHOLDERS' EQUITY

    In the Merger, Star will exchange 0.9003 of a share of Star Common Stock for each share of Trans Financial Common Stock. Trans Financial had 11,717,356 shares of common stock outstanding at March 31, 1998, which will be exchanged for approximately 10,549,000 shares of Star Common Stock. The common stock in the unaudited Pro Forma Condensed Combined Balance Sheet has been adjusted to reflect the par value amount of the Star shares issued. Pro forma retained earnings reflects an adjustment for estimated Merger related charges as described in Note 3 below.

NOTE 3--MERGER RELATED CHARGES

    In connection with the Merger, Star and Trans Financial expect to incur pre-tax Merger related charges of approximately $40 million. These are expected to include approximately $9 million in severance, change of control and relocation payments, $4 million in occupancy and equipment charges (lease termination costs, elimination of duplicate facilities and write-off of equipment), $4 million in conversion costs and contract terminations, a $3 million commitment to establish a Foundation and $8 million in other Merger costs (including legal and investment banking fees). Star currently intends to provide up to an additional $12 million in allowance for loan losses as a charge to earnings at the effective date. This additional loan loss provision is being recorded in connection with a change in the management of Trans Financial problem loans. These amounts and the related tax effect have been reflected in the unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 1998 and have not been reflected in the unaudited Pro Forma Condensed Combined Income Statements as they are not expected to have a continuing impact on the operations of the combined company.

NOTE 4--GREAT FINANCIAL ACQUISITION

    The historical balance sheet of Star as of March 31, 1998 includes the acquisition of Great Financial, which occurred on February 7, 1998 and was accounted for as a purchase transaction. The $190 million cash portion of the purchase price represents 30 percent of the purchase price and was funded with short-term borrowings. The unaudited Pro Forma Condensed Combined Income Statements for the three months ended March 31, 1998 and the year ended December 31, 1997 reflect Great Financial's operating

                        NOTES TO THE UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL INFORMATION
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 4--GREAT FINANCIAL ACQUISITION (CONTINUED) results and the impact of purchase accounting adjustments as if the transaction occurred on January 1, 1997.

    The purchase accounting and pro forma adjustments related to the merger with Great Financial reflected in the unaudited Pro Forma Condensed Combined Income Statements are summarized as follows:

                                                                                 THREE MONTHS
                                                                                     ENDED          YEAR ENDED
                                                                                MARCH 31, 1998   DECEMBER 31, 1997
                                                                                ---------------  -----------------
Interest income-
  Amortization of investment securities.......................................     $    (194)        $  (2,333)
  Amortization of loans.......................................................          (187)           (2,264)
Interest expense-
  Amortization of CDs.........................................................          (419)           (5,023)
  Amortization of long-term debt..............................................           (31)             (372)
  Interest expense on short-term borrowings to fund cash portion of purchase
    price.....................................................................           873            10,475
Noninterest income-
  Amortization of mortgage servicing rights...................................           (24)             (292)
Noninterest expense-
  Amortization of identifiable intangibles and goodwill.......................         1,262            15,140

Income tax expense on the pro forma adjustments is reflected using a 35% tax rate.

    The following assumptions were used in establishing the purchase accounting adjustments for Great Financial included in the unaudited Pro Forma Condensed Combined Income Statements.

    SECURITIES--The securities premium is assumed to be amortized into interest income on an effective interest method basis over the remaining estimated maturities of the securities, approximately 9 years.

    LOANS--The fair value adjustments are being amortized on a straight-line basis over the estimated remaining maturities of the various loan types, ranging from 3 to 13 years.

    MORTGAGE SERVICING RIGHTS--The excess of fair value over carrying value is amortized on an accelerated basis over the estimated maturity of the underlying mortgages.

    INTANGIBLES--Identifiable intangibles are amortized on a straight-line basis over an average of 11 years based on the estimated lives of the deposits acquired. Goodwill is amortized on a straight-line basis over 25 years.

    CERTIFICATES OF DEPOSIT AND LONG-TERM DEBT--The fair value adjustments are amortized on an effective interest method over the remaining maturities of the deposits and debt.

                        NOTES TO THE UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL INFORMATION
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 5--MERGER RELATED CHARGES OF GREAT FINANCIAL

    Included in Great Financial's results for January 1, 1998 through February 6, 1998, as shown in the unaudited Pro Forma Condensed Combined Income Statement for the three months ended March 31, 1998, were the following merger related charges incurred directly by Great Financial:

(DOLLARS IN THOUSANDS)
------------------------------------------------------------------------------------------------------------------
Severance and benefit payments.........................................................................  $   4,301
Contract termination payments..........................................................................      4,847
Payout of nonqualified stock options...................................................................     14,244
Investment banking and legal fees......................................................................      4,235
Other direct merger charges............................................................................      1,217
                                                                                                         ---------
  Total merger related charges.........................................................................  $  28,844
                                                                                                         ---------
                                                                                                         ---------

    Noninterest expense (and the related tax effect) in the unaudited Pro Forma Condensed Combined Income Statement for March 31, 1998 was adjusted to exclude the above one-time merger charges in the pro forma operating results.

                        COMPARISON OF SHAREHOLDER RIGHTS

    Upon the conversion of their shares of Trans Financial Common Stock into the right to receive shares of Star Common Stock pursuant to the Merger, the stockholders of Trans Financial, a Kentucky corporation, will become shareholders of Star, an Ohio corporation. The following is a description of Star capital stock, including the Star Common Stock to be issued in the Merger, and a summary of the material differences between the rights of holders of Trans Financial Common Stock and the rights of holders of Star Common Stock. These differences arise in part from the differences between the KBCA and the Ohio Law. Additional differences arise from the governing instruments of the two companies (in the case of Trans Financial, the Trans Financial Articles of Incorporation and the Trans Financial By-Laws, and, in the case of Star, the Star Articles of Incorporation and the Star Regulations). Although it is impractical to compare all of the aspects in which the KBCA and the Ohio Law and the companies' governing instruments differ with respect to shareholders' rights, the following discussion summarizes certain significant differences between them.

DESCRIPTION OF STAR COMMON STOCK AND ATTACHED PREFERRED SHARE
  PURCHASE RIGHTS

    GENERAL. Star has authorized 200,000,000 shares of Star Common Stock and 1,000,000 shares of preferred stock, no par value ("Star Preferred Stock"). At
the Record Date, Star had       shares of Star Common Stock issued and
outstanding and no shares of Star Preferred Stock issued and outstanding. Under the Ohio Law, the Star Board may generally approve the issuance of authorized shares of Star Common Stock and Star Preferred Stock without shareholder approval.

    The Star Board is also authorized to fix the number of shares and determine the designation of any series of Star Preferred Stock and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any series of Star Preferred Stock. The Star Board has designated and reserved Series A Preferred Stock pursuant to the Star Preferred Share Purchase Rights Plan defined and described below.

    The existence of a substantial number of unissued and unreserved shares of Star Common Stock and undesignated shares of Star Preferred Stock may enable the Star Board to issue shares to such persons and in such manner as may be deemed to have an antitakeover effect.

    DIVIDENDS. The holders of the Star Common Stock are entitled to share ratably in dividends when, as and if declared by the Star Board from funds legally available therefor, after full cumulative dividends have been paid or declared, and funds sufficient for the payment thereof set apart, on all series of Star Preferred Stock ranking superior as to dividends to the Star Common Stock.

    The Star Board intends to maintain its present policy of paying quarterly cash dividends on the Star Common Stock when justified by the financial condition of Star and its subsidiaries. The declaration and amount of future dividends will depend on circumstances existing at the time, including Star's earnings, financial condition and capital requirements as well as regulatory limitations, note and indenture provisions and such other factors as the Star Board may deem relevant. The payment of dividends to Star by Star Bank, N.A. is subject to extensive regulation by various state and federal regulatory agencies. See "SUPERVISION AND REGULATION."

    VOTING RIGHTS. Each holder of Star Common Stock has one vote for each share held on matters presented for consideration by the shareholders. Holders of Star Common Stock do not have a right to cumulate votes.

    PREEMPTIVE RIGHTS. The holders of Star Common Stock have no preemptive right to acquire any additional unissued shares or treasury shares of Star.

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    LIQUIDATION RIGHTS.  In the event of liquidation, dissolution or winding-up of Star, whether voluntary or involuntary, the holders of Star Common Stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences on any outstanding Star Preferred Stock.

    ASSESSMENT AND REDEMPTION. Shares of Star Common Stock issuable in the Merger will be, when issued, fully paid and nonassessable. Such shares do not have any redemption provisions.

    PREFERRED SHARE PURCHASE RIGHTS PLAN. One Star Right is attached to each share of Star Common Stock. The Star Rights trade automatically with shares of Star Common Stock, and become exercisable and will trade separately from the Star Common Stock only if a person or group has acquired, or has the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Star Common Stock, or upon commencement or announcement, or notice to Star, of intent to make a tender offer for 30% or more of the outstanding shares of Star Common Stock, or a holder of 10% or more of the outstanding shares of Star Common Stock is declared an "Adverse Person" by the Star Board. Star is entitled to redeem the Star Rights at a price of one cent per Star Right at any time before the twentieth day following the occurrence of an event making such Star Right exercisable. When exercisable, each Star Right will entitle the holder to buy 1/100 of a share of Star Series A Preferred Stock at an exercise price of $100.00 per Star Right. In the event a person or group acquires beneficial ownership of 20% or more of Star Common Stock, holders of Star Rights (other than the acquiring person or group) may purchase Star Common Stock having a market value of twice the then current exercise price of each Star Right. If Star is acquired by any person or group after the Star Rights become exercisable, each Star Right will entitle its holder to purchase stock of the acquiring company having a market value of twice the current exercise price of each Star Right. The Star Rights are designed to protect the interests of Star and its shareholders against coercive takeover tactics. The purpose of the Star Rights is to encourage potential acquirors to negotiate with the Star Board prior to attempting a takeover and to give the Star Board leverage in negotiating on behalf of all shareholders the terms of any proposed takeover. The Star Rights may deter certain takeover proposals. The Star Rights, which can be redeemed by the Star Board in certain circumstances, expire by their terms on October 20, 1999.

    CLASSIFICATION OF THE STAR BOARD. The Star Board is divided into three classes, and the directors are elected by classes to three-year terms, so that one of the three classes of the directors of Star will be elected at each annual meeting of the shareholders. While this provision promotes stability and continuity of the Star Board, classification of the Star Board may also have the effect of decreasing the number of directors that could otherwise be elected at each annual meeting of shareholders by a person who obtains a controlling interest in the Star Common Stock and thereby could impede a change in control of Star.

    OTHER MATTERS. Star's Articles of Incorporation and Regulations also contain provisions which: (i) require the affirmative vote of the holders of at least 80% of the outstanding Star Common Stock and 50% of outstanding Star Common Stock by shareholders other than the "related person" to approve certain "business combinations" with "related persons" unless the Star Board first approves such business combinations; and (ii) require an affirmative vote of at least 80% of the outstanding Star Common Stock for the amendment, alteration, change or repeal of any of the above provision; PROVIDED, HOWEVER, that, if there is a "related person", such 80% vote must include the affirmative vote of at least 50% of the outstanding Star Common Stock held by shareholders other than the related person. Such provisions may be deemed to have an antitakeover effect.

RESTRICTIONS ON RESALE OF STAR CAPITAL STOCK BY AFFILIATES;
  AFFILIATE AGREEMENTS

    STAR COMMON STOCK. Under Rule 145 of the Securities Act, certain of the executive officers and all of the directors of Trans Financial, by virtue of being affiliates of Trans Financial, will be limited in their right to resell the stock so received in the Merger. Such officers and directors who desire to resell the Star

Common Stock so received must sell such stock either pursuant to an effective registration statement under the Securities Act or in accordance with an applicable exemption. In addition, officers and directors of Trans Financial who become "affiliates" of Star following the Merger will be limited in their right to resell the Star Common Stock received in the Merger.

    Rule 145(d) under the Securities Act provides that persons deemed to be affiliates of a company such as Star solely by virtue of having been affiliates of a company such as Trans Financial prior to a transaction such as the Merger may resell their stock pursuant to certain of the requirements of Rule 144 under the Securities Act if such stock is sold within the first year after the receipt thereof. After one year, if such person is not an affiliate of Star and if Star is current with respect to its required public filings, a former affiliate of Trans Financial may freely resell the stock received in the Merger without limitation. Star has agreed to comply with the current information requirements of Rule 144 for a period of two years following the Merger. After two years from the issuance of the stock, if such person is not an affiliate of Star at the time of sale and for at least three months prior to such sale, such person may freely resell such stock, without limitation, regardless of the status of Star's required public filings.

    Trans Financial has agreed to deliver to Star a letter identifying all persons whom Trans Financial believes to be, at the time the Merger Agreement is submitted to a vote of the stockholders of Trans Financial, "affiliates" of Trans Financial for purposes of Rule 145 under the Securities Act or for determining the qualification of the Merger as a pooling of interests for accounting and financial reporting purposes. Trans Financial has agreed to use its reasonable best efforts to cause each person who is so identified as such an "affiliate" to deliver to Star a written agreement providing, among other things, that such person will not make any sale, transfer or other disposition of such person's shares of Star Common Stock in violation of the Securities Act or the rules and regulations promulgated thereunder. Further, the certificates representing shares of Star Common Stock to be received by affiliates of Trans Financial in the Merger will be legended as to the restrictions imposed upon resale of such stock.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF STAR AND STOCKHOLDERS
  OF TRANS FINANCIAL

    AMENDMENT OF CHARTER DOCUMENTS. The KBCA requires approval by holders of a majority of the voting power of Trans Financial Common Stock in order to amend the Trans Financial Articles of Incorporation to the extent such amendment would create dissenters' rights, and a majority of votes cast with respect to all other amendments. To amend an Ohio corporation's articles of incorporation, the Ohio Law requires the approval of shareholders holding two-thirds of the voting power of the corporation, or, in cases in which class voting is required, of shareholders holding two-thirds of the voting power of such class, unless otherwise specified in such corporation's articles of incorporation. The Star Articles of Incorporation specify that the holders of a majority of the voting power of Star may amend the Star Articles of Incorporation, except that amendments to the number of and classification of directors, the indemnification of officers and directors, business combination, nomination of directors and requirement that shareholder action be taken at a shareholder meeting provisions require the affirmative vote of 80% of the total voting power. The Trans Financial Articles of Incorporation contain a similar 80% vote of of outstanding capital stock to amend provisions relating to certain business combinations and the number, classification and removal of directors. See "--Merger, Acquisitions and Certain Other Transactions."

    AMENDMENT AND REPEAL OF BY-LAWS AND REGULATIONS. Under the KBCA, a majority of the votes cast by stockholders of a corporation and, except as provided in the articles of incorporation or by stockholder action, the directors of the corporation have the power to adopt, amend and repeal the by-laws of a corporation. The Trans Financial Articles of Incorporation do not otherwise provide.

    The Ohio Law provides that only shareholders of a corporation have the power to amend and repeal a corporation's code of regulations. The Star Regulations may only be amended by the affirmative vote of a

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
majority of the voting power represented by the outstanding voting stock of Star present in person or by proxy at an annual or special meeting called for such purpose.

    CLASSIFICATION AND REMOVAL OF DIRECTORS. The KBCA provides that, unless the articles of incorporation of a corporation provide otherwise, directors may be removed from office, with or without cause, by a majority of the votes cast by stockholders, except that no director may be removed if the votes of a sufficient number of shares are cast against such director's removal, which, if voted at an election of directors, would be sufficient to elect such director. The Trans Financial Articles of Incorporation provides for a classified board of nine to twenty directors (as determined by the Trans Financial Board, which is not permitted to increase the total number of directors by more then two directors in any year), with the result that directors serve for three year terms and one third of the Trans Financial Board is elected annually, and that directors may only be removed, with or without cause, by affirmative vote of at least 80% of the voting power of all then-outstanding shares of capital stock of Trans Financial entitled to vote in the election of directors.

    The Ohio Law provides that, unless the governing documents of a corporation provide otherwise, directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the corporation with respect to the election of directors, except that, unless all the directors or all the directors of a particular class are removed, no individual director may be removed if the votes of a sufficient number of shares are cast against such director's removal which, if voted at an election of all the directors, or all the directors of a particular class, as the case may be, would be sufficient to elect at least one director. Star has a classified board, with the result that directors serve for three year terms and one-third of the Star Board is elected annually. Directors of Star may be removed only for cause by the affirmative vote of a majority of the voting power present at a meeting of Star shareholders.

    VACANCIES ON THE BOARD. The KBCA provides that, unless the articles of incorporation of a corporation provide otherwise, vacancies and newly created directorships resulting from a resignation or any increase in the authorized number of directors may be filled by a majority of the directors then in office, even though less than a quorum, or by the stockholders. The Trans Financial Articles of Incorporation provide that any vacancy on the Trans Financial Board that results from an increase in the number of directors may be filled only by the vote of 80% of the directors then in office, even though less than a quorum. Any director of any class elected to fill a vacancy shall have a term that shall expire at the next annual meeting at which directors are elected.

    The Ohio Law provides that, unless the governing documents of a corporation provide otherwise, vacancies on the board of directors may be filled by a majority of the remaining directors of a corporation. The Star Articles of Incorporation provide that the remaining directors of the class may or in the event that no directors of such class remain by the remaining directors of the other two classes, in either case by a vote of majority of their number, fill any vacancy for the unexpired term.

    RIGHT TO CALL SPECIAL MEETINGS OF SHAREHOLDERS. The KBCA permits special meetings of stockholders to be called by the board of directors, such other persons, including stockholders, as the articles of incorporation or by-laws may provide or by holders of at least 33 1/3% (or such higher or lower percentage as is contained in the articles of incorporation) of the votes entitled to be cast on any issue proposed to be considered at the special meeting. The Trans Financial Articles of Incorporation provide that special meetings may be called only by a majority of the directors then in office or by holders of not less than 50% of all shares entitled to cast votes at the special meeting.

    Under the Ohio Law, the holders of at least 25% of the outstanding shares of a corporation, unless the corporation's regulations specify another percentage, which may in no case be greater than 50%, the directors, by action at a meeting or a majority of the directors acting without a meeting, the Chairman of the Board, the President or, in the case of the President's death or disability, the Vice President authorized to exercise the authority of the President have the authority to call special meetings of shareholders. The

Star Articles of Incorporation expressly provide that special meetings of Star shareholders may be called by the Star Chief Executive Officer or by shareholders holding 50% or more of the voting power of the then-outstanding shares entitled to vote in an election of directors, taken together as a single class.

    SHAREHOLDER ACTION WITHOUT A MEETING. Under the KBCA and the Ohio Law, unless otherwise provided in the governing documents, any action that may be taken by shareholders at a meeting may be taken without a meeting with the unanimous written consent of all shareholders entitled to vote thereat. The Trans Financial Articles of Incorporation do not otherwise provide and the Star Articles of Incorporation provide that action by shareholders may not be effected by a consent in writing without a meeting.

    CLASS VOTING. Under the KBCA and the Ohio Law, holders of a particular class of shares are entitled to vote as a separate class if the rights of that class are affected in certain respects by mergers, consolidations or amendments to the articles of incorporation.

    CUMULATIVE VOTING. Under the KBCA, stockholders have the right to vote cumulatively in the election of directors, permitting each stockholder to vote the number of shares owned thereby on the record date multiplied by the number of directors to be elected, which votes may be cast for one or more of the candidates as determined by the stockholder. Under the Ohio Law, unless the articles of incorporation are amended to eliminate cumulative voting for directors following their initial filing with the Ohio Secretary of State, each shareholder has the right to vote cumulatively in the election of directors if certain notice requirements are satisfied. The Star Articles of Incorporation have been amended to eliminate the rights of the Star shareholders to vote cumulatively in the election of directors.

    PROVISIONS AFFECTING CONTROL SHARE ACQUISITIONS AND BUSINESS
COMBINATIONS. Chapter 1704 of the Ohio Law prohibits an interested shareholder from engaging in a wide range of "business combinations." Under Chapter 1704 of the Ohio Law an interested shareholder includes a shareholder who, directly or indirectly, exercises or directs the exercise of 10% or more of the voting power of the corporation. Chapter 1704 of the Ohio Law restrictions does not apply under certain circumstances, including, but not limited to, the following: (i) if directors of the corporation have approved the transactions or the interested shareholder's acquisition of shares of the corporation prior to the date the interested shareholder became a shareholder of the corporation, and (ii) if the corporation, by action of its shareholders holding at least 66 2/3% of the voting power of the corporation, adopts an amendment to its articles of incorporation specifying that Chapter 1704 of the Ohio Law shall not be applicable to the corporation.

    Under Section 1701.831 of the Ohio Law, unless the articles of incorporation or code of regulations of a corporation otherwise provide, any control share acquisition of an "Issuing Public Corporation" can only be made with the prior approval of the corporation's shareholders. A "control share acquisition" is defined as any acquisition of shares of a corporation that, when added to all other shares of that corporation owned by the acquiring person, would enable that person to exercise levels of voting power in any of the following ranges: at least 20% but less than 33 1/3%; at least 33 1/3 but less than 50%; or 50% or more.

    FAIR PRICE PROVISIONS. The Star Articles of Incorporation also include a "fair price" provision that is designed to provide reasonable assurances to shareholders that, in the event any shareholder or group of shareholders acquires 20% or more of outstanding Star Common Stock (the "Acquiror") and then seeks to acquire all or part of the remaining voting stock through a merger or other transaction which would force a change or termination of the other shareholders' ownership interests (a "Business Combination"), such other shareholders must receive consideration not less than the greater of (i) the highest price paid by the Acquiror in acquiring any of its 20% stock interest and (ii) an amount which bears the same or a greater percentage relationship to the market price of Star Common Stock immediately prior to the announcement of such business combination as the highest per share price determined in clause
(i) above bears to the market price of Star Common Stock immediately prior to the commencement of acquisition of Star Common Stock by such related person, unless the Business Combination is approved either (a) by a majority of directors, if prior to such acquisition, or by 75% of the directors, if after such acquisition, or (b) by the affirmative vote of 80% of all the votes entitled to be cast by all outstanding Star Common Stock and 50% of the votes entitled to be cast by all holders of Star Common Stock held by shareholders other than the Acquiror (the "Special Shareholder Vote").

    This provision operates by requiring that, after an Acquiror emerges, any Business Combination which has the effect of requiring shareholders to surrender their shares must satisfy one of the following conditions:

        (i) Fair Consideration to Shareholders. The terms of the Business Combination must provide for payment of consideration which is the greater of (i) the highest price paid to other shareholders by the Acquiror in acquiring any of its 20% stock position and (ii) an amount which bears the same or a greater percentage relationship to the market price of Star Common Stock immediately prior to the announcement of such business combination as the highest per share price determined in clause (i) above bears to the market price of Star Common Stock immediately prior to the commencement of acquisition of Star Common Stock by such related person, and must be approved by shareholders as otherwise required by applicable law; or

        (ii) Unrelated Director Approval. The Business Combination must be approved as fair to shareholders by a majority of the directors who are not affiliated with the Acquiror, if prior to such acquisition, 75% of the directors who were directors before the Acquiror acquired its 20% stock position or who were nominated or elected to succeed such directors by the other unaffiliated directors and must be approved by shareholders as otherwise required by applicable law, if after such acquisitions; or

        (iii) Special Shareholder Vote. The Business Combination must be approved by the Special Shareholder Vote.

    Article Seventh of the Star Articles of Incorporation, which contains this provision, may be amended by a vote of 80% of the votes entitled to be cast by all holders of voting stock; PROVIDED, HOWEVER, that such vote must include at least 50% of the outstanding Star Common Stock not owned by a "related person."

    Chapter 1704 of the Ohio Law is similar to the "fair price" provision contained in the Star Articles of Incorporation. The Ohio Law prohibits an Issuing Public Corporation from engaging in a Chapter 1704 Transaction (as defined herein) with an Interested Shareholder (as defined herein) for a period of three years following the date on which the person becomes an Interested Shareholder unless, prior to such date, the directors of the Issuing Public Corporation approve either the Chapter 1704 Transaction or the acquisition of shares pursuant to which such person became an Interested Shareholder. After the initial three-year moratorium has expired, an Issuing Public Corporation may engage in a Chapter 1704 Transaction if (i) the acquisition of shares pursuant to which the person became an Interested Shareholder received the prior approval of the board of directors of the Issuing Public Corporation, (ii) the Chapter 1704 Transaction is approved by the affirmative vote of the holders of shares representing at least two-thirds of the voting power of the Issuing Public Corporation and by the holders of at least a majority of voting shares which are not beneficially owned by an Interested Shareholder or an affiliate or associate of an Interested Shareholder or (iii) the Chapter 1704 Transaction meets certain statutory tests designed to ensure that it be economically fair to all shareholders.

    For this purpose, an "Issuing Public Corporation" is any Ohio corporation with 50 or more shareholders that has its principal place of business, principal executive offices or substantial assets within the State of Ohio. Star currently is an Issuing Public Corporation. An "Interested Shareholder" is any person who is the beneficial owner of a sufficient number of shares to allow such person, directly or indirectly, alone or with others, including affiliates and associates, to exercise or direct the exercise of 10% of the voting power of the Issuing Public Corporation. A "Chapter 1704 Transaction" includes any merger, consolidation, combination or majority share acquisition (as defined herein) between or involving an Issuing Public Corporation and an Interested Shareholder or an affiliate or associate of an Interested Shareholder. A

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Chapter 1704 Transaction also includes certain transfers of property, dividends and issuance or transfers of shares, from or by an Issuing Public Corporation or a subsidiary of an Issuing Public Corporation to, with or for the benefit of an Interested Shareholder or an affiliate or associated of an Interested Shareholder unless such transaction is in the ordinary course of business of the Issuing Public Corporation on terms no more favorable to the Interested Shareholder than those acceptable to third parties as demonstrated by contemporaneous transactions. Finally, Chapter 1704 Transactions include certain transactions which (i) increase the proportionate share ownership of an Interested Shareholder, (ii) result in the adoption of a plan or proposal for the dissolution, winding up of the affairs or liquidation of the Issuing Public Corporation if such plan is proposed by or on behalf of the Interested Shareholder or (iii) pledge or extend the credit or financial resources of the Issuing Public Corporation to or for the benefit of the Interested Shareholder.

    MERGERS, ACQUISITIONS AND CERTAIN OTHER TRANSACTIONS. Other than as required under Section 271B.12-210 of the KBCA, the KBCA requires approval of mergers (other than so-called "parent-subsidiary" mergers), consolidations, dispositions of all or substantially all of a corporation's assets and certain other corporate actions by a majority of voting power of the corporation, unless the articles of incorporation specify a different percentage. The Trans Financial Articles of Incorporation do not provide for a different percentage, except as provided under the "fair price" provision contained therein. The KBCA does not require stockholder approval for majority share acquisitions, except for "business combinations" subject to Section 27B.12-210 of the KBCA.

    Under Ohio law, a merger or consolidation by an Ohio corporation generally requires the affirmative vote of holders of shares representing at least two-thirds of the shareholder voting power of the corporation unless the corporation's articles of incorporation provide for approval by a different proportion not less than a majority. The Star Articles of Incorporation generally require only approval of a majority of the outstanding shares for such transactions.

    CONSTITUENCIES PROVISIONS. Section 1701.59 of the Ohio Law permits a director, in determining what such director reasonably believes to be in the best interests of the corporation, to consider, in addition to the interests of the corporation's shareholders, any of the following: (i) the interests of the corporation's employees, suppliers, creditors, and customers, (ii) the economy of the state and nation, (iii) community and societal considerations, and (iv) the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation. The KBCA contains no comparable provision.

    RIGHTS OF DISSENTING SHAREHOLDERS. Under the KBCA, stockholders are entitled to dissent and demand payment of the value of their shares of capital stock as described herein under the caption "THE MERGER--Dissenters' Rights of Stockholders of Trans Financial" and as set forth in Subtitle 13 of the KBCA, a copy of which is attached as Annex C to this Proxy Statement/Prospectus.

    Under the Ohio Law, dissenting shareholders are entitled to appraisal rights in connection with the lease, sale, exchange, transfer or other disposition of all or substantially all of the assets of a corporation and in connection with certain amendments to the corporation's articles of incorporation. Shareholders of an Ohio corporation being merged into or consolidated with another corporation are also entitled to appraisal rights. In addition, shareholders of an acquiring corporation are entitled to appraisal rights in any merger, combination or majority share acquisition in which such shareholders are entitled to voting rights. The Ohio Law provides shareholders of an acquiring corporation with voting rights if the acquisition (a "majority share acquisition") involves the transfer of shares of the acquiring corporation entitling the recipients thereof to exercise one-sixth or more of the voting power of such acquiring corporation immediately after the consummation of the transaction. Under the Ohio Law, a shareholder's written demand must be delivered to the corporation not later than ten days after the taking of the vote on the matter giving rise to appraisal rights.

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
    DIVIDENDS. Both the KBCA and the Ohio Law provide that dividends may be paid in cash, property or shares of a corporation's capital stock. The KBCA provides that, subject to any restrictions contained in the articles of incorporation, a Kentucky corporation may make distributions to its shareholders so long as, after giving effect thereto, the corporation would be able to pay its debts as they become due in the usual course of business and the corporation's total assets are equal to or greater than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

    The Ohio Law provides that a corporation may pay dividends out of surplus and must notify its shareholders if a dividend is paid out of capital surplus.

    PREEMPTIVE RIGHTS OF SHAREHOLDERS. The KBCA provides that no stockholder shall have any preemptive rights to purchase additional securities of the corporation unless the articles of incorporation expressly grant such rights. The Trans Financial Articles of Incorporation do not provide for preemptive rights.

    The Ohio Law provides that, subject to certain limitations and conditions contained in the Ohio Law and unless the articles of incorporation provide otherwise, shareholders shall have preemptive rights to purchase additional securities of the corporation. The Star Articles of Incorporation expressly eliminate any preemptive rights.

    DIRECTOR LIABILITY AND INDEMNIFICATION. As permitted by the KBCA, Trans Financial's Articles of Incorporation limit the liability of a director to Trans Financial and its stockholders for monetary damages for a breach of his duties as a director, except for liability with respect to the following actions: (i) for any transaction in which the director's personal financial interest is in conflict with the financial interest of the corporation or its stockholders;
(ii) for acts or omissions not in good faith or which involve intentional misconduct or are known by the director to violate law; (iii) actions involving an improper distribution in violation of Section 271B.8-330; and (iv) for any transaction from which the director derived an improper personal benefit.

    Under the KBCA, a corporation has broad powers of indemnification. A person may be indemnified for judgments, penalties, fines, settlement, and reasonable expenses incurred by that person in proceedings in connection with the person's official capacity in the corporation. Indemnification against reasonable legal expenses incurred by a person in such a proceeding is mandatory when the person is wholly successful in the defense of the proceeding. Trans Financial's By-Laws require Trans Financial to indemnify its directors and officers (and permit by action of the Trans Financial Board indemnification of employees and agents) to the fullest extent permitted under the KBCA.

    There is no comparable provision under the Ohio Law limiting the liability of officers, employees or agents of the corporation, and the Star Articles of Incorporation contain no such provision. However, Ohio Law has codified the traditional business judgment rule. Ohio Law provides that the business judgment presumption of good faith may only be overcome by clear and convincing evidence that an action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. Further, Ohio Law provides specific statutory authority for directors to consider, in addition to the interests of the corporation's shareholders, other factors such as the interests of the corporation's employees, suppliers, creditors and customers; the economy of the state and nation; community and societal considerations; the long-term and short-term interests of the corporation and its shareholders; and the possibility that these interests may be best served by the continued independence of the corporation.

    Under the Ohio Law, Ohio corporations are permitted to indemnify directors, officers, employees and agents within prescribed limits and must indemnify them under certain circumstances. The Ohio Law does not authorize payment by a corporation of judgments against a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if it is determined that a director, officer, employee or agent acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary, except as otherwise provided by a corporation's articles of incorporation, code of regulations or by contract, except with respect to the advancement of expenses of directors (as discussed in the next paragraph). The statutory right to indemnification is not exclusive in Ohio, and Ohio corporation may, among other things, purchase insurance to indemnify those persons.

    The Ohio Law provides that a director (but not an officer, employee, or agent) is entitled to mandatory advancement of expenses, including attorneys' fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that such director's act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation's best interests.

    The Star Regulations provide that Star shall indemnify directors, officers, employees and agents to the fullest extent permitted by law against costs incurred in connection with any threatened, pending or completed claim, action, suit or proceeding because of such person's service as a director, officer, employee or agent of Star.

    SHAREHOLDER RIGHTS PLANS. Each of Star and Trans Financial has implemented a shareholder rights plan with substantially similar terms. See "--Description of Star Common Stock and Attached Preferred Share Purchase Rights."

                           SUPERVISION AND REGULATION

GENERAL

    As a bank holding company, Star is subject to regulation under the BHCA and its examination and reporting requirements. Under the BHCA, a bank holding company may not, directly or indirectly, acquire the ownership or control of more than 5% of the voting shares or substantially all of the assets of any company without the prior approval of (or, in the case of certain non-bank companies, prior notice to) the Federal Reserve Board. In addition, bank holding companies are generally prohibited under the BHCA from engaging in nonbanking activities, subject to certain exceptions.

    Star and its banking subsidiary are subject to supervision and examination by applicable United States federal and state banking and other agencies. The earnings of Star's banking subsidiary, and therefore the earnings of Star, are affected by general economic conditions, management policies and the legislative and governmental actions of various Regulatory Authorities, including the Federal Reserve Board, the FDIC, the Comptroller of the Currency (the "Comptroller") and various state financial institution regulatory agencies. In addition, there are numerous governmental requirements and regulations that affect the activities of Star and its banking subsidiary, Star Bank, N.A.

CERTAIN TRANSACTIONS WITH AFFILIATES

    There are various legal restrictions on the extent to which a bank holding company, such as Star and certain of its nonbank subsidiaries, can borrow or otherwise obtain credit from its bank subsidiaries. In general, these restrictions require that any such extensions of credit must be on non-preferential terms and secured by designated amounts of specified collateral and be limited, as to any one of the holding company or such nonbank subsidiaries, to 10% of the lending bank's capital stock and surplus, and as to the holding company and all such nonbank subsidiaries in the aggregate, to 20% of such capital stock and surplus.

PAYMENT OF DIVIDENDS

    Star is a legal entity separate and distinct from its wholly-owned financial institution and other subsidiaries. The principal source of Star's revenues is dividends from its banking subsidiary. Various United States federal and state statutory provisions limit the amount of dividends the banking subsidiary can pay to Star without regulatory approval. The approval of United States federal bank regulatory agencies, as appropriate, is required for any dividend if the total of all dividends declared in any calendar year would exceed the total of the institution's net profits, as defined by regulatory agencies, for such year combined with its retained net profits for the preceding two years. In addition, a national bank may not pay a dividend in an amount greater than its net profits then on hand. The payment of dividends by Star Bank, N.A. may also be affected by other factors, such as the maintenance of adequate capital.

    In addition, if, in the opinion of the applicable United States federal bank regulatory agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe and unsound practice (which, depending on the financial condition of the institution, could include the payment of dividends), such agency may require, after notice and hearing, that the institution in question cease and desist from such practice. The Comptroller has indicated that paying dividends that would deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound practice. Moreover, an insured depository institution may not pay any dividends if such payment would cause it to become undercapitalized or once it is undercapitalized. See "--Capital Adequacy." Also, the United States federal bank regulatory agencies have issued policy statements which provide that depository institutions and their holding companies should generally pay dividends only out of current operating earnings.

CAPITAL ADEQUACY

    The Federal Reserve Board has issued standards for measuring capital adequacy for bank holding companies. These standards are designed to provide risk-responsive capital guidelines and to incorporate a consistent framework for use by financial institutions operating in major international financial markets. The banking regulators have issued standards for banks that are similar to, but not identical with, the standards for bank holding companies.

    In general, the risk-related standards require financial institutions and financial institution holding companies to maintain certain capital levels based on "risk-adjusted" assets, so that categories of assets with potentially higher credit risk will require more capital backing than categories with lower credit risk. In addition, banks and bank holding companies are required to maintain capital to support off-balance-sheet activities such as loan commitments.

    Under the risk-based capital standard, the minimum consolidated ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as standby letters of credits) required by the Federal Reserve Board for bank holding companies is currently 8%. At least one-half of the total capital must be comprised of common equity, retained earnings, qualifying noncumulative perpetual preferred stock, a limited amount of qualifying cumulative perpetual preferred stock and minority interest in the equity accounts of consolidated subsidiaries, less certain items such as goodwill and certain other intangible assets ("Tier I Capital"). The remainder may consist of qualifying hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, preferred stock that does not qualify as Tier I Capital, and a limited amount of loan and lease loss reserves. As of March 31, 1998, Star's Tier I Capital and total capital to risk adjusted assets ratios were 9.03% and 12.57%, respectively. At March 31, 1998, on a pro forma combined basis after giving effect to the Merger, Star's estimated consolidated Tier I Capital and total capital to risk-adjusted assets ratios would be 8.98% and 12.47%, respectively.

    In addition to the risk-based standard, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to adjusted average total assets less goodwill and certain other intangibles (the "Leverage Ratio") of 3% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. Other bank holding companies generally are required to maintain a Leverage Ratio of at least 4% to 5%.

    The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it will consider a "tangible Tier I Capital Leverage Ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

    As of March 31, 1998, Star's Leverage Ratio was 8.08%. At March 31, 1998, on a pro forma combined basis after giving effect to the Merger, Star's estimated consolidated Leverage Ratio would be 7.94%.

SUPPORT OF SUBSIDIARY BANK

    Under Federal Reserve Board policy, Star is expected to act as a source of financial strength to Star Bank, N.A. and to commit resources to support each of the subsidiaries in circumstances where it may not choose to do so absent such a policy. This support may be required at times when Star may not find itself able to provide it. In addition, any capital loans by Star to any of its subsidiaries would also be subordinate in right of payment to deposits and certain other indebtedness of such subsidiary.

    Consistent with the policy regarding bank holding companies serving as a source of financial strength for their subsidiary banks, the Federal Reserve Board has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common shareholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the bank holding company's capital needs, asset quality and overall financial condition.

FIRREA AND FDICIA

    The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") contains a cross-guarantee provision which could result, if Star were to own an insured depository in addition to Star Bank, N.A., in insured depository institutions owned by Star being assessed for losses incurred by the FDIC in connection with assistance provided to, or the failure of, any other insured depository institution owned by Star. Under FIRREA, failure to meet the capital guidelines could subject a banking institution to a variety of enforcement remedies available to United States federal regulatory authorities, including the termination of deposit insurance by the FDIC.

    The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") made extensive changes to the federal banking laws. FDICIA instituted certain changes to the supervisory process, including provisions that mandate certain regulatory agency actions against undercapitalized institutions within specified time limits. FDICIA contains various other provisions that may affect the operations of banks and savings institutions.

    The prompt corrective action provision of FDICIA requires the United States federal banking regulators to assign each insured institution to one of five capital categories ("well capitalized," "adequately capitalized" or one of three "undercapitalized" categories) and to take progressively more restrictive actions based on the capital categorization, as specified below. Under FDICIA, capital requirements would include a leverage limit, a risk-based capital requirement and any other measure of capital deemed appropriate by the United States federal banking regulators for measuring the capital adequacy of an insured depository institution. All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees that would cause the institution to fail to satisfy the minimum levels for any relevant capital measure.

    The FDIC and the Federal Reserve Board adopted capital-related regulations under FDICIA. Under those regulations, a bank will be well capitalized if it:
(i) has a risk-based capital ratio of 10% or greater; (ii) has a ratio of Tier I Capital to risk-adjusted assets of 6% or greater; (iii) has a ratio of Tier I Capital to average assets of 5% or greater; and (iv) was not subject to an order, written agreement, capital directive, or prompt corrective action directive to meet and maintain a specific capital level for any capital measure. An institution will be adequately capitalized if it was not well capitalized and: (i) has a risk-based capital ratio of 8% or greater; (ii) has a ratio of Tier I Capital to risk-adjusted assets of 4% or greater; and (iii) has a ratio of Tier I Capital to average assets of 4% or greater (except that certain associations rated "Composite 1" under the United States federal banking agencies' CAMEL rating system may be adequately capitalized if their ratios of core capital to average assets were 3% or greater). Star's subsidiary bank as of December 31, 1997 was categorized as well capitalized.

    FDICIA made extensive changes in existing rules regarding audits, examinations and accounting. It generally requires annual on-site, full scope examinations by each bank's primary United States federal regulatory. It also imposed new responsibilities on management, the independent audit committee and outside accountants to develop or approve reports regarding the effectiveness of internal controls, legal compliance and off-balance-sheet liabilities and assets.

DEPOSITOR PREFERENCE STATUTE

    Legislation enacted in August 1993 provides a preference for deposits and certain claims for administrative expenses and employee compensation against an insured depository institution in the liquidation or other resolution of such an institution by any receiver. Such obligations would be afforded priority over other general unsecured claims against such an institution, including federal funds and letters of credit, as well as any obligation to shareholders of such an institution in their capacity as such.

FDIC INSURANCE ASSESSMENTS

    The Star Bank, N.A. is subject to FDIC deposit insurance assessments. The FDIC has adopted a risk-based premium schedule. Each financial institution is assigned to one of three capital groups--well capitalized, adequately capitalized or undercapitalized--and further assigned to one of three subgroups within a capital group on the basis of supervisory evaluations by the institution's primary United States federal and, if applicable, state supervisors, and on the basis of other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. The actual assessment rate applicable to a particular institution will, therefore, depend, in part, upon the risk assessment classification so assigned to the institution by the FDIC. See "--FIRREA and FDICIA."

    FIRREA, adopted in August 1989 to provide for the resolution of insolvent savings associations, required the FDIC to establish separate deposit insurance funds--the Bank Insurance Fund (the "BIF") for banks and the Savings Association Insurance Fund (the "SAIF") for savings associations. FIRREA also required the FDIC to set deposit insurance assessments at such levels as would cause the BIF and the SAIF to reach their "designated reserve ratios" of 1.25% of the deposits insured by them within a reasonable period of time. Due to low costs of resolving bank insolvencies in the last few years, BIF reached its designated reserve ratio in May 1995. As a result, effective January 1, 1996, the FDIC eliminated deposit insurance assessments (except for the minimum $2,000 payment required by law) for banks that are well capitalized and well managed and reduced the deposit insurance assessments for all other banks. As of January 1, 1996, the SAIF had not reached the designated reserve ratio. Star, which has acquired substantial amounts of SAIF-insured deposits during the years from 1989 to the present, is required to pay the SAIF deposit insurance premiums on these SAIF-insured deposits.

    The Deposit Insurance Funds Act of 1996 (the "Funds Act"), enacted as part of the Omnibus Appropriations Bill on September 30, 1996, required the FDIC to take immediate steps to recapitalize the SAIF and to change the basis on which funds are raised to make the scheduled payments on the FICO bonds issued in 1987 to replenish the Federal Savings and Loan Insurance Corporation. The new legislation, combined with regulations issued by the FDIC immediately after enactment of the Funds Act, provided for a special assessment in the amount of
65.7 basis points on SAIF-insured deposits held by depository institutions on March 31, 1995 (the special assessment was required by the Funds Act to recapitalize the SAIF to the designated reserve ratio of 1.25% of the deposits insured by SAIF). Payments of this assessment were made in November 1996, but were accrued by financial institutions in the third calendar quarter of 1996. Institutions, such as Star and Trans Financial, that have deposits insured by both the BIF and the SAIF ("Oakar Banks") were required to pay the special assessment on 80% of their "adjusted attributable deposit amounts ("AADA"). In addition, for purposes of future regular deposit insurance assessments, the AADA, on which Oakar Banks pay assessments to the SAIF, was also reduced by 20%. Commencing January 1, 1997, BIF-insured institutions will be responsible for a portion of the annual carrying costs of the FICO bonds. Such institutions will be assessed at 80% of the rate applicable to SAIF-insured institutions until December 31, 1999. Effective January 1, 1997, the Funds Act also reduced ongoing SAIF deposit insurance assessment rates to a range from $.064 to $.23 (from previous rates of $.23 to $.31) per $100 of insured deposits and increased ongoing BIF deposit insurance assessment rates to a range from $0 to $.013 per $100 of insured deposits. Additionally, pursuant to the Funds Act, if the reserves in BIF at the end of any semiannual assessment period exceed 1.25% of insured deposits, the FDIC is required to refund the excess to the BIF-insured institutions.

    The Funds Act contemplates the merger of the SAIF and the BIF by 1999, provided the consolidation/ merger of federal bank and thrift charters under applicable law and regulation has been achieved by that time. Until such time, however, depository institutions will continue to be prohibited from shifting deposits from SAIF insurance coverage to BIF insurance coverage in an attempt to avoid the higher SAIF assessments. The FDIC is required to issue regulations to guard against the shifting of deposits from the SAIF to the BIF.

    As of March 31, 1998, approximately 34% of Star Bank, N.A. deposits were insured by the SAIF. On a pro forma combined basis, approximately 33% of Star's banking subsidiaries' deposits would be insured by the SAIF.

INTERSTATE BANKING AND OTHER RECENT LEGISLATION

    In September 1994, legislation was enacted that is expected to have a significant effect in restructuring the banking industry in the United States. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Riegle-Neal") facilitates the interstate expansion and consolidation of banking organizations by permitting (i) bank holding companies that are adequately capitalized and managed, one year after enactment of the legislation, to acquire banks located in states outside their home states regardless of whether such acquisitions are authorized under the law of the host state, (ii) the interstate merger of banks after June 1, 1997, subject to the right of individual states to "opt in" or to "opt out" of this authority before that date, (iii) banks to establish new branches on an interstate basis provided that such action is specifically authorized by the law of the host state, (iv) foreign banks to establish, with approval of the regulators in the United States, branches outside their home states to the same extent that national or state banks located in the home state would be authorized to do so, and (v) banks to receive deposits, renew time deposits, close loans, service loans and receive payments on loans and other obligations as agent for any bank or thrift affiliate, whether the affiliate is located in the same state or a different state. One effect of Riegle-Neal is to permit Star to acquire banks located in any state and to permit bank holding companies located in any state to acquire banks and bank holding companies in Ohio, including Star. Overall, Riegle-Neal may have the effect of increasing competition and promoting geographic diversification in the banking industry.

    In addition, the Funds Act contains a variety of regulatory relief measures affecting banks and thrifts, including provisions modifying some of the more onerous requirements imposed under federal banking laws passed in the late 1980s and early 1990s. Among the measures are provisions reducing certain regulatory burdens imposed upon bank holding companies. For example, the Funds Act eliminates the requirement that a bank holding company seeking to acquire control of a thrift must file an application with the OTS and for approval to become a unitary savings and loan holding company as a result of such acquisition. The Funds Act also provides that a bank holding company owning or controlling a thrift will no longer be subject to the supervision and regulation of the OTS. The OTS will continue to regulate and supervise all thrifts acquired in such transactions.

    There also have been a number of recent legislative and regulatory proposals designed to strengthen the United States federal deposit insurance system and to improve the overall financial stability of the United States banking system, and to provide for other changes in the bank regulatory structure, including proposals to reduce regulatory burdens on banking organizations and to expand the nature of products and services banks and bank holding companies may offer. It is not possible to predict whether or in what form these proposals may be adopted in the future, and, if adopted, what their effect will be on Star.

                                 LEGAL MATTERS

    The validity of the Star Common Stock to be issued in the Merger will be passed upon by Jennie Carlson, Esq., General Counsel and Secretary of Star who,
as of the Record Date, beneficially owned       shares of Star Common Stock and
held options to acquire additional shares of Star Common Stock.

                                    EXPERTS

    The audited consolidated financial statements of Star as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, included in its Annual Report on Form 10-K, which statements are incorporated by reference in this Proxy Statement/Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated by their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

    The consolidated financial statements of Trans Financial, incorporated in this Proxy Statement/ Prospectus by reference from the Annual Report on Form 10-K of Trans Financial for the year ended December 31, 1997, have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    Representatives of KPMG Peat Marwick LLP are expected to be present at the Special Meeting of Stockholders of Trans Financial, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                                 OTHER MATTERS

    The Trans Financial Board, at the date hereof, is not aware of any business to be presented at the Special Meeting other than that referred to in the Notice of Special Meeting of Stockholders and discussed herein. If any other matter should properly come before the Special Meeting, the persons named as proxies will have discretionary authority to vote the shares represented by proxies in accordance with their discretion and judgment as to the best interests of Trans Financial.

                             SHAREHOLDER PROPOSALS

    If the Merger is consummated, stockholders of Trans Financial who receive Star Common Stock will become shareholders of Star at the Effective Time. Star shareholders may submit to Star proposals for formal consideration at Star's 1999 Annual Meeting of Shareholders and inclusion in Star's Proxy Statement and proxy for such meeting. All such proposals must be received in writing by the Corporate Secretary at Star Banc Corporation, 425 Walnut Street, Cincinnati, Ohio 45202, by November 2, 1998 in order to be considered for inclusion in Star's Proxy Statement and proxy for Star's 1999 Annual Meeting of Stockholders.

    In the event the Merger is not consummated, in order to be eligible for inclusion in Trans Financial's proxy materials for Trans Financial's next Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be in writing and received at Trans Financial's main office, 500 East Main Street, Bowling Green, Kentucky 42101, no later than November 3, 1998. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Jay B. Simmons

                                          Secretary

Bowling Green, Kentucky

         , 1998

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
                                                                         ANNEX A

                            AGREEMENT AND PLAN OF MERGER
                                    BETWEEN
                             STAR BANC CORPORATION
                                   AS BUYER,
                                      AND
                             TRANS FINANCIAL, INC.
                                   AS SELLER

                            ------------------------

                              DATED APRIL 9, 1998

                               TABLE OF CONTENTS

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                                              ARTICLE I

                                             THE MERGER

1.1        The Merger.....................................................................        A-1
1.2        Closing........................................................................        A-1
1.3        Effective Time.................................................................        A-1
1.4        Additional Actions.............................................................        A-2
1.5        Articles of Incorporation and Regulations......................................        A-2
1.6        Boards of Directors and Officers...............................................        A-2
1.7        Conversion of Securities.......................................................        A-2
1.8        Exchange Procedures............................................................        A-2
1.9        Dissenting Shares..............................................................        A-3
1.10       No Fractional Shares...........................................................        A-4
1.11       Anti-Dilution Adjustments......................................................        A-4
1.12       Reservation of Right to Revise Transaction.....................................        A-4

                                             ARTICLE II

                         REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

2.1        Organization and Authority.....................................................        A-5
2.2        Subsidiaries...................................................................        A-5
2.3        Capitalization.................................................................        A-5
2.4        Authorization..................................................................        A-6
2.5        Seller Financial Statements....................................................        A-6
2.6        Seller Reports.................................................................        A-7
2.7        Properties and Leases..........................................................        A-7
2.8        Taxes..........................................................................        A-7
2.9        Material Adverse Change........................................................        A-8
2.10       Commitments and Contracts......................................................        A-8
2.11       Litigation and Other Proceedings...............................................        A-8
2.12       Insurance......................................................................        A-8
2.13       Compliance with Laws...........................................................        A-9
2.14       Labor..........................................................................       A-10
2.15       Material Interests of Certain Persons..........................................       A-10
2.16       Allowance for Loan and Lease Losses; Nonperforming Assets......................       A-10
2.17       Employee Benefit Plans.........................................................       A-11
2.18       Conduct of Seller to Date......................................................       A-12
2.19       Proxy Statement, etc...........................................................       A-12
2.20       Registration Obligations.......................................................       A-13
           State Takeover Statutes; Seller's Articles of Incorporation; Seller Rights
2.21       Agreement......................................................................       A-13
2.22       Accounting, Tax and Regulatory Matters.........................................       A-13
2.23       Brokers and Finders............................................................       A-13
2.24       Other Activities...............................................................       A-13
2.25       Interest Rate Risk Management Instruments......................................       A-14
2.26       Accuracy of Information........................................................       A-14
2.27       Year 2000 Compliant............................................................       A-14

                                       i
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                                             ARTICLE III

                         REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

3.1        Organization and Authority.....................................................       A-15
3.2        Capitalization of Buyer........................................................       A-15
3.3        Authorization..................................................................       A-15
3.4        Buyer Financial Statements.....................................................       A-16
3.5        Buyer Reports..................................................................       A-16
3.6        Material Adverse Change........................................................       A-16
3.7        Compliance with Laws...........................................................       A-16
3.8        Registration Statement, etc....................................................       A-17
3.9        Brokers and Finders............................................................       A-17
3.10       Litigation and Other Proceedings...............................................       A-17
3.11       Taxes..........................................................................       A-18
3.12       Accounting, Tax and Regulatory Matters.........................................       A-18
3.13       Accuracy of Information........................................................       A-18
3.14       Year 2000 Compliant............................................................       A-18

                                             ARTICLE IV

                          CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME

4.1        Conduct of Businesses Prior to the Effective Time..............................       A-18
4.2        Forbearances...................................................................       A-19

                                              ARTICLE V

                                        ADDITIONAL AGREEMENTS

5.1        Access and Information.........................................................       A-20
5.2        Registration Statement; Regulatory Matters.....................................       A-20
5.3        Stockholder Approval...........................................................       A-21
5.4        Current Information............................................................       A-21
5.5        Agreements of Affiliates.......................................................       A-21
5.6        Expenses.......................................................................       A-21
5.7        Securities Act and Exchange Act Filings........................................       A-21
5.8        Miscellaneous Agreements and Consents..........................................       A-21
5.9        Employee Benefits..............................................................       A-22
5.10       Seller Stock Options...........................................................       A-22
5.11       Seller Employee Stock Ownership Plan...........................................       A-23
5.12       D&O Indemnification............................................................       A-23
5.13       Press Releases.................................................................       A-23
           State Takeover Statutes; Seller's Articles of Incorporation; Seller Rights
5.14       Agreement......................................................................       A-23
5.15       Best Efforts...................................................................       A-24
5.16       Insurance......................................................................       A-24
5.17       Conforming Entries.............................................................       A-24
5.18       Charitable Foundation..........................................................       A-25

                                             ARTICLE VI

                                             CONDITIONS

6.1        Conditions to Each Party's Obligation To Effect the Merger.....................       A-25
6.2        Conditions to Obligations of Seller To Effect the Merger.......................       A-26
6.3        Conditions to Obligations of Buyer To Effect the Merger........................       A-26

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                                             ARTICLE VII

                                  TERMINATION, AMENDMENT AND WAIVER

7.1        Termination....................................................................       A-26
7.2        Effect of Termination..........................................................       A-28
7.3        Amendment......................................................................       A-28
7.4        Severability...................................................................       A-29
7.5        Waiver.........................................................................       A-29

                                            ARTICLE VIII

                                         GENERAL PROVISIONS

8.1        Non-Survival of Representations, Warranties and Agreements.....................       A-29
8.2        Notices........................................................................       A-29
8.3        Miscellaneous..................................................................       A-30

EXHIBITS

Exhibit A   Form of Stock Option Agreement
Exhibit B   Form of Affiliate Letter

                          AGREEMENT AND PLAN OF MERGER

    This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into on April 9, 1998 by and between Star Banc Corporation, an Ohio corporation ("Buyer"), and Trans Financial, Inc., a Kentucky corporation ("Seller").

                              W I T N E S S E T H:

    WHEREAS, Buyer is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "Holding Company Act"); and

    WHEREAS, Seller is a registered bank holding company under the Holding Company Act; and

    WHEREAS, the Board of Directors of Seller and the Executive Committee of the Board of Directors of Buyer have approved the merger (the "Merger") of Seller with and into Buyer pursuant to the terms and subject to the conditions of this Agreement; and

    WHEREAS, the parties intend the transactions contemplated hereby to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and as a "pooling of interests" for accounting and financial reporting purposes; and

    WHEREAS, as a condition to, and immediately prior to execution of this Agreement, Buyer and Seller will enter into a stock option agreement (the "Stock Option Agreement") in the form attached hereto as Exhibit A; and

    WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement.

    NOW THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

    Section 1.1. THE MERGER. Subject to the terms and conditions of this Agreement, Seller shall be merged with and into Buyer in accordance with the Kentucky Business Corporation Act (the "KBCA") and the Ohio General Corporation Law (the "OGCL") and the separate corporate existence of Seller shall cease. Buyer shall be the surviving corporation of the Merger (sometimes referred to herein as the "Surviving Corporation") and shall continue its existence under the name "Star Banc Corporation" and to be governed by the laws of the State of Ohio.

    Section 1.2. CLOSING. The closing (the "Closing") of the Merger shall take place at 10:00 a.m., local time, on the date that the Effective Time (as defined in Section 1.3) occurs, or at such other time, and at such place, as Buyer and Seller shall agree (the "Closing Date").

    Section 1.3. EFFECTIVE TIME. The Merger shall become effective on the date and at the time (the "Effective Time") on which appropriate documents in respect of the Merger are filed with the Secretaries of State of the State of Ohio and the Commonwealth of Kentucky in such form as required by, and in accordance with, the relevant provisions of the KBCA and OGCL. Subject to the terms and conditions of this Agreement, the Effective Time shall occur on any such date on or after July 1, 1998 as Buyer shall notify Seller in writing (such notice to be at least five business days in advance of the Effective Time) but (i) not earlier than the satisfaction of all conditions set forth in Section 6.1(a) and 6.1(b) (the "Approval Date") and (ii) subject to clause (i), not later than the first business day of the first full calendar month commencing at least five business days after the Approval Date. As soon as practicable following the Effective Time, Buyer and Seller shall cause a certificate/articles or plan of merger reflecting the terms of this Agreement to be delivered for filing and recordation with other appropriate state or local officials in the State of Ohio and the Commonwealth of Kentucky in accordance with the OGCL and the KBCA, respectively.

    Section 1.4. ADDITIONAL ACTIONS. If, at any time after the Effective Time, Buyer or the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances or any other acts are necessary or desirable to
(a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Seller or Buyer or (b) otherwise carry out the purposes of this Agreement, Seller and Buyer and each of their respective officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances and to do all acts necessary or desirable to vest, perfect or confirm title and possession to such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Seller or otherwise to take any and all such action.

    Section 1.5. ARTICLES OF INCORPORATION AND REGULATIONS. The Articles of Incorporation and Regulations of Buyer in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Regulations of the Surviving Corporation following the Merger until otherwise amended or repealed.

    Section 1.6. BOARDS OF DIRECTORS AND OFFICERS. At the Effective Time, the directors and officers of Buyer immediately prior to the Effective Time shall be directors and officers, respectively, of the Surviving Corporation following the Merger; such directors and officers shall hold office in accordance with the Surviving Corporation's Articles of Incorporation and Regulations and applicable law. Promptly following the Effective Time, one member of Seller's current Board of Directors, to be mutually agreed upon by the parties prior to the Effective Time, shall be invited to serve as an additional member of the Buyer's Board of Directors.

    Section 1.7. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Seller or the holder of any of the following securities:

    (i) Each share of the common stock, par value $5.00 per share, of Buyer ("Buyer Common Stock") that is issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be unchanged after the Merger and thereafter shall together with shares of Buyer Common Stock issued in the Merger constitute all of the issued and outstanding capital stock of the Surviving Corporation; and

    (ii) Each share of the common stock, no par value per share, of Seller ("Seller Common Stock") issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and, other than any Dissenting Shares (as defined in Section 1.9) and any shares of Seller Common Stock held by Seller, Buyer or any of their respective Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be converted into and become the right to receive 0.9003 (the "Exchange Ratio") shares of Buyer Common Stock (the "Per Share Consideration").

    Section 1.8. EXCHANGE PROCEDURES. (a) At or prior to the Effective Time, Buyer shall deposit with Star Bank, N.A., as exchange agent (the "Exchange Agent"), for the benefit of holders of certificates the Merger Consideration (as defined below) (the Merger Consideration so deposited with the Exchange Agent being the "Exchange Fund"). Seller shall deliver to Buyer, in a form reasonably acceptable to Buyer, a complete list of Seller's shareholders (including their respective names, addresses and TINs to the extent reflected in the records maintained by Seller or its transfer agent) as of the record date for the shareholder meeting to be called by Seller pursuant to Section 5.3 hereof and as of the Effective Time, in each case which delivery shall be made as soon as practicable after the respective date.

    (b) Holders of record of certificates formerly representing shares of Seller Common Stock (the "Certificates") shall be instructed to tender such Certificates to Buyer pursuant to a letter of transmittal that Buyer shall deliver or cause to be delivered to such holders. Such letters of transmittal shall specify that risk of loss and title to Certificates shall pass only upon delivery of such Certificates to Buyer.

    (c) Subject to Section 1.10, after the Effective Time, each previous holder of a Certificate that surrenders such Certificate with a duly executed letter of transmittal to the Exchange Agent will be entitled to a certificate or certificates representing the number of full shares of Buyer Common Stock into which the Certificate so surrendered shall have been converted pursuant to this Agreement and any distribution theretofore declared and not yet paid with respect to such shares of Buyer Common Stock, without interest.

    (d) Buyer or the Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as Buyer or the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as Buyer or the Exchange Agent may require.

    (e) Each outstanding Certificate shall until duly surrendered to Buyer or the Exchange Agent be deemed to evidence ownership of the consideration into which the stock previously represented by such Certificate shall have been converted pursuant to this Agreement.

    (f) Any portion of the Exchange Fund, including any earnings thereon, which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Buyer, upon demand, and any holders of Certificates who have not theretofore complied with this Section 1.8 shall thereafter look only to Buyer for payment of their claim for the Merger Consideration.

    (g) After the Effective Time, holders of Certificates shall cease to have rights with respect to the stock previously represented by such Certificates, and their sole rights shall be to exchange such Certificates for the consideration provided for in this Agreement. After the Effective Time, there shall be no further transfer on the records of Seller of Certificates, and if such Certificates are presented to Seller for transfer, they shall be cancelled against delivery of the consideration provided therefor in this Agreement. Buyer shall not be obligated to deliver the consideration to which any former holder of Seller Common Stock is entitled as a result of the Merger until such holder surrenders the Certificates as provided herein. No dividends declared will be remitted to any person entitled to receive Buyer Common Stock under this Agreement until such person surrenders the Certificate representing the right to receive such Buyer Common Stock, at which time such dividends shall be remitted to such person, without interest and less any taxes that may have been imposed thereon. Certificates surrendered for exchange by any person constituting an "affiliate" of Seller for purposes of Rule 145 of the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act"), shall not be exchanged for certificates representing Buyer Common Stock until Buyer has received a written agreement from such person in the form attached as Exhibit B. Neither the Exchange Agent nor any party to this Agreement nor any affiliate thereof shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Seller to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

    Section 1.9. DISSENTING SHARES. (a) "Dissenting Shares" means any shares of Seller Common Stock held by any holder who becomes entitled to payment of the fair value of such shares under the KBCA. Any holders of Dissenting Shares shall be entitled to payment for such shares only to the extent permitted by and in accordance with the provisions of the KBCA; PROVIDED, HOWEVER, that if, in accordance with the KBCA, any holder of Dissenting Shares shall forfeit such right to payment of the fair value of such shares, such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the consideration provided in this
Article I.

    (b) Seller shall give Buyer (i) prompt notice of any written objections to the Merger and any written demands for the payment of the fair value of any shares, withdrawals of such demands, and any other instruments served pursuant to the KBCA received by Seller and (ii) the opportunity to direct all negotiations and proceedings with respect to such demands under the KBCA. Seller shall not voluntarily make any payment with respect to any demands for payment of fair value and shall not, except with the prior written consent of Buyer, settle or offer to settle any such demands.

    Section 1.10. NO FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Buyer Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of Buyer Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing price of a share of Buyer Common Stock on the New York Stock Exchange, Inc. ("NYSE") composite tape on the last full trading day prior to the Effective Time. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

    Section 1.11. ANTI-DILUTION ADJUSTMENTS. If prior to the Effective Time Buyer shall declare a stock dividend or make distributions upon or subdivide, split up, reclassify or combine or make similar changes to Buyer Common Stock or exchange Buyer Common Stock for a different number or kind of shares or securities or declare a dividend or make a distribution on Buyer Common Stock or on any security convertible into Buyer Common Stock, or is involved in any transaction resulting in any of the foregoing (including any exchange of Buyer Common Stock for a different number or kind of shares or securities), appropriate adjustment or adjustments will be made to the Exchange Ratio.

    Section 1.12. RESERVATION OF RIGHT TO REVISE TRANSACTION. Buyer may with Seller's consent (which will not be unreasonably withheld) at any time change the method of effecting the acquisition of Seller or Seller's Subsidiaries by Buyer and Seller shall cooperate in such efforts (including without limitation
(a) modifying the provisions of this Article I and (b) causing the merger of Trans Financial Bank, National Association and/or Trans Financial Bank Tennessee, National Association, each a national association and a wholly owned subsidiary of Seller (the "Seller Banks") with any depository institution which is a Subsidiary of Buyer (any such merger or other method of effecting the acquisition, together with the Merger, being referred to herein as the "Transactions")) if and to the extent Buyer deems such change to be desirable, including without limitation to provide for a merger of Seller into a wholly-owned subsidiary of Buyer in which such subsidiary of Buyer is the surviving corporation; PROVIDED, HOWEVER, that no such change shall (A) alter or change the amount or kind of consideration to be issued to holders of Seller Common Stock as provided for in this Agreement (the "Merger Consideration"), (B) adversely affect the tax treatment to Seller's stockholders as a result of receiving the Merger Consideration, or (C) materially impede or delay the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE II
              REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

    Seller represents and warrants to and covenants with Buyer as follows:

    Section 2.1. ORGANIZATION AND AUTHORITY. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Seller is registered as a bank holding company with the Board of Governors of the Federal Reserve System (the "Board") under the Holding Company Act. True and complete copies of the Articles of Incorporation and the Bylaws of Seller and, to the extent requested in writing by Buyer, of the articles of incorporation and bylaws of the Seller Subsidiaries (as defined in Section 2.2), each as in effect on the date of this Agreement, have been provided to Buyer.

    Section 2.2. SUBSIDIARIES. Schedule 2.2 sets forth, among other things, a complete and correct list of all of Seller's Subsidiaries (each a "Seller Subsidiary" and collectively the "Seller Subsidiaries"), all outstanding Equity Securities of each of which are owned directly or indirectly by Seller. "Equity Securities" of an issuer means capital stock or other equity securities of such issuer, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other Equity Securities of such issuer, or contracts, commitments, understandings or arrangements by which such issuer is or may become bound to issue additional shares of its capital stock or other Equity Securities of such issuer, or options, warrants, scrip or rights to purchase, acquire, subscribe to, calls on or commitments for any shares of its capital stock or other Equity Securities. All of the outstanding shares of capital stock of the Seller Subsidiaries are validly issued, fully paid and nonassessable, and those shares owned by Seller are owned free and clear of any lien, claim, charge, option, encumbrance, agreement, mortgage, pledge, security interest or restriction (a "Lien") with respect thereto. Each of the Seller Subsidiaries is a corporation or association duly incorporated or organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Each of the Seller Subsidiaries is duly qualified to do business in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it so to be qualified, except where the failure to so qualify would not have a material adverse effect on the financial condition, results of operations or business (collectively, the "Condition") of Seller and its Subsidiaries, taken as a whole. Except for the Equity Securities of the Seller Banks of which Seller owns 100%, Seller does not own beneficially, directly or indirectly, more than 5% of any class of Equity Securities or similar interests of any corporation, bank, business trust, association or similar organization. The Seller Banks are chartered by the Office of the Comptroller of the Currency. The deposits of Seller Bank are insured by the Federal Deposit Insurance Corporation ("FDIC"). Neither Seller nor any Seller Subsidiary holds any interest in a partnership or joint venture of any kind.

    Section 2.3. CAPITALIZATION. The authorized capital stock of Seller consists of (i) 50,000,000 shares of Seller Common Stock, of which, as of April 8, 1998, 11,718,405 shares were issued and outstanding, (ii) 50,000 shares of Class A Preferred Stock, no par value ("Seller Class A Preferred Stock"), of which, as of April 8, 1998, no shares were issued or outstanding, and (iii) 5,000,000 shares of Class B Preferred Stock, no par value ("Seller Class B Preferred Stock" and, together with the Seller Class A Preferred Stock, the "Seller Preferred Stock"), of which, as of April 8, 1998, no shares were issued and outstanding. Seller has reserved the shares of Seller Class B Preferred Stock for issuance upon exercise of Preferred Stock Purchase Rights under a Rights Agreement, dated January 20, 1992 (the "Seller Rights Agreement"), between Seller and Manufacturers Hanover, as Rights Agent. Pursuant to the Seller Rights Agreement, each certificate representing one share of Seller Common Stock also represents one Right (as defined in the Seller Rights Agreement). As of April 8, 1998, Seller had reserved 173,118 shares of Seller

Common Stock for issuance under Seller's stock option and incentive plans, a list of which is set forth on Schedule 2.3 (the "Seller Stock Plans"), pursuant to which options ("Seller Stock Options") covering 839,980 shares of Seller Common Stock were outstanding as of April 8, 1998. Since April 1, 1998, no Equity Securities of Seller have been issued other than shares of Seller Common Stock which may have been issued upon the exercise of Seller Stock Options. Except as set forth above and except pursuant to the Seller Rights Agreement, there are no other Equity Securities of Seller outstanding. All of the issued and outstanding shares of Seller Common Stock are validly issued, fully paid, and nonassessable, and have not been issued in violation of any preemptive right of any stockholder of Seller. Seller maintains a dividend reinvestment plan or similar plan.

    Section 2.4. AUTHORIZATION. (a) Seller has the corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement by the stockholders of Seller, to carry out its obligations hereunder. The only stockholder vote required for Seller to approve this Agreement is the affirmative vote of the holders of at least a majority of the shares of Seller Common Stock entitled to vote at a meeting called for such purpose. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized by the Board of Directors of Seller. Subject to approval by the stockholders of Seller, this Agreement is a valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

    (b) Except as set forth on Schedule 2.4B, neither the execution nor delivery nor performance by Seller of this Agreement, nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any material Lien upon any of the material properties or assets of Seller or any Seller Subsidiary under any of the terms, conditions or provisions of (x) its articles or certificate of incorporation or bylaws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller or any Seller Subsidiary is a party or by which it may be bound, or to which Seller or any Seller Subsidiary or any of the material properties or assets of Seller or any Seller Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in paragraph
(c) of this Section 2.4, to the best knowledge of Seller, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any Seller Subsidiary or any of their respective material properties or assets.

    (c) Other than as set forth on Schedule 2.4C or in connection or compliance with the provisions of the KBCA, the OGCL, the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the Holding Company Act, and the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), or any required approvals or filings pursuant to any state statutes or regulations applicable to the Seller Banks with respect to the transactions contemplated by this Agreement, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Seller of the transactions contemplated by this Agreement.

    Section 2.5. SELLER FINANCIAL STATEMENTS. The consolidated balance sheets of Seller and its Subsidiaries as of December 31, 1997, 1996 and 1995 and related consolidated statements of income, cash flows and changes in stockholders' equity for each of the three years in the three-year period ended December 31, 1997, together with the notes thereto, audited by KPMG Peat Marwick LLP and included in an annual report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") (collectively, the "Seller Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP"), present fairly the consolidated financial position of Seller and its Subsidiaries at the dates and the consolidated results of operations, cash flows and changes in stockholders' equity of Seller and its Subsidiaries for the periods stated therein and are derived from the books and records of Seller and its Subsidiaries, which are complete and accurate in all material respects and have been maintained in all material respects in accordance with applicable laws and regulations. Neither Seller nor any of its Subsidiaries has any material contingent liabilities that are not described in the financial statements described above.

    Section 2.6. SELLER REPORTS. Except as set forth in Schedule 2.6, since January 1, 1995 each of Seller and the Seller Subsidiaries has filed all material reports, registrations and statements, together with any required material amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements, (ii) the Board, (iii) the FDIC, and (iv) any other federal, state, municipal, local or foreign government, securities, banking, savings and loan, insurance and other governmental or regulatory authority and the agencies and staffs thereof (the entities in the foregoing clauses (i) through (iv) being referred to herein collectively as the "Regulatory Authorities" and individually as a "Regulatory Authority"). All such reports and statements filed with any such Regulatory Authority are collectively referred to herein as the "Seller Reports." As of its respective date, each Seller Report complied in all material respects with all the rules and regulations promulgated by the applicable Regulatory Authority and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    Section 2.7. PROPERTIES AND LEASES. Except as may be reflected in the Seller Financial Statements, except for any Lien for current taxes not yet delinquent and except with respect to assets classified as real estate owned, Seller and its Subsidiaries have good title free and clear of any material Lien to all the real and personal property reflected in Seller's consolidated balance sheet as of December 31, 1997 included in the most recent Seller Form 10-K and, in each case, all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases material to Seller or any Seller Subsidiary pursuant to which Seller or any Seller Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any material existing default by Seller or any Seller Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. All of Seller's and Seller Subsidiaries' buildings, structures and equipment in regular use have been well maintained and are in good and serviceable condition, normal wear and tear excepted.

    Section 2.8. TAXES. Seller and each Seller Subsidiary have timely filed or will timely (including extensions) file all material tax returns required to be filed at or prior to the Closing Date ("Seller Returns"). Each of Seller and its Subsidiaries has paid, or set up adequate reserves on the Seller Financial Statements for the payment of, all taxes required to be paid in respect of the periods covered by such returns and has set up adequate reserves on the most recent financial statements Seller has filed under the Exchange Act for the payment of all taxes anticipated to be payable in respect of all periods up to and including the latest period covered by such financial statements. Neither Seller nor any Seller Subsidiary will have any material liability for any such taxes in excess of the amounts so paid or reserves so established and no material deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or definitely) against any of Seller or any Seller Subsidiary which would not be covered by existing reserves. Neither Seller nor any Seller Subsidiary is delinquent in the payment of any material tax, assessment or governmental charge, nor, except as previously disclosed, has it requested any extension of time within which to file any tax returns in respect of any fiscal year which have not since been filed and no requests for waivers of the time to assess any tax are pending. The federal and state income tax returns of Seller and the Seller Subsidiaries have been audited and finally settled by the Internal Revenue Service (the "IRS") or appropriate state tax authorities or the relevant statute of limitations has expired for all periods ended through December 31, 1993. There is no deficiency or refund litigation or matter in controversy with respect to Seller Returns. Neither Seller nor any Seller Subsidiary has extended or waived any statute of limitations on the assessment of any tax due that is currently in effect.

    Section 2.9. MATERIAL ADVERSE CHANGE. Since December 31, 1997, there has been no material adverse change in the Condition of Seller and its Subsidiaries, taken as a whole, except as may have resulted or may result from changes to laws and regulations or changes in economic conditions applicable to banking institutions generally or in general levels of interest rates affecting banking institutions generally.

    Section 2.10.  COMMITMENTS AND CONTRACTS. (a) Except as set forth on
Schedule 2.10A, neither Seller nor any Seller Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

        (i) any material agreement, arrangement or commitment (A) not made in the ordinary course of business or (B) pursuant to which Seller or any of its Subsidiaries is or may become obligated to invest in or contribute capital to any Seller Subsidiary;

        (ii) any agreement, indenture or other instrument not disclosed in the Seller Financial Statements relating to the borrowing of money by Seller or any Seller Subsidiary or the guarantee by Seller or any Seller Subsidiary of any such obligation (other than trade payables or instruments related to transactions entered into in the ordinary course of business by any Seller Subsidiary, such as deposits and Fed Funds or similar borrowings);

       (iii) any contract, agreement or understanding with any labor union or collective bargaining organization;

        (iv) any contract containing covenants which limit the ability of Seller or any Seller Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Seller or any Seller Subsidiary may carry on its business (other than as may be required by law or any applicable Regulatory Authority);

        (v) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC and which is not listed in the Seller Reports filed with the SEC; or

        (vi) any lease with annual rental payments aggregating $500,000 or more.

    (b) Neither Seller nor any Seller Subsidiary is in violation of its charter documents or bylaws or in default under any material agreement, commitment, arrangement, lease, insurance policy, or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except, in all cases, where such default would not have a material adverse effect on the Condition of Seller and its Subsidiaries, taken as a whole.

    Section 2.11.  LITIGATION AND OTHER PROCEEDINGS. Except as set forth on
Schedule 2.11, neither Seller nor any Seller Subsidiary is a party to any pending or, to the best knowledge of Seller, threatened claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or reasonably could not be expected to have, a material adverse effect on the Condition of Seller and its Subsidiaries, taken as a whole, or which purports or seeks to enjoin or restrain the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, there are no actions, suits, or proceedings pending or, to the best knowledge of Seller, threatened against Seller or any Seller Subsidiary or any of their respective officers or directors by any stockholder of Seller or any Seller Subsidiary (or any former stockholder of Seller or any Seller Subsidiary) or involving claims under the Securities Act, the Exchange Act, the Community Reinvestment Act of 1977, as amended, or the fair lending laws.

    Section 2.12. INSURANCE. Each of Seller and its Subsidiaries has taken all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters (other than matters arising in connection with this Agreement and the transactions contemplated hereby) occurring prior to the Effective Time that are known to Seller, except for such matters which, individually or in the aggregate, will not have and reasonably could not be expected to have a material adverse effect on the Condition of Seller and its Subsidiaries, taken as a whole.

    Section 2.13. COMPLIANCE WITH LAWS. (a) Seller and each of its Subsidiaries have all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted and that are material to the business of Seller and its Subsidiaries; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of Seller, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current.

    (b) Except for failures to comply or defaults which individually or in the aggregate would not have a material adverse effect on the Condition of Seller and its Subsidiaries, taken as a whole, (i) each of Seller and its Subsidiaries has complied with all laws, regulations and orders (including without limitation zoning ordinances, building codes, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and securities, tax, environmental, civil rights, and occupational health and safety laws and regulations and including without limitation in the case of any Seller Subsidiary that is a bank or savings association, banking organization, banking corporation or trust company, all statutes, rules, regulations and policy statements pertaining to the conduct of a banking, deposit-taking, lending or related business, or to the exercise of trust powers) and governing instruments applicable to them and to the conduct of their business, and (ii) neither Seller nor any Seller Subsidiary is in default under, and no event has occurred which, with the lapse of time or notice or both, could result in the default under, the terms of any judgment, order, writ, decree, permit, or license of any Regulatory Authority or court, whether federal, state, municipal, or local and whether at law or in equity. Except as set forth in Schedule 2.13B, neither Seller nor any Seller Subsidiary is subject to or reasonably likely to incur a liability as a result of its ownership, operation, or use of any Property (as defined below) of Seller (whether directly or, to the best knowledge of Seller, as a consequence of such Property being part of the investment portfolio of Seller or any Seller Subsidiary) (A) that is contaminated by or contains any hazardous waste, toxic substance, or related materials, including without limitation asbestos, PCBs, pesticides, herbicides, and any other substance or waste that is hazardous to human health or the environment (collectively, a "Toxic Substance"), or (B) on which any Toxic Substance has been stored, disposed of, placed, or used in the construction thereof. "Property" of a person shall include all property (real or personal, tangible or intangible) owned or controlled by such person, including without limitation property under foreclosure, property held by such person or any Subsidiary of such person in its capacity as a trustee and property in which any venture capital or similar unit of such person or any Subsidiary of such person has an interest. Except as set forth in Schedule 2.13B, no claim, action, suit, or proceeding is pending against Seller or any Seller Subsidiary relating to Property of Seller before any court or other Regulatory Authority or arbitration tribunal relating to hazardous substances, pollution, or the environment, and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting Seller or any Seller Subsidiary with respect to the same. Except for statutory or regulatory restrictions of general application, no Regulatory Authority has placed any restriction on the business of Seller or any Seller Subsidiary which reasonably could be expected to have a material adverse effect on the Condition of Seller and its Subsidiaries, taken as a whole.

    (c) From and after January 1, 1995, neither Seller nor any Seller Subsidiary has received any notification or communication which has not been resolved from any Regulatory Authority (i) asserting that any Seller or any Subsidiary of Seller, is not in substantial compliance with any of the statutes, regulations or ordinances that such Regulatory Authority enforces, except with respect to matters which (A) are set forth on Schedule 2.13C or in any writing previously furnished to Buyer and (B) reasonably could not be expected to have a material adverse effect on the Condition of Seller and its Subsidiaries, taken as a whole, (ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to the Condition of Seller and its Subsidiaries, taken as a whole, including without limitation such company's status as an insured depository institution under the Federal Deposit Insurance Act, or (iii) requiring or threatening to require Seller or any of its Subsidiaries, or indicating that Seller or any of its Subsidiaries may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to direct, restrict or limit in any manner the operations of Seller or any of its Subsidiaries, including without limitation any restriction on the payment of dividends. No such cease and desist order, agreement or memorandum of understanding or other agreement is currently in effect.

    (d) Neither Seller nor any Seller Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to any federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

    Section 2.14. LABOR. No work stoppage involving Seller or any Seller Subsidiary, is pending or, to the best knowledge of Seller, threatened. Neither Seller nor any Seller Subsidiary is involved in, or, to the best knowledge of Seller, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which reasonably could be expected to have a material adverse affect on the Condition of Seller and its Subsidiaries, taken as a whole. Employees of neither Seller nor any Seller Subsidiary are represented by any labor union or any collective bargaining organization.

    Section 2.15. MATERIAL INTERESTS OF CERTAIN PERSONS. (a) Except as set forth in Seller's Proxy Statement for its 1998 Annual Meeting of Stockholders, to the best knowledge of Seller, no officer or director of Seller or any Subsidiary of Seller, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal, tangible or intangible), used in, or pertaining to the business of, Seller or any Subsidiary of Seller, which in the case of Seller is required to be disclosed by Item 404 of Regulation S-K promulgated by the SEC or in the case of any such Subsidiary would be required to be so disclosed if such Subsidiary had a class of securities registered under Section 12 of the Exchange Act.

    (b) Each outstanding loan from Seller or any Seller Subsidiary to any present officer, director, employee or any associate or related interest of any such person which was or would be required under any rule or regulation to be approved by or reported to Seller's or Seller Subsidiary's Board of Directors ("Insider Loans") was approved by or reported to the appropriate board of directors in accordance with applicable law and regulations. Except as set forth on Schedule 2.15B, no Insider Loan has a principal balance as of the date hereof in excess of $250,000 or a line of credit in excess of $100,000.

    Section 2.16.  ALLOWANCE FOR LOAN AND LEASE LOSSES; NONPERFORMING ASSETS.
(a) The allowances for loan and lease losses contained in the Seller Financial Statements were established in accordance with the past practices and experiences of Seller and its Subsidiaries, and the allowance for loan losses shown on the consolidated condensed balance sheet of Seller and its Subsidiaries contained in the most recent Seller Report filed with the SEC is adequate in all material respects under the requirements of GAAP to provide for possible losses on loans (including without limitation accrued interest receivable) and credit commitments (including without limitation stand-by letters of credit) outstanding as of the date of such balance sheet.

    (b) The aggregate amount of all Nonperforming Assets (as defined below) on the books of Seller and its Subsidiaries did not exceed $25,543,000 as of December 31, 1997. "Nonperforming Assets" shall mean (i) all loans and leases
(A) that are contractually past due 90 days or more in the payment of principal and/ or interest, (B) that are on nonaccrual status, and (C) where the interest rate terms have been reduced and/or the maturity dates have been extended and/or otherwise restructured by Seller's Subsidiary subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, and (ii) all assets classified as real estate acquired through foreclosure or repossession and other assets acquired through foreclosure or repossession.

    Section 2.17. EMPLOYEE BENEFIT PLANS. (a) Except as set forth in Schedule 2.17A, neither Seller nor any Seller Subsidiary is a party to any existing employment, management, consulting, deferred compensation, change-in-control or other similar contract. Schedule 2.17A lists all pension, retirement, supplemental retirement, savings, profit sharing, stock option, stock purchase, stock ownership, stock appreciation right, deferred compensation, consulting, bonus, medical, disability, workers' compensation, vacation, group insurance, severance and other material employee benefit, incentive and welfare policies, contracts, plans and arrangements, and all trust agreements related thereto, maintained (currently or at any time in the last five years) by or contributed to by Seller or any Seller Subsidiary in respect of any of the present or former directors, officers, or other employees of and/or consultants to Seller or any Seller Subsidiary (collectively, "Seller Employee Plans"). Seller has furnished or made available to Buyer the following documents with respect to each Seller Employee Plan: (i) a true and complete copy of all written documents comprising such Seller Employee Plan (including amendments and individual agreements relating thereto) or, if there is no such written document, an accurate and complete description of the Seller Employee Plan; (ii) the most recent Form 5500 or Form 5500-C (including all schedules thereto), if applicable; (iii) the most recent financial statements and actuarial reports, if any; (iv) the summary plan description currently in effect and all material modifications thereof, if any; and (v) the most recent Internal Revenue Service determination letter, if any. Without limiting the generality of the foregoing, Seller has furnished or made available to Buyer true and complete copies of each form of stock option grant or stock option agreement that is outstanding under any stock option plan of Seller or any Seller Subsidiary.

    (b) All Seller Employee Plans have been maintained and operated materially in accordance with their terms and with the material requirements of all applicable statutes, orders, rules and final regulations, including without limitation ERISA and the Internal Revenue Code. All contributions required to be made to Seller Employee Plans have been made.

    (c) With respect to each of the Seller Employee Plans which is a pension plan (as defined in Section 3(2) of ERISA) (the "Pension Plans"): (i) each Pension Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Internal Revenue Code has been determined to be so qualified by the Internal Revenue Service and, to the knowledge of Seller, such determination letter may still be relied upon, except as disclosed in Schedule 2.17A, and each related trust is exempt from taxation under Section 501(a) of the Internal Revenue Code; (ii) the present value of all benefits vested and all benefits accrued under each Pension Plan which is subject to Title IV of ERISA, valued using the assumptions in the most recent actuarial report, did not, in each case, as of the last applicable annual valuation date, exceed the value of the assets of the Pension Plan allocable to such vested or accrued benefits; (iii) to the best knowledge of Seller, there has been no "prohibited transaction," as such term is defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA, which could subject any Pension Plan or associated trust, or the Seller or any Seller Subsidiary, to any material tax or penalty; (iv) except as set forth on Schedule 2.17C, no Pension Plan or any trust created thereunder has been terminated, nor have there been any "reportable events" with respect to any Pension Plan, as that term is defined in Section 4043 of ERISA on or after January 1, 1985; and (v) no Pension Plan or any trust created thereunder has incurred any "accumulated funding deficiency," as such term is defined in
Section 302 of ERISA (whether or not waived), except as disclosed in Schedule 2.17A. No Pension Plan is a "multiemployer plan" as that term is defined in
Section 3(37) of ERISA. Seller has no Pension Plan that is described in Section 4063(a) of ERISA (a "Multiple Employer Plan").

    (d) Except as disclosed in Schedule 2.17D, neither Seller nor any Seller Subsidiary has any liability for any post-retirement health, medical or similar benefit of any kind whatsoever, except as required by statute or regulation.

    (e) Neither Seller nor any Seller Subsidiary has any material liability under ERISA or the Internal Revenue Code as a result of its being a member of a group described in Sections 414(b), (c), (m) or (o) of the Internal Revenue Code.

    (f) Except as set forth on Schedule 2.17F, neither the execution nor delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, will (i) result in any material payment (including without limitation severance, unemployment compensation or golden parachute payment) becoming due to any director or employee of Seller or any Seller Subsidiary from any of such entities, (ii) materially increase any benefit otherwise payable under any of the Seller Employee Plans or (iii) result in the acceleration of the time of payment of any such benefit. Except as set forth in Schedule 2.17F, no holder of an option to acquire stock of Seller has or will have at any time through the Effective Time the right to receive any cash or other payment (other than the issuance of stock of Seller) in exchange for or with respect to all or any portion of such option. Seller shall use its best efforts to insure that no amounts paid or payable by Seller, Seller Subsidiaries or Buyer to or with respect to any employee or former employee of Seller or any Seller Subsidiary will fail to be deductible for federal income tax purposes by reason of Section 280G of the Internal Revenue Code. No Seller Stock Option has an associated "additional option right" or similar "re-load" feature.

    Section 2.18. CONDUCT OF SELLER TO DATE. From and after January 1, 1998 through the date of this Agreement, except as set forth on Schedule 2.18 or reflected in Seller Financial Statements: (i) Seller and the Seller Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practices; (ii) Seller has not issued, sold, granted, conferred or awarded any of its Equity Securities (except shares of Seller Common Stock upon exercise of Seller Stock Options), or any corporate debt securities which would be classified under GAAP as long-term debt on the balance sheets of Seller; (iii) Seller has not effected any stock split or adjusted, combined, reclassified or otherwise changed its capitalization; (iv) Seller has not declared, set aside or paid any dividend (other than its regular quarterly or regular semi-annual common dividends) or other distribution in respect of its capital stock, or purchased, redeemed, retired, repurchased, or exchanged, or otherwise acquired or disposed of, directly or indirectly, any of its Equity Securities, whether pursuant to the terms of such Equity Securities or otherwise; (v) neither Seller nor any Seller Subsidiary has incurred any material obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, or subjected to Lien any of its assets or properties other than in the ordinary course of business consistent with past practice; (vi) neither Seller nor any Seller Subsidiary has discharged or satisfied any material Lien or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business; (vii) neither Seller nor any Seller Subsidiary has sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business; (viii) except as required by contract or law, neither Seller nor any Seller Subsidiary has (A) increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except merit or promotion increases in accordance with existing policy, (B) entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance, or other similar contract, (C) entered into, terminated, or substantially modified any of the Seller Employee Plans or (D) agreed to do any of the foregoing; (ix) neither Seller nor any Seller Subsidiary has suffered any material damage, destruction, or loss, whether as the result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition, or taking of property by any Regulatory Authority, flood, windstorm, embargo, riot, act of God or the enemy, or other casualty or event, and whether or not covered by insurance; (x) neither Seller nor any Seller Subsidiary has cancelled or compromised any debt, except for debts charged off or compromised in accordance with the past practice of Seller and its Subsidiaries; and (xi) neither Seller nor any Seller Subsidiary has entered into any material transaction, contract or commitment outside the ordinary course of its business.

    Section 2.19. PROXY STATEMENT, ETC. None of the information regarding Seller or any Seller Subsidiary supplied or to be supplied by Seller for inclusion in (i) the registration statement on Form S-4 to be filed with the SEC by Buyer for the purpose of registering the shares of Buyer Common Stock to be exchanged for shares of Seller Common Stock pursuant to the provisions of this Agreement (the "Registration Statement"), (ii) the proxy or information statement (the "Proxy Statement") to be mailed to Seller's stockholders in connection with the transactions contemplated by this Agreement or (iii) any other documents to be filed with any Regulatory Authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with any Regulatory Authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of Seller's stockholders referred to in Section 5.3 (the "Meeting") (or, if no Meeting is held, at the time the Proxy Statement is first furnished to Seller's stockholders), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Meeting. All documents which Seller or any Seller Subsidiary is responsible for filing with any Regulatory Authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

    Section 2.20. REGISTRATION OBLIGATIONS. Neither Seller nor any Seller Subsidiary is under any obligation, contingent or otherwise to register any of its securities under the Securities Act.

    Section 2.21. STATE TAKEOVER STATUTES; SELLER'S ARTICLES OF INCORPORATION; SELLER RIGHTS AGREEMENT. (a) The transactions contemplated by this Agreement are not subject to, or have been exempted from, any applicable state law which purports to limit or restrict business combinations or the ability to acquire or to vote shares.

    (b) The transactions contemplated by this Agreement and the agreements contemplated hereby are not, and will not be, prohibited by, or subject to, or have been exempted from, Article X of the Seller's Articles of Incorporation.

    (c) Seller has taken all necessary steps to render the Seller Rights Agreement inapplicable to the Merger and the transactions contemplated by this Agreement and by the Stock Option Agreement (including, such that the Rights related thereto will not be distributed, become exercisable or be triggered in any way as a result of the execution of this Agreement or the Stock Option Agreement or the consummation of the transactions contemplated hereby or thereby).

    Section 2.22. ACCOUNTING, TAX AND REGULATORY MATTERS. Neither Seller nor any Seller Subsidiary has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (i) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code or as a pooling of interests for accounting and financial reporting purposes or (ii) materially impede or delay receipt of any approval referred to in Section 6.1(b) or the consummation of the transactions contemplated by this Agreement.

    Section 2.23. BROKERS AND FINDERS. Except for Donaldson, Lufkin & Jenrette ("DLJ") and Chartwell Capital Limited ("CCL"), neither Seller nor any Seller Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Seller or any Seller Subsidiary in connection with this Agreement or the transactions contemplated hereby. Seller has furnished Buyer with a copy of any written contractual arrangement with DLJ and CCL.

    Section 2.24. OTHER ACTIVITIES. (a) Except as disclosed in Schedule 2.24A, neither Seller nor any of its Subsidiaries engages in any insurance activities other than acting as a principal, agent or broker for insurance that is directly related to an extension of credit by Seller or any of its Subsidiaries and limited to assuring the repayment of the balance due on the extension of credit in the event of the death, disability or involuntary unemployment of the debtor.

    (b) To the knowledge of Seller's management: each Subsidiary that is a national bank that performs personal trust, corporate trust and other fiduciary activities ("Trust Activities") is doing so with requisite authority under applicable law of Regulatory Authorities and in material accordance with the agreements and instruments governing such Trust Activities, sound fiduciary principles and applicable law and regulation (specifically including but not limited to Section 9 of Title 12 of the Code of Federal Regulations); there is no investigation or inquiry by any governmental entity pending or threatened against Seller or any of its Subsidiaries thereof relating to the compliance by Seller or any of its Subsidiaries with sound fiduciary principles and applicable law and regulations; and each employee of any such bank had the authority to act in the capacity in which such employee acted with respect to Trust Activities in each case in which such employee was held out as a representative of such bank; and such bank has established policies and procedures for the purpose of complying with applicable laws of governmental entities relating to Trust Activities, has followed such policies and procedures in all material respects and has performed appropriate internal audit reviews of Trust Activities, which audits have disclosed no material violations of applicable laws of governmental entities or such policies and procedures.

    Section 2.25.  INTEREST RATE RISK MANAGEMENT INSTRUMENTS. (a) Set forth on
Schedule 2.25A is a list of all interest rate swaps, caps, floors, and option agreements to which Seller or any of its Subsidiaries is a party or by which any of their properties or assets may be bound.

    (b) All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which Seller or any of its Subsidiaries is a party or by which any of their properties or assets may be bound were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies of Regulatory Authorities and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations and are in full force and effect. Seller and each of its Subsidiaries has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued, and there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

    Section 2.26. ACCURACY OF INFORMATION. The statements of Seller contained in this Agreement, the Schedules and any other written document executed and delivered by or on behalf of Seller pursuant to the terms of this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein not misleading.

    Section 2.27. YEAR 2000 COMPLIANT. None of Seller or any of the Seller Subsidiaries has received, or reasonably expects to receive, a "Year 2000 Deficiency Notification Letter" (as such term is employed in the Federal Reserve's Supervision and Regulation Letter No. SR 98-3(SUP), dated March 4,
1998). Seller has disclosed to Buyer a complete and accurate copy of Seller's plan for addressing the issues set forth in the statements of the Federal Financial Institutions Examination Council, dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," as such issues affect Seller and its Subsidiaries. Between the date of this Agreement and the Effective Time, Seller shall use commercially practicable efforts to implement such plan.

                                  ARTICLE III

               REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

    Buyer represents and warrants to and covenants with Seller as follows:

    Section 3.1. ORGANIZATION AND AUTHORITY. Buyer and each of its Subsidiaries is a corporation, bank, trust company or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted, except, in the case of the Buyer Subsidiaries, where the failure to be so qualified would not have a material adverse effect on the Condition of Buyer and its Subsidiaries, taken as a whole. Buyer is registered as a bank holding company with the Board under the Holding Company Act. True and complete copies of the Articles of Incorporation and Regulations of Buyer, each in effect on the date of this Agreement, have been provided to Seller.

    Section 3.2. CAPITALIZATION OF BUYER. The authorized capital stock of Buyer consists of (i) 200,000,000 shares of Buyer Common Stock, of which, as of April 1, 1998, 95,567,122 shares were issued and outstanding and (ii) 1,000,000 shares of preferred stock, no par value ("Buyer Preferred Stock"), issuable in series, none of which, as of April 1, 1998, is issued or outstanding. Buyer has designated (i) 500,000 shares of Buyer Preferred Stock as "Series A Preferred Stock" and has reserved such shares for issuance upon exercise of Preferred Stock Purchase Rights under a Rights Agreement dated October 27, 1989 (the "Buyer Rights Agreement"), between Buyer and Star Bank, N.A., as Rights Agent and (ii) 218,000 shares of Buyer Preferred Stock as "Series B Cumulative Preferred Stock." Pursuant to the Buyer Rights Agreement, each certificate representing one share of Buyer Common Stock also represents one Rights (as defined in the Buyer Rights Agreement). As of December 31, 1997 Buyer had options outstanding for 6,586,501 shares of Buyer Common Stock for issuance under various employee stock option and incentive plans ("Buyer Stock Options"). From April 1, 1998 through the date of this Agreement, no shares of Buyer Common Stock or other Equity Securities of Buyer have been issued excluding any such shares which may have been issued pursuant to stock-based employee benefit or incentive plans and programs. Buyer continually evaluates possible acquisitions and may prior to the Effective Time enter into one or more agreements providing for, and may consummate, the acquisition by it of another bank, association, bank holding company, savings and loan holding company or other company (or the assets thereof) for consideration that may include Equity Securities. In addition, prior to the Effective Time, Buyer may, depending on market conditions and other factors, otherwise determine to issue equity, equity-linked or other securities for financing purposes. Notwithstanding the foregoing, Buyer will not take any action that would (i) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code or as a pooling of interests for accounting and financial reporting purposes or (ii) materially impede or delay receipt of any approval referred to in Section 6.1(b) or the consummation of the transactions contemplated by this Agreement. Except as set forth above and except pursuant to the Buyer Rights Agreement, there are no other Equity Securities of Buyer outstanding. All of the issued and outstanding shares of Buyer Common Stock are validly issued, fully paid, and nonassessable, and have not been issued in violation of any preemptive right of any stockholder of Buyer. At the Effective Time, the Buyer Common Stock, including associated Rights, to be issued in the Merger will be duly authorized, validly issued, fully paid and non-assessable, and will not be issued in violation of any preemptive right of any stockholder of Buyer.

    Section 3.3. AUTHORIZATION. (a) Buyer has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. No stockholder vote is required for Buyer to approve this Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action of Buyer. This Agreement is a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

    (b) Neither the execution, delivery and performance by Buyer of this Agreement, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (i) violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien upon any of the material properties or assets of Buyer or any Buyer Subsidiary under any of the terms, conditions or provisions of (x) its articles or certificate of incorporation or bylaws, or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any of the material properties or assets of Buyer is a party or by which it may be bound, or to which Buyer may be subject, or (ii) subject to compliance with the statutes and regulations referred to in paragraph (c) of this Section 3.3, to the best knowledge of Buyer, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its Subsidiaries or any of their respective material properties or assets.

    (c) Other than in connection with or in compliance with the provisions of the KBCA, the OGCL, the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the Holding Company Act, and the HSR Act, or any required approvals of any other Regulatory Authority, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Buyer of the transactions contemplated by this Agreement.

    Section 3.4. BUYER FINANCIAL STATEMENTS. The supplemental consolidated and parent company only balance sheets of Buyer and its Subsidiaries as of December 31, 1997, 1996 and 1995 and related supplemental consolidated and parent company only statements of income, cash flows and changes in stockholders' equity for each of the three years in the three-year period ended December 31, 1997, together with the notes thereto, audited by Arthur Andersen LLP ("Buyer Auditors") (collectively, the "Buyer Financial Statements"), have been prepared in accordance with GAAP, present fairly the consolidated financial position of Buyer and its Subsidiaries at the dates and the consolidated results of operations, changes in stockholders' equity and cash flows of Buyer and its Subsidiaries for the periods stated therein and are derived from the books and records of Buyer and its Subsidiaries, which are complete and accurate in all material respects and have been maintained in all material respects in accordance with applicable laws and regulations. Neither Buyer nor any of its Subsidiaries has any material contingent liabilities that are not described in the financial statements described above.

    Section 3.5. BUYER REPORTS. Since January 1, 1995, each of Buyer and the Buyer Subsidiaries has filed all material reports, registrations and statements, together with any required material amendments thereto, that it was required to file with any Regulatory Authority. All such reports and statements filed with any such Regulatory Authority are collectively referred to herein as the "Buyer Reports." As of its respective date, each Buyer Report complied in all material respects with all the rules and regulations promulgated by the applicable Regulatory Authority and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    Section 3.6. MATERIAL ADVERSE CHANGE. Since December 31, 1997, there has been no material adverse change in the Condition of Buyer and its Subsidiaries, taken as a whole, except as may have resulted or may result from changes to laws and regulations or changes in economic conditions applicable to banking institutions generally or in general levels of interest rates affecting banking institutions generally.

    Section 3.7. COMPLIANCE WITH LAWS. Each of Buyer and its Subsidiaries has complied with all laws, regulations, and orders (including without limitation zoning ordinances, building codes, ERISA, and securities, tax, environmental, civil rights, and occupational health and safety laws and regulations and including without limitation in the case of any Buyer Subsidiary that is a bank, banking organization, banking corporation or trust company, all statutes, rules and regulations, pertaining to the conduct of a banking, deposit-taking or lending or related business or to the exercise of trust powers) and governing instruments applicable to them and to the conduct of their business, and to the knowledge of Buyer all applicable listing requirements and policies of the NYSE, except where such failure to comply would not have a material adverse effect on the Condition of Buyer and its Subsidiaries, taken as a whole, and (ii) neither Buyer nor any Buyer Subsidiary is in default under, and no event has occurred which, with the lapse of time or notice or both, could result in the default under, the terms of any judgment, order, writ, decree, permit, or license of any Regulatory Authority or court, whether federal, state, municipal, or local and whether at law or in equity, except where such default would not have a material adverse effect on the Condition of Buyer and its Subsidiaries, taken as a whole. Neither Buyer nor any Buyer Subsidiary is subject to or reasonably likely to incur a liability as a result of its ownership, operation, or use of any Property of Buyer (whether directly or, to the best knowledge of Buyer, as a consequence of such Property being part of the investment portfolio of Buyer or any Buyer Subsidiary) (A) that is contaminated by or contains any Toxic Substance, or (B) on which any Toxic Substance has been stored, disposed of, placed, or used in the construction thereof; and which, in each case, reasonably could be expected to have a material adverse effect on the Condition of Buyer and its Subsidiaries, taken as a whole. Except for statutory or regulatory restrictions of general application, no Regulatory Authority has placed any restriction on the business of Buyer or any Buyer Subsidiary which reasonably could be expected to have a material adverse effect on the Condition of Buyer and its Subsidiaries, taken as a whole.

    Section 3.8. REGISTRATION STATEMENT, ETC. None of the information regarding Buyer or any of its Subsidiaries supplied or to be supplied by Buyer for inclusion or included in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other documents to be filed with any Regulatory Authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with any Regulatory Authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed (or furnished to stockholders of Seller), be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Meeting. All documents which Buyer or any of its Subsidiaries are responsible for filing with any Regulatory Authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

    Section 3.9. BROKERS AND FINDERS. Except for Credit Suisse First Boston, neither Buyer nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Buyer or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

    Section 3.10. LITIGATION AND OTHER PROCEEDINGS. Neither Buyer nor any Buyer Subsidiary is a party to any pending or, to the best knowledge of Buyer, threatened claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or reasonably could not be expected to have, a material adverse effect on the Condition of Buyer and its Subsidiaries, taken as a whole. Without limiting the generality of the foregoing, as of the date of this Agreement, there are no actions, suits, or proceedings pending or, to the best knowledge of Buyer, threatened against Buyer or any Buyer Subsidiary or any of their respective officers or directors by any stockholder of Buyer or any Buyer Subsidiary (or any former stockholder of Buyer or any Buyer Subsidiary) or involving claims under the Securities Act, the Exchange Act, the Community Reinvestment

Act of 1977, as amended, or the fair lending laws or which purport or seek to enjoin or restrain the transactions contemplated by this Agreement.

    Section 3.11. TAXES. Buyer and each Buyer Subsidiary have timely filed or will timely file (including extensions) all material tax returns required to be filed at or prior to the Closing Date ("Buyer Returns"). Each of Buyer and its Subsidiaries has paid, or set up adequate reserves on the Buyer Financial Statements for the payment of, all taxes required to be paid in respect of the periods covered by the Buyer Financial Statements and has paid or set up adequate reserves on the most recent financial statements Buyer has filed under the Exchange Act for the payment of, all taxes anticipated to be payable in respect of the periods covered by such financial statements. No material deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed in writing by any governmental or taxing authority against any of Buyer or any Buyer Subsidiary which have not been settled or would not be covered by existing reserves. To the knowledge of Buyer, neither Buyer nor any Buyer Subsidiary is delinquent in the payment of any material tax, assessment or governmental charge shown to be due on any Buyer Return (taking into account extensions properly obtained), and no waiver of the time to assess any tax granted in writing by Buyer or any Buyer Subsidiary is pending. The federal and state income tax returns of Buyer and the Buyer Subsidiaries have been audited and finally settled by the IRS or appropriate state tax authorities or the relevant statute of limitations has expired for all periods ended through December 31, 1994, or the period for assessment of taxes in respect of such periods has expired.

    Section 3.12. ACCOUNTING, TAX AND REGULATORY MATTERS. Neither Buyer nor any Buyer Subsidiary has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (i) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code or as a pooling of interests for accounting and financial reporting purposes or (ii) materially impede or delay receipt of any approval referred to in Section 6.1(b) or the consummation of the transactions contemplated by this Agreement.

    Section 3.13. ACCURACY OF INFORMATION. The statements of Buyer contained in this Agreement, the Schedules and in any other written document executed and delivered by or on behalf of Buyer pursuant to the terms of this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained herein or therein not misleading.

    Section 3.14. YEAR 2000 COMPLIANT. None of Buyer or any of the Buyer Subsidiaries has received, or reasonably expects to receive, a "Year 2000 Deficiency Notification Letter" (as such term is employed in the Federal Reserve's Supervision and Regulation Letter No. SR 98-3(SUP), dated March 4,
1998). Buyer has disclosed to Seller a complete and accurate copy of Buyer's plan for addressing the issues set forth in the statements of the Federal Financial Institutions Examination Council, dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," as such issues affect Buyer and its Subsidiaries. Between the date of this Agreement and the Effective Time, Buyer shall use commercially practicable efforts to implement such plan.

                                   ARTICLE IV

               CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME

    Section 4.1. CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME. During the period from the date of this Agreement to the Effective Time, each of Buyer and Seller shall, and shall cause each of their respective Subsidiaries to, conduct its business according to the ordinary and usual course consistent with past practices and shall, and shall cause each such Subsidiary to, use its reasonable best efforts to maintain and preserve its business organization, employees and advantageous business relationships and retain the services of its officers and key employees.

    Section 4.2. FORBEARANCES. Except as set forth on Schedule 4.2 or as otherwise contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, Seller shall not and shall not permit any of its Subsidiaries to, without the prior written consent of Buyer:

    (a) declare, set aside or pay any dividends or other distributions, directly or indirectly, in respect of its capital stock (other than dividends from a Subsidiary of Seller to Seller or another Subsidiary of Seller), except that Seller may declare and pay cash dividends on the Seller Common Stock of not more than $.18 per share per quarterly period; provided, that Seller shall not declare any dividends on Seller Common Stock or Seller Preferred Stock during any quarter in which its stockholders will be entitled to receive any regular quarterly dividend on the shares of Buyer Common Stock to be issued in the Merger; or

    (b) enter into or amend any employment, severance or similar agreement or arrangement with any director or officer or employee, or materially modify any of the Seller Employee Plans or grant any salary or wage increase or materially increase any employee benefit (including incentive or bonus payments), except normal individual increases in compensation to employees consistent with past practice, or as required by law or contract; or

    (c) authorize, recommend, propose or announce an intention to authorize, so recommend or propose, or enter into an agreement in principle with respect to, any merger, consolidation or business combination (other than the Transactions), any acquisition or disposition of a material amount of assets (except in the usual course of business consistent with past practices), including mortgage servicing rights, loans or securities as well as any release or relinquishment of any material contract rights; or

    (d) propose or adopt any amendments to its articles of incorporation, association or other charter document or bylaws; or

    (e) issue, sell, grant, confer or award any of its Equity Securities (except shares of Seller Common Stock issued upon exercise of Seller Stock Options outstanding on the date of this Agreement (Seller agreeing to promptly notify Buyer of any such issuance of treasury or previously unissued shares)) or effect any stock split or adjust, combine, reclassify or otherwise change its capitalization as it existed on the date of this Agreement; or

    (f) purchase, redeem, retire, repurchase, or exchange, or otherwise acquire or dispose of, directly or indirectly, any of its Equity Securities, whether pursuant to the terms of such Equity Securities or otherwise; or

    (g) directly or indirectly (including through its officers, directors, employees or other representatives) initiate, solicit, engage in or encourage any discussions, inquiries or proposals with any third party relating to the disposition of any significant portion of the business or assets of Seller or any Seller Subsidiary or the acquisition of Equity Securities of Seller or any Seller Subsidiary or the merger of Seller or any Seller Subsidiary with any person (other than Buyer) or any similar transaction (each such transaction being referred to herein as an "Acquisition Transaction"), or provide any such person with information or assistance or negotiate with any such person with respect to an Acquisition Transaction, and Seller shall notify Buyer orally of all the relevant details relating to all inquiries, indications of interest and proposals which it may receive with respect to any Acquisition Transaction within 24 hours of the receipt of any such inquiry, indication, or proposal; or

    (h) take any action that would (A) materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of Buyer or Seller to obtain any approval of any Regulatory Authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement or (B) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code or as a pooling of interests for accounting and financial reporting purposes; or

    (i) other than in the ordinary course of business consistent with past practice (but not pursuant to any outstanding letters of credit), incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity; or

    (j) materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported as of the date of the Agreement; or

    (k) agree in writing or otherwise to take any of the foregoing actions or engage in any activity, enter into any transaction or take or omit to take any other act which would make any of the representations and warranties in Article II of this Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

    Section 5.1. ACCESS AND INFORMATION. Buyer and its Subsidiaries, on the one hand, and Seller and its Subsidiaries, on the other hand, shall each afford to each other, and to the other's accountants, counsel and other representatives, full access during normal business hours, during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments and records and, during such period, each shall furnish promptly to the other (i) a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal and state securities laws and (ii) all other existing or regularly produced information concerning its business, properties and personnel as such other party may reasonably request. Each party hereto shall, and shall cause its advisors and representatives to, (A) hold confidential all information obtained in connection with any transaction contemplated hereby with respect to the other party which is not otherwise public knowledge, (B) return all documents (including copies thereof) obtained hereunder from the other party to such other party and (C) use its reasonable best efforts to cause all information obtained pursuant to this Agreement or in connection with the negotiation of this Agreement to be treated as confidential and not use, or knowingly permit others to use, any such information unless such information becomes generally available to the public without breach of either party's confidentiality obligation.

    Section 5.2. REGISTRATION STATEMENT; REGULATORY MATTERS. (a) Buyer shall prepare and, subject to the review and consent of Seller with respect to matters relating to Seller, file with the SEC as soon as is reasonably practicable the Registration Statement (or the equivalent in the form of preliminary proxy material) with respect to the shares of Buyer Common Stock to be issued in the Merger and shall apply to the NYSE to list the shares of Buyer Common Stock to be issued in connection with the transactions contemplated by this Agreement. Buyer shall prepare and file a notice with the Board as soon as reasonably practicable. Buyer shall use all reasonable efforts to cause the Registration Statement to become effective. Buyer shall also take any action required to be taken under any applicable state blue sky or securities laws in connection with the issuance of such shares, and Seller and its Subsidiaries shall furnish Buyer all information concerning Seller and its Subsidiaries and the stockholders thereof as Buyer may reasonably request in connection with any such action.

    (b) Seller and Buyer shall cooperate and use their respective best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement and, as and if directed by Buyer, to consummate such other mergers, consolidations or asset transfers or other transactions by and among Buyer's Subsidiaries and Seller's Subsidiaries concurrently with or following the Effective Time.

    Section 5.3. STOCKHOLDER APPROVAL. Seller shall call a meeting of its stockholders to be held as soon as practicable after the Registration Statement is declared effective for the purpose of voting upon the Merger or take other action for stockholders to authorize the Merger. In connection therewith, Buyer shall prepare the Proxy Statement and, with the approval of each of Buyer and Seller, the Proxy Statement shall be filed with the SEC and mailed to the stockholders of Seller. The Board of Directors of Seller shall submit for approval of Seller's stockholders the matters to be voted upon in order to authorize the Merger. The Board of Directors of Seller hereby does and (subject to the fiduciary duty of Seller's Board of Directors, as advised in writing by outside counsel) will recommend this Agreement and the transactions contemplated hereby to stockholders of Seller and will use its best efforts to obtain any vote of Seller's stockholders that is necessary for the approval and adoption of this Agreement and consummation of the transactions contemplated hereby.

    Section 5.4. CURRENT INFORMATION. During the period from the date of this Agreement to the Effective Time, each party shall promptly furnish the other with copies of all monthly and other interim financial statements as the same become available and shall cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of the other party. Each party shall promptly notify the other party of any material change in its business or operations and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving such party, and shall keep the other party fully informed of such events.

    Section 5.5. AGREEMENTS OF AFFILIATES. As soon as practicable after the date of this Agreement, Seller shall deliver to Buyer a letter identifying all persons whom Seller believes to be, at the time this Agreement is submitted to a vote of the stockholders of Seller, "affiliates" of Seller for purposes of Rule 145 under the Securities Act or for determining the qualification of the Merger as a pooling of interests for accounting and financial reporting purposes. Seller shall use its reasonable best efforts to cause each person who is so identified as such an "affiliate" to deliver to Buyer as soon as practicable thereafter, and in any event no later than the publication of notice in the Federal Register of Buyer's notice to the Board referred to in Section 5.2, a written agreement in the form attached hereto as Exhibit B. Prior to the Effective Time, Seller shall amend and supplement such letter and use its reasonable best efforts to cause each additional person who is identified as an "affiliate" to execute a written agreement as set forth in this Section 5.5.

    Section 5.6. EXPENSES. Each party hereto shall bear its own expenses incident to preparing, entering into and carrying out this Agreement and to consummating the Merger.

    Section 5.7. SECURITIES ACT AND EXCHANGE ACT FILINGS. Buyer shall make all filings with the SEC that are described in Section (c) of Rule 144 under the Securities Act for a period of two years following the Effective Time. Buyer shall within 30 days after the Effective Time file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Buyer Common Stock subject to the options issued pursuant to Section 5.10 and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

    Section 5.8. MISCELLANEOUS AGREEMENTS AND CONSENTS. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its respective reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including without limitation using its respective reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. Each party shall, and shall cause each of its respective Subsidiaries to, use its reasonable best efforts to obtain consents of all third parties and Regulatory Authorities necessary or, in the opinion of Buyer, desirable for the consummation of the transactions contemplated by this Agreement.

    (b) Seller, prior to the Effective Time, shall (i) consult and cooperate with Buyer regarding the implementation of those policies and procedures established by Buyer for its governance and that of its Subsidiaries and not otherwise referenced in Section 5.17 hereof, including, without limitation, policies and procedures pertaining to the accounting, asset/liability management, audit, credit, human resources, treasury and legal functions, and
(ii) at the request of Buyer, effective not later than the Effective Time conform Seller's existing policies and procedures in respect of such matters to Buyer's policies and procedures or, in the absence of any existing Seller policy or procedure regarding any such function, introduce Buyer's policies or procedures in respect thereof, unless to do so would cause Seller or any of the Seller Subsidiaries to be in violation of any law, rule or regulation of any Regulatory Authority having jurisdiction over Seller and/or the Seller Subsidiary affected thereby.

    Section 5.9. EMPLOYEE BENEFITS. (a) Subject to Section 5.10, the provisions of the Seller Stock Plans and of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Seller or any Seller Subsidiary shall be deleted and terminated as of the Effective Time, and Seller shall ensure that following the Effective Time no holder of Seller Stock Options or any participant in any Seller Stock Plan shall have any right thereunder to acquire any securities of Seller or any Seller Subsidiary.

    (b) Buyer shall take such steps as are necessary or required to integrate the employees of Seller and the Seller Subsidiaries in Buyer's employee benefit plans available to similarly situated employees of Buyer and Buyer Subsidiaries as soon as practicable after the Effective Time, (i) with full credit for prior service with Seller or any of the Seller Subsidiaries for all purposes other than determining benefit accruals under any tax-qualified defined benefit plan,
(ii) without any waiting periods, evidence of insurability or application of any pre-existing condition limitation, and (iii) with full credit for claims arising prior to the Effective Time for purposes of deductibles, out-of-pocket maximums, benefit maximums and all other similar limitations for the applicable plan year during which the Merger is consummated. Each of Buyer and Seller shall use all reasonable efforts to insure that no amounts paid or payable by Seller, Seller Subsidiaries or Buyer to or with respect to any employee or former employee of Seller or any Seller Subsidiary will fail to be deductible for federal income tax purposes by reason of Section 280G of the Internal Revenue Code.

    (c) Prior to the Effective Time, Buyer and Seller agree to establish a supplemental employee severance program in accordance with the terms outlined in
Schedule 5.9C to provide supplemental severance for the employees of Seller.

    (d) Buyer agrees to enter into Employment Agreements with the individuals identified in Schedule 5.9D in the forms previously provided to Seller.

    (e) For a period of one (1) year from and after the Effective Time, the Buyer will continue the Seller's severance plans and policies with respect to the employees of the Seller and the Seller Subsidiaries immediately prior to the Effective Time, as such severance plans and policies are in effect immediately prior to the Effective Time, and will honor all obligations of the Seller thereunder.

    Section 5.10. SELLER STOCK OPTIONS. At the Effective Time, all rights with respect to Seller Common Stock pursuant to Seller Stock Options that are outstanding at the Effective Time, whether or not then exercisable, shall be converted into and become rights with respect to Buyer Common Stock, and Buyer shall assume each Seller Stock Option in accordance with the terms of the stock option plan governing outstanding Seller Stock Options. From and after the Effective Time, (i) each Seller Stock Option assumed by Buyer shall be exercised solely for shares of Buyer Common Stock, (ii) the number of shares of Buyer Common Stock subject to each Seller Stock Option shall be equal to the number of shares of Seller Common Stock subject to such Seller Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share of Buyer Common Stock and (iii) the per share exercise price under each Seller Stock Option shall be adjusted by dividing the per share exercise price under such Seller Stock Option by the Exchange Ratio and rounding up to the nearest cent; PROVIDED, HOWEVER, that the terms of each Seller Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction subsequent to the Effective Time. The foregoing assumption shall be undertaken by Buyer in a manner that will comply with
Section 424(a) of the Internal Revenue Code, as to any Seller Stock Option that is an "incentive stock option."

    Section 5.11. SELLER EMPLOYEE STOCK OWNERSHIP PLAN. Seller may cause the Employee Stock Ownership Plan of the Seller Banks (the "Seller ESOP") to allocate, prior to the Effective Time, to participants in the Seller ESOP the maximum number of currently unallocated shares of Seller Common Stock allowable under Section 415 of the Internal Revenue Code. Except as provided in the following paragraph, Seller shall not take any action which would cause the Seller ESOP to be disqualified under Section 401(a) of the Internal Revenue Code or to lose its status as an employee stock ownership plan under Section 4975 of the Internal Revenue Code.

    On or before the Effective Time, Seller will take steps reasonably necessary to cause the Seller ESOP to be terminated as of the Effective Time. Any indebtedness of the ESOP shall be repaid from the Trust associated with the Seller ESOP. A final allocation will be prepared, and a request for a favorable determination letter on the termination of the Seller ESOP will be filed with the Internal Revenue Service. To the maximum extent permitted by the rules and regulations of the Internal Revenue Service, upon receipt of the favorable determination letter, the assets of the Seller ESOP will be distributed to the participants in due course. At and after the Effective Time, no additional employees will become eligible to participate in the Seller ESOP and the assets of the Seller ESOP will be applied in accordance with its terms and the rules and regulations of the Internal Revenue Service and the Department of Labor.

    Section 5.12. D&O INDEMNIFICATION. Buyer agrees that the Merger shall not affect or diminish any of Seller's duties and obligations of indemnification existing as of the Effective Time in favor of employees, agents, directors or officers of Seller or its Subsidiaries arising by virtue of its Certificate of Incorporation or Bylaws in the form in effect at the date of this Agreement or arising by operation of law or arising by virtue of any contract, resolution or other agreement or document existing at the date of this Agreement, and such duties and obligations shall continue in full force and effect and be honored by Buyer for so long as they would (but for the Merger) otherwise survive and continue in full force and effect. Buyer will provide, or cause to be provided, for a period of not less than two years from the Effective Time, a "tail" insurance and indemnification policy that provides the officers and directors of Seller Subsidiaries immediately prior to the Effective Time coverage no less favorable, in the aggregate, than as currently provided by Buyer to its officers and directors.

    Section 5.13. PRESS RELEASES. Except as may be required by law, Seller and Buyer shall consult and agree with each other as to the form, substance and timing of any proposed press release relating to this Agreement or any of the transactions contemplated hereby.

    Section 5.14. STATE TAKEOVER STATUTES; SELLER'S ARTICLES OF INCORPORATION; SELLER RIGHTS AGREEMENT. (a) Seller will take all steps necessary to exempt the transactions contemplated by this Agreement and any agreement contemplated hereby from, and if necessary challenge the validity of, any applicable state takeover law.

    (b) Seller will take all steps necessary to exempt the transactions contemplated by this Agreement and any agreement contemplated hereby from the provisions of Article X of Seller's Articles of Incorporation.

    (c) Seller shall take all action (including, if required, redeeming all of the outstanding Rights related to the Seller Rights Agreement or amending or terminating the Seller Rights Agreement) so that the entering into of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby shall not result in the grant of any rights to any person under the Seller Rights Agreement to purchase or receive additional shares of capital stock of Seller, Buyer or any affiliate of the foregoing or enable or require the Rights related thereto to be exercised, distributed or triggered in any way.

    Section 5.15. BEST EFFORTS. Each of Buyer and Seller undertakes and agrees to use its best efforts to cause the Merger (i) to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and as a pooling of interests for accounting and financial reporting purposes (in each case, including, if necessary, to take reasonable steps to restructure the transactions contemplated by this Agreement to so qualify) and (ii) to occur as soon as practicable. Each of Buyer and Seller agrees to not take any action that would materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of Buyer or Seller to obtain any approval of any Regulatory Authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement.

    Section 5.16. INSURANCE. Seller shall, and Seller shall cause its Subsidiaries to, use its best efforts to maintain its existing insurance.

    Section 5.17. CONFORMING ENTRIES. (a) Notwithstanding that Seller believes that Seller and the Seller Subsidiaries have established all reserves and taken all provisions for possible loan losses required by GAAP and applicable laws, rules and regulations, Seller recognizes that Buyer may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). From and after the date of this Agreement, Seller and Buyer shall consult and cooperate with each other with respect to conforming the loan, accrual and reserve policies of Seller and the Seller Subsidiaries to those policies of Buyer, as specified in each case in writing to Seller, based upon such consultation and as hereinafter provided.

    (b) In addition, from and after the date of this Agreement to the Effective Time, Seller and Buyer shall consult and cooperate with each other with respect to determining appropriate Seller accruals, reserves and charges to establish and take in respect of excess equipment write-off or write-down of various assets and other appropriate charges and accounting adjustments taking into account the parties' business plans following the Merger, as specified in each case in writing to Seller, based upon such consultation and as hereinafter provided.

    (c) Seller and Buyer shall consult and cooperate with each other with respect to determining, as specified in a written notice from Buyer to Seller, based upon such consultation and as hereinafter provided, the amount and the timing for recognizing for financial accounting purposes Seller's expenses of the Merger and the restructuring charges relating to or to be incurred in connection with the Merger.

    (d) To the extent permissible under applicable laws, regulations, and requirements of Regulatory Authorities, and provided further, that Seller shall not be required to take any such action that, in the opinion of Seller's independent auditors, is not consistent with GAAP and regulatory accounting principles, Seller shall (i) establish and take such reserves and accruals at such time as Buyer shall reasonably request to conform Seller's loan, accrual and reserve policies to Buyer's policies, and (ii) establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments, and to recognize for financial accounting purposes such expenses of the Merger and restructuring charges related to or to be incurred in connection with the Merger, in each case at such times as are reasonably requested by Buyer; PROVIDED, HOWEVER, that on the date such reserves, accruals and charges are to be taken, Buyer shall certify to Seller that Buyer's representations and warranties are true and correct as of such date, that the approval conditions to its obligations contemplated by Section 6.1(b) have been satisfied or waived (except to the extent that any waiting period associated therewith may then have commenced but not expired) and that Buyer is otherwise in compliance with this Agreement and is prepared to proceed with the Closing; and provided, further, that Seller shall not be required to take any such action that is not consistent with GAAP and regulatory accounting principles.

    Section 5.18. CHARITABLE FOUNDATION. Promptly following the Effective Time, Buyer shall establish a charitable foundation for the benefit of the communities served by Seller as of immediately prior to the Effective Time, which charitable foundation will be initially funded with a $300,000 contribution by Buyer and thereafter funded annually with such amounts determined by Buyer as will aggregate no less than $3,000,000 during the six years immediately following the Effective Time.

                                   ARTICLE VI

                                   CONDITIONS

    Section 6.1.  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

    (a) This Agreement shall have received the requisite approval of stockholders of Seller.

    (b) All requisite approvals of this Agreement and the transactions contemplated hereby shall have been received from the Board and any other Regulatory Authority, and all applicable waiting periods shall have expired under applicable law.

    (c) The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order.

    (d) Neither Seller nor Buyer shall be subject to any order, decree or injunction, and there shall be no pending or threatened order, decree or injunction, of a court or agency of competent jurisdiction which enjoins or prohibits, or seeks to enjoin or prohibit, the consummation of any of the Transactions.

    (e) There shall be no legislative, statutory or regulatory action (whether federal or state) pending which prohibits or threatens to prohibit consummation of the Transactions or which otherwise materially adverse affect the Transactions.

    (f) Each of Buyer and Seller shall have received, from counsel reasonably satisfactory to it, an opinion reasonably satisfactory in form and substance to it to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that no gain or loss will be recognized by the stockholders of Seller who receive solely Buyer Common Stock in exchange for shares of Seller Common Stock, except with respect to cash received in lieu of fractional shares of Buyer Common Stock.

    (g) The shares of Buyer Common Stock which shall be issued to the holders of Seller Common Stock (and where applicable, Seller Stock Options) upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

    (h) Buyer and Seller shall have received a letter, in form and substance reasonably satisfactory to each, from the Buyer Auditors, dated the date of the Proxy Statement and confirmed in writing at the Effective Time, stating that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board, the interpretive releases issued pursuant thereto and the pronouncements of the SEC thereon.

    Section 6.2. CONDITIONS TO OBLIGATIONS OF SELLER TO EFFECT THE MERGER. The obligations of Seller to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer set forth in Article III of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (as though made on and as of the Effective Time except (i) to the extent such representations and warranties are by their express provisions made as of a specified date or period and (ii) for the effect of transactions contemplated by this Agreement) and Seller shall have received a certificate of the chief financial officer of Buyer to that effect.

    (b) PERFORMANCE OF OBLIGATIONS. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and Seller shall have received a certificate of the chief financial officer of Buyer to that effect.

    Section 6.3. CONDITIONS TO OBLIGATIONS OF BUYER TO EFFECT THE MERGER. The obligations of Buyer to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller set forth in Article II of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (as though made on and as of the Effective Time except (i) to the extent such representations and warranties are by their express provisions made as of a specific date or period and (ii) for the effect of transactions contemplated by this Agreement) and Buyer shall have received a certificate of the chairman or president of Seller to that effect.

    (b) PERFORMANCE OF OBLIGATIONS. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and Buyer shall have received a certificate of the chairman or president of Seller to that effect.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

    Section 7.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any requisite stockholder approval:

    (a) by mutual consent by the Executive Committee of the Board of Directors of Buyer and the Board of Directors of Seller;

    (b) by the Executive Committee of the Board of Directors of Buyer or the Board of Directors of Seller at any time after the date that is twelve months after the date of this Agreement if the Merger shall not theretofore have been consummated (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein which has resulted in the delay in performance of this Agreement);

    (c) by the Executive Committee of the Board of Directors of Buyer or the Board of Directors of Seller if (i) the Board has denied approval of the Merger and such denial has become final and nonappealable or (ii) stockholders of Seller shall not have approved this Agreement at the Meeting provided that Seller has not breached its obligation under Section 5.3;

    (d) by the Executive Committee of the Board of Directors of Buyer in the event of a material breach by Seller of any representation, warranty, covenant or other agreement contained in this Agreement, which breach is not cured within 30 days after written notice thereof to Seller by Buyer;

    (e) by the Board of Directors of Seller in the event of a material breach by Buyer of any representation, warranty, covenant or other agreement contained in this Agreement, which breach is not cured within 30 days after written notice thereof is given to Buyer by Seller; or

    (f) by the Board of Directors of Seller, upon written notice to Buyer at any time during the ten-day period commencing two days after the Determination Date (as defined below), if both of the following conditions are satisfied:

    (i) the Average Closing Price shall be less than the product of 0.80 and the Starting Price; and

    (ii) (A) the quotient obtained by dividing the Average Closing Price by the Starting Price shall be less than (B) the quotient obtained by dividing the Average Index Price by the Index Price on the Starting Date and subtracting 0.15 from the quotient in this clause (ii)(B);

subject, however, to the following provisions. If Seller elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Buyer; PROVIDED, HOWEVER, that such notice of election to termination may be withdrawn at any time within the aforementioned ten-day period.

    For purposes of this Section 7.1(f), the following terms shall have the meanings indicated:

    "Average Closing Price" means the average of the daily closing prices of Buyer Common Stock as reported on the NYSE composite tape (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another mutually agreed upon authoritative source) for the ten consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date.

    "Average Index Price" means the average of the Index Prices for the ten consecutive full trading days ending at the close of trading on the Determination Date.

    "Determination Date" means the date on which the approval of the Board required for consummation of the Merger shall be received.

    "Index Group" means the 22 bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, an announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization as of the Starting Date. In the event that the common stock of any such company ceases to be publicly traded or any such announcement is made with respect to any such company, such company shall be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock) redistributed proportionately for purposes of determining the Index Price. The 22 bank holding companies and the weights attributed to them are as follows:

HOLDING COMPANY                                                                  WEIGHTING (%)
-------------------------------------------------------------------------------  -------------
NationsBank Corp...............................................................       11.576
BankAmerica Corp...............................................................        9.676
Chase Manhattan Corp...........................................................        9.615
Banc One Corp..................................................................        6.422
First Union Corp...............................................................        5.924
Norwest Corp...................................................................        5.110
US Bancorp.....................................................................        4.958
Wells Fargo & Co...............................................................        4.918
First Chicago NBD..............................................................        4.401
J.P. Morgan....................................................................        4.022
National City Corp.............................................................        3.938
Bank New York..................................................................        3.883
Fleet Financial Group..........................................................        3.729
PNC Bank Corp..................................................................        3.003
Mellon Bank Corp...............................................................        2.833
Wachovia Corp..................................................................        2.803
KeyCorp........................................................................        2.769
BankBoston Corp................................................................        2.639
SunTrust Banks.................................................................        2.551
Bankers Trust New York.........................................................        2.027
Comerica Inc...................................................................        1.765
Summit Bancorp.................................................................        1.438

    "Index Price" on a given date means the weighted average (weighted in accordance with the factors listed above) of the closing prices on such date of the companies comprising the Index Group.

    "Starting Date" means the last full day on which the NYSE was open for trading prior to the execution of this Agreement.

    "Starting Price" shall mean the closing price per share of Buyer Common Stock on the Starting Date, as reported on the NYSE composite tape (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another mutually agreed upon authoritative source).

    If Buyer or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, slit-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 7.1(f).

    Section 7.2. EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Sections 7.1(a) through 7.1(c) and Section 7.1(f) above, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer or Seller or their respective officers or directors except as set forth in the second sentence of Section 5.1 and in Section 5.6.

    Section 7.3. AMENDMENT. This Agreement and the Schedules hereto may be amended by the parties hereto, by action taken by or on behalf of their respective Boards of Directors, at any time before or after approval of this Agreement by the stockholders of Seller; PROVIDED, HOWEVER, that after any such approval by the stockholders of Seller no such modification shall alter or change the amount or kind of consideration to be received by holders of Seller Common Stock as provided in this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Buyer and Seller.

    Section 7.4. SEVERABILITY. Any term, provision, covenant or restriction contained in this Agreement held by a court or a Regulatory Authority of competent jurisdiction or the Board to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.

    Section 7.5. WAIVER. Any term, condition or provision of this Agreement may be waived in writing at any time by the party which is, or whose stockholders are, entitled to the benefits thereof.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

    Section 8.1.  NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
AGREEMENTS. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. Except as set forth below in this Section 8.1, all representations, warranties and agreements in this Agreement of Buyer and Seller or in any instrument delivered by Buyer or Seller pursuant to or in connection with this Agreement shall expire at the Effective Time or upon termination of this Agreement in accordance with its terms or, in the case of any other such instrument, in accordance with the terms of such instrument. In the event of consummation of the Merger, the agreements contained in or referred to in Sections 5.2(b), 5.7, 5.9, 5.10, 5.11, 5.12 and 5.18 shall survive the Effective Time. In the event of termination of this Agreement in accordance with Sections 7.1(a), 7.1(b), 7.1(c) or 7.1(f), the agreements contained in or referred to in the second sentence of Section 5.1, Section 5.6 and Section 7.2 shall survive such termination.

    Section 8.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to be duly received (i) on the date given if delivered personally or (ii) upon confirmation of receipt, if by facsimile transmission or (iii) on the date received if mailed by registered or certified mail (return receipt requested), or (iv) on the business date after being delivered to a reputable overnight delivery service, if by such service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (i) if to Buyer:

       Star Banc Corporation
       425 Walnut Street
       Cincinnati, Ohio 45202
       Attention: David Moffett
       Telecopy: (513) 632-4279

    Copies to:

       Star Banc Corporation
       425 Walnut Street
       Cincinnati, Ohio 45202
       Attention: Jennie Carlson
       Telecopy: (513) 632-4279

    (ii) if to Seller:

       Trans Financial, Inc.
       500 East Main Street
       Bowling Green, Kentucky 42101
       Attention: Vince A Berta
       Telecopy: (502) 782-4912

    Copies to:

       Wachtell, Lipton, Rosen & Katz
       51 West 52nd Street
       New York, New York 10019
       Attention: Edward D. Herlihy, Esq.
       Telecopy: (212) 403-2000

    Section 8.3. MISCELLANEOUS. This Agreement (including the Schedules and other written documents referred to herein or provided hereunder) (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, including any confidentiality agreement between the parties hereto, (ii) except with respect to Sections 5.9(c) and 5.12 is not intended to confer upon any person not a party hereto any rights or remedies hereunder, (iii) shall not be assigned by operation of law or otherwise and (iv) shall be governed in all respects by the laws of the State of Ohio, except as otherwise specifically provided herein or required by the KBCA. This Agreement may be executed in counterparts which together shall constitute a single agreement and may be delivered by facsimile.

    IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be signed as of the date first written above.

                                STAR BANC CORPORATION

                                By:  /s/ JERRY A. GRUNDHOFER
                                     -----------------------------------------
                                     Name: Jerry A. Grundhofer
                                     Title: Chairman, President and Chief
                                          Executive Officer

                                TRANS FINANCIAL, INC.

                                By:  /s/ VINCE A. BERTA
                                     -----------------------------------------
                                     Name: Vince A. Berta
                                     Title:President and Chief
                                          Executive Officer

                                                                         ANNEX B

    STOCK OPTION AGREEMENT, dated April 9, 1998, between Trans Financial, Inc., a Kentucky corporation ("Issuer"), and Star Banc Corporation, an Ohio corporation ("Grantee").

                              W I T N E S S E T H:

    WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto immediately prior to this Stock Option Agreement (the "Agreement"); and

    WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

    1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 2,331,962 fully paid and nonassessable shares of Issuer's Common Stock, no par value per share ("Common Stock"), at a price of $46.625 per share (the "Option Price"); PROVIDED, HOWEVER, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

    (b) In the event that any additional shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement or as permitted under the terms of the Merger Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of the Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

    2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), PROVIDED that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section
2) within 90 days following such Subsequent Triggering Event. Each of the following shall be an "Exercise Termination Event": (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 7.1(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional); or (iii) the passage of 12 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 7.1(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional) (PROVIDED that if an Initial Triggering Event continues or occurs beyond such termination and prior to the passage of such 12-month period, the Exercise Termination Event shall be 12 months from the expiration of the Last Triggering Event but in no event more than 18 months after such termination). The "Last Triggering Event" shall mean the last Initial Triggering Event to expire. The term "Holder" shall mean the holder or holders of the Option.

    (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

        (i) Issuer or any of its Subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction. For purposes of this Agreement, "Acquisition Transaction" shall mean (w) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of Issuer, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer, or (z) any substantially similar transaction; PROVIDED, HOWEVER, that in no event shall any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more of its Subsidiaries or involving only any two or more of such Subsidiaries, be deemed to be an Acquisition Transaction, provided that any such transaction is not entered into in violation of the terms of the Merger Agreement;

        (ii) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its intention to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement in anticipation of engaging in an Acquisition Transaction;

       (iii) Any person other than Grantee or a trustee holding on behalf of an employee benefit plan of the Issuer, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

        (iv) Any person other than Grantee or any Grantee Subsidiary shall have made a BONA FIDE proposal to Issuer or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

        (v) After an overture is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and
    (y) shall not have been cured prior to the Notice Date (as defined below);
    or

        (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

    (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

        (i) The acquisition by any person of beneficial ownership of 20% or more of the then outstanding Common Stock; or

        (ii) The occurrence of the Initial Triggering Event described in paragraph (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) shall be 20%.

    (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which it has notice (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

    (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); PROVIDED that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

    (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, PROVIDED that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

    (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

    (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

    "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

    (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

    3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. ' 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

    4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

    5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, option exercise, exchanges of shares, distributions on or in respect of the Common Stock that would be prohibited under the terms of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

    6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 90 days of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and PROVIDED, HOWEVER,that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and PROVIDED FURTHER, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this
Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

    7. (a) Immediately prior to the occurrence of a Repurchase Event (as defined below), (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such later period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term "Market/Offer Price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made and not withdrawn prior to acceptance of such shares, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to the Issuer.

    (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Within the latter to occur of (x) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (y) the time that is immediately prior to the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof, if any, that Issuer is not then prohibited under applicable law and regulation from so delivering.

    (c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices, in each case as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

    (d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or similar transaction involving Issuer or any purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the provisos to Section 2(b)(i) hereof or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock, provided that no such event shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event. The parties hereto agree that Issuer's obligations to repurchase the Option or Option Shares under this Section 7 shall not terminate upon the occurrence of an Exercise Termination Event unless no Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event.

    8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

    (b) The following terms have the meanings indicated:

        (i) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer),
    (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

        (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

        (3) "Assigned Value" shall mean the Market/Offer Price, as defined in
    Section 7.

        (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; PROVIDED that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

    (c) The Substitute Option shall have the same terms as the Option, PROVIDED, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

    (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

    (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

    (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

    9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to (x) the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised plus (y) Grantee's reasonable out-of-pocket expenses (to the extent not previously reimbursed), and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to (x) the Highest Closing Price multiplied by the number of Substitute Shares so designated plus (y) Grantee's reasonable Out-of-Pocket Expenses (to the extent not previously reimbursed). The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

    (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

    (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to obtain all required regulatory and legal approvals, in each case as promptly as practicable, in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute

Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Common Shares it is then so prohibited from repurchasing.

    10. The 90-day period for exercise of certain rights under Sections 2, 6, 7 and 13 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

    11. Issuer hereby represents and warrants to Grantee as follows:

    (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

    (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and except for limitations on voting rights contained in the certificate of incorporation, will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

    12. Grantee hereby represents and warrants to Issuer that:

    (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

    (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

    13. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 90 days following such Subsequent Triggering Event (or such later period as provided in Section 10); PROVIDED, HOWEVER, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee under the BHCA to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board.

    14. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making notification or application to list the shares of Common Stock issuable hereunder on the Nasdaq National Market System upon official notice of issuance and applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

    15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

    16. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

    17. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

    18. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    19. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

    21. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

    22. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                STAR BANC CORPORATION

                                BY:  /S/ JERRY A. GRUNDHOFER
                                     -----------------------------------------
                                     Name: Jerry A. Grundhofer
                                     Title: Chairman, President and Chief
                                          Executive Officer

                                TRANS FINANCIAL, INC.

                                By:  /s/ VINCE A. BERTA
                                     -----------------------------------------
                                     Name: Vince A. Berta
                                     Title:President and Chief
                                          Executive Officer

                                                                         ANNEX C

                    DISSENTERS' RIGHTS PROVISIONS UNDER THE
                       KENTUCKY BUSINESS CORPORATION ACT
                        SUBTITLE 13. DISSENTERS' RIGHTS
                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

    271B.13-010. DEFINITIONS.--As used in this subtitle:

    (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

    (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under KRS 271B.13-020 and who exercises that right when and in the manner required by KRS 271B.13-200 to 271B.13-280.

    (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2), "fair value" shall be at least an amount required to be paid under KRS 271B.12-220(2) in order to be exempt from the requirements of KRS 271B.12-210.

    (4) "Interest" means from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

    (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

    (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

    (7) "Shareholder" means the record shareholder or the beneficial shareholder.

271B.13-020. RIGHT TO DISSENT.

    (1) A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

        (a) Consummation of a plan of merger to which the corporation is a party:

           1. If shareholder approval is required for the merger by KRS 271B.11-040 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

           2. If the corporation is a subsidiary that is merged with its parent under KRS 271B.11-040;

        (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

        (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

        (d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

           1. Alters or abolishes a preferential right of the shares to a distribution or in dissolution;

           2. Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

           3. Excludes or limits the right of the shares to vote on any matter other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

           4. Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under KRS 271B.6-040;

        (e) Any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2); or

        (f) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

    (2) A shareholder entitled to dissent and obtain payment for his shares under this chapter shall not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

271B.13-030. DISSENT BY NOMINEE AND BENEFICIAL OWNERS.

    (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he shall dissent with respect to all shares beneficially owned by any one (1) person and notify the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter, under this subsection shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

    (2) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

        (a) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

        (b) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

                 PROCEDURES FOR EXERCISE OF DISSENTERS' RIGHTS

271B.13-200. NOTICE OF DISSENTERS' RIGHTS.

    (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this subtitle and the corporation shall undertake to provide a copy of this subtitle to any shareholder entitled to vote at the shareholders' meeting upon request of that shareholder.

    (2) If corporate action creating dissenters' rights under KRS 271B.13-020 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in KRS 271B.13-220.

271B.13-210. NOTICE OF INTENT TO DEMAND PAYMENT.

    (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

        (a) Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

        (b) Shall not vote his shares in favor of the proposed action.

    (2) A shareholder who does not satisfy the requirements of subsection (1) of this section shall not be entitled to payment for his shares under this chapter. [(Enact. Acts 1988, ch. 23, sec. 127, effective January 1, 1989.)]

271B.13-220. DISSENTERS' NOTICE.

    (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of KRS 271B.13-210.

    (2) The dissenters' notice shall be sent no later than ten (10) days after the date the proposed corporation action was authorized by the shareholders, or, if no shareholder authorization was obtained, by the board of directors, and shall:

        (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

        (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

        (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

        (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30), nor more than sixty (60) days after the date the notice provided in subsection (1) of this section is delivered; and

        (e) Be accompanied by a copy of this subtitle.

271B.13-230. DUTY TO DEMAND PAYMENT.

    (1) A shareholder who is sent a dissenters' notice described in KRS 271B.13-220 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subsection (2)(c) of KRS 271B.13-220, and deposit his certificates in accordance with the terms of the notice.

    (2) The shareholder who demands payment and deposits his share certificates under subsection (1) of this section shall retain all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

    (3) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, shall not be entitled to payment for his shares under this subtitle.

271B.13-240. SHARE RESTRICTIONS.

    (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under KRS 271B.13-260.

    (2) The person for whom dissenters' rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

271B.13-250. PAYMENT.

    (1) Except as provided in KRS 271B.13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with KRS 271B.13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

    (2) The payment shall be accompanied by:

        (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

        (b) A statement of the corporation's estimate of the fair value of the shares;

        (c) An explanation of how the interest was calculated; and

        (d) A statement of the dissenter's right to demand payment under KRS 271B.13-280.

271B.13-260. FAILURE TO TAKE ACTION.

    (1) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

    (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under KRS 271B.13-220 and repeat the payment demand procedure.

271B.13-270. AFTER-ACQUIRED SHARES.

    (1) A corporation may elect to withhold payment required by KRS 271B.13-250 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

    (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment under KRS 271B.13-280.

271B.13-280. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

    (1) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under KRS 271B.13-250), or reject the corporation's offer under KRS 271B.13-270 and demand payment of the fair value of his shares and interest due, if:

        (a) The dissenter believes that the amount paid under KRS 271B.13-250 or offered under KRS 271B.13-270 is less than the fair value of his shares or that the interest due is incorrectly calculated;

        (b) The corporation fails to make payment under KRS 271B.13-250 within sixty (60) days after the date set for demanding payment; or

        (c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

    (2) A dissenter waives his right to demand payment under this section unless he shall notify the corporation of his demand in writing under subsection (1) of this section within thirty (30) days after the corporation made or offered payment for his shares.

                          JUDICIAL APPRAISAL OF SHARES

271B.13-300. COURT ACTION.

    (1) If a demand for payment under KRS 271B.13-280 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

    (2) The corporation shall commence the proceeding in the circuit court of the county where a corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

    (3) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

    (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.

    (5) Each dissenter made a party to the proceeding shall be entitled to judgment:

        (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

        (b) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under KRS 271B.13-270.

271B.13-310. COURT COSTS AND COUNSEL FEES.

    (1) The court in an appraisal proceeding commenced under KRS 271B.13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under KRS 271B.13-280.

    (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

        (a) Against the corporation and in favor of any or all dissenters, if the court finds the corporation did not substantially comply with the requirements of KRS 271B.13-200 to 271B.13-280; or

        (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subtitle.

    (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                                                         ANNEX D

                  [LETTERHEAD OF DONALDSON, LUFKIN & JENRETTE]

                                                                          , 1998

Board of Directors
Trans Financial, Inc.
500 East Main Street
P.O. Box 90001
Bowling Green, KY 42101

Members of the Board:

    You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, no par value per share (the "Trans Financial Common Stock"), of Trans Financial, Inc. ("Trans Financial" or the "Company") of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Merger, dated April 9, 1998 (the "Agreement"), by and between Star Banc Corporation ("Star") and the Company pursuant to which Trans Financial will be merged (the "Merger") with and into Star.

    Pursuant to the Agreement, each share of Trans Financial Common Stock will be converted, subject to certain exceptions, into the right to receive 0.9003 shares (the "Exchange Ratio") of common stock, $5 par value per share (the "Star Common Stock"), of Star. We understand that the Merger is conditioned upon, among other things, receipt of opinions to the effect that the Merger will qualify for treatment as a tax-free reorganization and as a pooling of interests for accounting purposes. The terms of the Merger are more fully set forth in the Agreement. In connection with the Merger, the parties have also proposed to enter into an agreement (the "Stock Option Agreement") pursuant to which Trans Financial will irrevocably grant Star an option to purchase a number of shares representing up to 19.9% of the outstanding shares of Trans Financial Common Stock, at a price and on terms and conditions set forth in the Stock Option Agreement.

    In arriving at our opinion, we have reviewed the financial terms and provisions of the draft dated April 9, 1998 of the Agreement and the exhibits thereto, and the draft dated April 9, 1998 of the Stock Option Agreement. We also have reviewed financial and other information that was publicly available or furnished to us by Trans Financial and Star including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of the Company for the period beginning January 1, 1998 and ending December 31, 2002 prepared by the management of the Company and certain financial projections of Star for the period beginning January 1, 1998 and ending December 31, 2002 prepared by the management of Star. We have also reviewed certain pro forma financial statements prepared by the management of the Company and Star reflecting the Merger and certain operating synergies expected to result therefrom. In addition, we have compared certain financial and securities data of the Company and Star with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of Trans Financial Common Stock and Star Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We were not requested to, nor did we, solicit the interest of any other party in acquiring the Company.

    In rendering our opinion, we have relied upon and assumed without independent verification the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Star or their respective representatives, or that was otherwise reviewed by us. In particular, we have relied upon the estimates of the management of the Company and Star of the operating synergies achievable as a result of the Merger and upon our discussion

Board of Directors
Trans Financial, Inc.
Page 2                                                                    , 1998

of such synergies with the management of the Company and Star. With respect to the financial projections used in our analysis, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and Star as to the future operating and financial performance of the Company and Star, respectively.

    We are not experts in the evaluation of loan portfolios or allowances for loan and real estate owned losses and, upon the direction of management of the Company, we have not independently verified and have assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of Trans Financial and Star at March 31, 1998 are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such balance sheets. We were not retained to and we did not conduct a physical inspection of any of the properties or facilities of Trans Financial or Star, and we did not make any independent evaluation or appraisal of the assets, liabilities or prospects of Trans Financial or Star, were not furnished with any such evaluation or appraisal, and did not review any individual credit files. In rendering our opinion, we have been advised by Trans Financial and Star and have assumed that there are no other factors that would delay or subject to adverse conditions any necessary regulatory or governmental approval for the Merger, and we have assumed that all conditions to the Merger will be satisfied and not waived. We have relied as to certain legal matters on advice of counsel to the Company.

    Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which shares of Star Common Stock will actually trade at any time. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Agreement.

    Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connect with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business we actively trade the debt and equity securities of companies, including Trans Financial and Star, for our own account and for the accounts of customers and may hold a long or short position in such securities at any time.

    Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair to the holders of Trans Financial Common Stock from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                          By:
                                          --------------------------------------
                                          David D. Olson
                                          Managing Director

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Registrant is incorporated under the laws of Ohio. Section 1701.13 of the Ohio General Corporation Law prescribes the conditions under which indemnification may be obtained by a present or former director or officer of the Registrant who incurs expenses or liability as a consequence of certain proceedings arising out of his or her activities as a director or officer. Article SIXTH of the Registrant's Articles of Incorporation and Article IV of the Registrant's Regulations provide for indemnification of directors and officers under certain circumstances. The Registrant has purchased a standard liability policy, which, subject to any limitations set forth in the policy, indemnifies the Registrant's directors and officers for damages that they become legally obligated to pay as a result of any negligent act, error or omission committed while serving in their official capacity.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    The following exhibits are filed herewith or incorporated herein by reference.

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------

2.1        Agreement and Plan of Merger, by and between Trans Financial, Inc. and Star Banc Corporation, dated as of April 9, 1998, included as Annex A to the Proxy Statement/Prospectus included as part of this
           Registration Statement.

5.1        Opinion of Jennie Carlson Esq., Senior Vice President and General Counsel of Star Banc Corporation.

8.1        Opinion of Wachtell, Lipton, Rosen & Katz.

23.1       Consent of Donaldson, Lufkin & Jenrette Securities Corporation.

23.2       Consent of Jennie Carlson, Esq., Senior Vice President and General Counsel of Star Banc Corporation,
           included in Exhibit 5.1 to this Registration Statement.

23.3       Consent of Wachtell, Lipton, Rosen & Katz, included in Exhibit 8.1 to this Registration Statement.

23.4       Consent of KPMG Peat Marwick LLP.

23.5       Consent of Arthur Andersen LLP.

24.1       Power of Attorney.

99.1       Stock Option Agreement, dated as of April 9, 1998, by and between Star Banc Corporation (as issuer) and
           Trans Financial, Inc. (as grantee), included as Annex B to the Proxy Statement/ Prospectus included as part of this Registration Statement.

99.2       Form of Proxy for Special Meeting of Stockholders of Trans Financial, Inc.

ITEM 22. UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) The undersigned Registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (d) The undersigned Registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Sections 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, this 12th day of June, 1998.

                                STAR BANC CORPORATION

                                BY:           /S/ JERRY A. GRUNDHOFER
                                     -----------------------------------------
                                                Jerry A. Grundhofer
                                          CHAIRMAN OF THE BOARD, PRESIDENT
                                            AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 12th day of June, 1998.

          SIGNATURE                      CAPACITY
------------------------------  ---------------------------
                                Chairman of the Board,
   /s/ JERRY A. GRUNDHOFER        President Chief Executive
------------------------------    Officer and Director
     Jerry A. Grundhofer          (Principal Executive
                                  Officer)

                                Executive Vice President
     /s/ DAVID M. MOFFETT         and Chief Financial
------------------------------    Officer (Principal
       David M. Moffett           Financial Officer)

      /s/ JAMES D. HOGAN        Controller (Principal
------------------------------    Accounting Officer)
        James D. Hogan

              *                 Director
------------------------------
        Paul M. Baker

              *                 Director
------------------------------
   James R. Bridgeland, Jr.

                                Director
------------------------------
  Laurance L. Browning, Jr.

              *                 Director
------------------------------
     Victoria B. Buyniski

                                Director
------------------------------
      Samuel M. Cassidy

              *                 Director
------------------------------
      V. Anderson Coombe

          SIGNATURE                      CAPACITY
------------------------------  ---------------------------
              *                 Director
------------------------------
     John C. Dannemiller

              *                 Director
------------------------------
       J.P. Hayden, Jr.

              *                 Director
------------------------------
        Roger L. Howe

              *                 Director
------------------------------
  Thomas J. Klinedinst, Jr.

              *                 Director
------------------------------
    Charles S. Mechem, Jr.

              *                 Director
------------------------------
       Daniel J. Meyer

              *                 Director
------------------------------
       David B. O'Maley

              *                 Director
------------------------------
       O'dell M. Owens

                                Director
------------------------------
       Thomas E. Petry

                                Director
------------------------------
      Oliver W. Waddell


                                                *By:                /s/ JERRY A. GRUNDHOFER
                                                           -----------------------------------------
                                                                      Jerry A. Grundhofer
                                                                        ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS

    EXHIBIT
    NUMBER                                                   DESCRIPTION
---------------  ----------------------------------------------------------------------------------------------------

         2.1     Agreement and Plan of Merger, by and between Trans Financial, Inc. and Star Banc Corporation, dated as of April 9, 1998, included as Annex A to the Proxy Statement/ Prospectus included as part of this
                 Registration Statement.

         5.1     Opinion of Jennie Carlson Esq., Senior Vice President and General Counsel of Star Banc Corporation.

         8.1     Opinion of Wachtell, Lipton, Rosen & Katz.

        23.1     Consent of Donaldson, Lufkin & Jenrette Securities Corporation.

        23.2     Consent of Jennie Carlson, Esq., Senior Vice President and General Counsel of Star Banc Corporation,
                 included in Exhibit 5.1 to this Registration Statement.

        23.3     Consent of Wachtell, Lipton, Rosen & Katz, included in Exhibit 8.1 to this Registration Statement.

        23.4     Consent of KPMG Peat Marwick LLP.

        23.5     Consent of Arthur Andersen LLP.

        24.1     Power of Attorney.

        99.1     Stock Option Agreement, dated as of April 9, 1998, by and between Star Banc Corporation (as issuer)
                 and Trans Financial, Inc. (as grantee), included as Annex B to the Proxy Statement/Prospectus included as part of this Registration Statement.

        99.2     Form of Proxy for Special Meeting of Stockholders of Trans Financial, Inc.